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                                                                    EXHIBIT 99.2





                         UNITED STATES BANKRUPTCY COURT
                          MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION

IN RE:                                   .
                                         .
                                         .
NU-KOTE HOLDING, INC.                    .
                                         .
NU-KOTE IMPERIAL, LTD.                   .
                                         .
NU-KOTE INTERNATIONAL, INC.              .
                                         .
NU-KOTE IMAGING INTERNATIONAL,           .
         INC.                            .    JOINTLY ADMINISTERED AND
                                         .    SUBSTANTIVELY CONSOLIDATED
                                         .    UNDER CASE NO. 398-10600
INTERNATIONAL COMMUNICATION              .
         MATERIALS, INC.                 .             CHAPTER 11
                                         .
FUTURE GRAPHICS, INC.                    .          JUDGE KEITH M. LUNDIN
                                         .
NU-KOTE LATIN AMERICA, INC.              .
                                         .
         DEBTORS                         .
                                         .

             SECOND AMENDED DISCLOSURE STATEMENT FOR SECOND AMENDED
                    JOINT PLAN OF REORGANIZATION FOR NU-KOTE
                             (DATED: MARCH 2, 2000)




SECOND AMENDED DISCLOSURE STATEMENT

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                                TABLE OF CONTENTS

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                                                                                                               ----

INTRODUCTION..................................................................................................1

ARTICLE I.  FACTORS PRECIPITATING CHAPTER 11 CASE.............................................................4

ARTICLE II.  PURPOSE OF CHAPTER 11............................................................................7

ARTICLE III.  CERTAIN RISK FACTORS............................................................................7
         A.   Factors Relating to Chapter 11 and the Joint Plan...............................................7
              1.       Insufficient Acceptances...............................................................7
              2.       Confirmation Risks.....................................................................8
              3.       Business Risks.........................................................................8
              4.       Litigation Risks.......................................................................8

ARTICLE IV.   DESCRIPTION OF DEBTORS' BUSINESS................................................................9
         A.   Summary.........................................................................................9
         B.   Background and Structure of the Company.........................................................9
              1.       Nu-kote Holding, Inc..................................................................10
              2.       Nu-kote Imperial, Ltd.................................................................11
              3.       Nu-kote International, Inc............................................................12
              4.       Nu-kote Imaging International, Inc....................................................12
              5.       International Communication Materials, Inc............................................12
              6.       Future Graphics, Inc..................................................................12
              7.       Nu-kote Latin America, Inc............................................................12
         C.   Current Officers and Directors of Nu-kote......................................................13
         D.   Historical And Renewed Retention Agreements with Key Nu-kote
              Employees......................................................................................14
              1.       Historical Retention Agreements.......................................................14
              2.       New and Renewed Retention Agreements..................................................14
         E.   Prepetition Information:  Historical Perspective on the Industry...............................15
         F.   Nu-kote's Place in the Office Products Market..................................................16
         G.   Nu-kote's Market Segmentation..................................................................17

ARTICLE V.    ASSETS OF NU-KOTE..............................................................................18
         A.   Cash...........................................................................................18
         B.   Inventory......................................................................................18
         C.   Trademarks.....................................................................................19
         D.   Patents........................................................................................19
         E.   Receivables....................................................................................19
         F.   Real Property..................................................................................19
         G.   Machinery, Fixtures and Equipment..............................................................20
         H.   Stock..........................................................................................20
         I.   The OEM Litigation.............................................................................20


SECOND AMENDED DISCLOSURE STATEMENT                                           ii

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
              1.       Hewlett-Packard Company...............................................................20
              2.       Seiko Epson Corp......................................................................24
              3.       Canon USA, Inc........................................................................26
         J.   Other Claims and Causes of Action..............................................................27
              1.       Preferential Transfers/Fraudulent Transfers...........................................27
              2.       Potential Claims Against Glass & Associates...........................................27
              3.       Claims Against Pelikan Holding........................................................28
              4.       Settlement of the Declaratory Judgment Action Against the
                       Lenders Asserted by the Debtors.......................................................29
              5.       Settlement of Potential Subordination of the Lenders'
                       Unsecured Claims Asserted by the Debtors..............................................29
              6.       Potential Cause of Action Against the Officers and Directors
                       of Nu-kote............................................................................30
         K.   Intercompany Payables and Receivables..........................................................31

ARTICLE VI.   LIABILITIES OF THE DEBTORS.....................................................................32
         A.   Administrative Expenses .......................................................................32
              1.       Professionals.........................................................................32
              2.       Payment of Professionals Employed Pursuant to ss.330
                       of the Bankruptcy Code................................................................34
              3.       Norwest Business Credit, Inc..........................................................34
              4.       Retention Agreements with Key Employees...............................................35
              5.       Administrative Claims Asserted by the Litigating OEMs.................................35
              6.       Administrative Claim Asserted by the PBGC.............................................35
              7.       Administrative Claim Asserted by Wausau...............................................36
              8.       Other Asserted Administrative Claims..................................................36
         B.   Secured Claims.................................................................................37
              1.       Secured Claim of the Lenders..........................................................37
                       (a)      The US Facility..............................................................37
                       (b)      The UK and Swiss Facilities..................................................38
              2.       Other Asserted Secured Claims.........................................................38
         C.   Priority Claims................................................................................39
              1.       Priority Wage Claims..................................................................39
              2.       Priority Tax Claims...................................................................39
              3.       Other Asserted Priority Claims........................................................39
         D.   Unsecured Claims...............................................................................40
              1.       Scheduled Unsecured Claims:  Inclusive of Intercompany
                       Payables..............................................................................40
              2.       Scheduled Unsecured Claims:  Exclusive of Intercompany
                       Payables..............................................................................40
              3.       Unsecured Claims Asserted Against the Debtors.........................................40
              4.       Particular Asserted Claims in Excess of $500,000......................................41
                       (a)      Abdiraham Aden...............................................................41
                       (b)      Fay, Sharpe, Beall, Fagan, Minnich & McKee, LLP..............................41
                       (c)      Keller Crescent Company, Inc.................................................41
                       (d)      Coudert Brothers.............................................................41


SECOND AMENDED DISCLOSURE STATEMENT                                          iii

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
                       (e)      Employers Insurance of Wausau................................................41
                       (f)      Pelikan Holding, AG..........................................................42
                       (g)      Williams Die & Mold, Inc.....................................................42

         E.   Pending Litigation Against the Debtors.........................................................42
              1.       Lori Lemmer, et al. v. Nu-kote Holding, Inc,
                       Case No. 3:98-CV-0161-T...............................................................42
              2.       Spectra, Inc. v. Nu-kote International, Inc. & Modular Ink I
                       Stockholm, AB, Case No. 98-CV-130-JD..................................................42
              3.       Rock-Tenn Co. v. Nu-kote International, Inc.,
                       Case No. 125633.......................................................................43
              4.       Abdirahman A. Aden v. Nu-kote International, Inc.,
                       Case No. 398- 0365....................................................................43
         F.   Environmental and Regulatory Matters...........................................................43

ARTICLE VII.  CHAPTER 11 CASES...............................................................................45
         A.   Filing of Petition.............................................................................45
         B.   First Day Administration.......................................................................46
         C.   Adversary Proceeding...........................................................................46
         D.   Cash Collateral................................................................................46
         E.   DIP Financing..................................................................................47
         F.   Substantive Consolidation......................................................................49
         G.   Epson's Unsuccessful Attempt to Lift the Automatic Stay........................................49
         H.   Epson's Violation of the First to File Rule....................................................50
         I.   Financing the OEM Lawsuits.....................................................................51
         J.   Exclusivity....................................................................................52
         K.   Retention of Conway, Del Genio Gries & Co., LLC................................................52
         L.   Claims Bar Date................................................................................53
         M.   The Committees.................................................................................53
         N.   Ratification of European Agreements............................................................53
         O.   Sale of Certain European Subsidiaries..........................................................54
              1.       Sale of MIT...........................................................................54
              2.       The Sale of European Entities.........................................................54
         P.   Settlement with Blair and Ridenour.............................................................56
         Q.   Settlement with Hewlett-Packard Company........................................................57
         R.   Appointment of Examiner........................................................................57
         S.   Administrative Claims Bar Date.................................................................58

ARTICLE VIII. FINANCIAL INFORMATION AND FUTURE OPERATIONS....................................................58
         A.   Historical and Postpetition Financial Information: Nu-kote's
              Results of Operations..........................................................................58
         B.   Future Operations of the Reorganized Debtors...................................................60
              1.       The Future of the Market..............................................................60
              2.       Strategic Goals & Objectives..........................................................60
              3.       Sales & Marketing.....................................................................61
              4.       Accounts & Sku's......................................................................61


SECOND AMENDED DISCLOSURE STATEMENT                                           iv

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
              5.       Logistics & Manufacturing.............................................................61
              6.       Outsourcing...........................................................................61
              7.       Trade Credit..........................................................................62
              8.       Information Systems...................................................................62
              9.       Future Financial Performance..........................................................62

ARTICLE IX.   DISCUSSION OF THE JOINT PLAN...................................................................62
         A.   Summary of the Joint Plan......................................................................62
         B.   Classification and Treatment of Claims.........................................................63
              1.       Treatment of Unclassified Claims......................................................63
                       (a)      Deadline for Filing Administrative Claims....................................63
                       (b)      Payment of Allowed Administrative Claims.....................................63
                       (c)      Fee Claims of Professionals Other than Committees, Professionals.............64
                       (d)      Fee Claims of the Committees' Professionals..................................64
                       (e)      Payment of Administrative Tax Claims.........................................64
                       (f)      Payment of Priority Tax Claims...............................................64
                       (g)      Payment of Norwest Claim.....................................................65
                       (h)      Payment of Fees to U.S. Trustee..............................................65
              2.       Treatment of Classified Claims........................................................65
                       (a)      Class 1 - Secured Claims of the Lenders......................................65
                       (b)      Class 2 - Other Secured Claims...............................................66
                       (c)      Class 3 - Unsecured Claims...................................................68
                       (d)      Class 4 - Common Stock.......................................................69
         C.   Implementation of the Joint Plan:  A Successful Bidder.........................................70
              1.       The Proposed Purchaser: Richmont......................................................70
              2.       Richmont's Obligation to Close........................................................70
              3.       The Letter of Credit..................................................................71
              4.       The Bidding Procedure.................................................................71
                       (a)      Solicitation.................................................................71
                       (b)      Information to Third Parties.................................................71
                       (c)      Overbids.....................................................................72
                                (i)     Overbid Deadline.....................................................72
                                (ii)    Overbid Requirements.................................................72
                                (iii)   Richmont Deposit Requirement.........................................73
                                (iv)    Overbid Process......................................................74
                       (d)      Right to Reject Bids.........................................................74
                       (e)      Bidding Procedure Disputes...................................................74
              5.       Failure of the Successful Bidder to Close.............................................74
              6.       Failure of the Joint Plan to be Confirmed.............................................75
              7.       Distribution of Assets................................................................75
              8.       The Reorganized Debtors...............................................................75
              9.       Officers and Directors................................................................75
              10.      Funding of the Causes of Action  .....................................................75
              11.      Authority for Settlement of Causes of Action and Releases.............................76
              12.      Payment of Fees to the U.S. Trustee...................................................76


SECOND AMENDED DISCLOSURE STATEMENT                                            v


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
         D.   Implementation of the Joint Plan: The Trust Triggering Event...................................76
              1.       Effective Date Entities...............................................................76
              2.       Transfer of the Litigation by the Debtors to the Litigation Trust.....................76
                       (a)      Purposes for the Litigation Trust............................................77
                       (b)      Prosecution of the Litigation Trust..........................................77
                       (c)      Management of the Litigation Trust and Litigation Advisory Board.............77
                       (d)      Beneficiaries of the Litigation Trust........................................77
              3.       Transfer of Trust Shares to the Trust.................................................77
                       (a)      Purposes for the Trust.......................................................77
                       (b)      Management of the Trust and Trust Advisory Board.............................78
                       (c)      Incorporation of Ink Jet Subsidiary and Transfer of Assets...................78
                       (d)      Sale of the Trust Shares and the Retained Assets.............................78
                       (e)      Beneficiaries of the Trust...................................................78
              4.       Effective Date Financing..............................................................78
              5.       Board of Directors and Officers.......................................................78
              6.       Payment of Fees to the U.S. Trustee...................................................79
         E.   Releases.......................................................................................79
         F.   Permanent Injunction...........................................................................80
         G.   Acceptance and Confirmation of the Joint Plan..................................................81
              1.       Requirements for Confirmation.........................................................81
         H.   The Joint Plan Meets All of the Requirements for Confirmation..................................82

ARTICLE X.    ALTERNATIVES TO THE JOINT PLAN.................................................................83
         A.   Analysis of Liquidation under Chapter 7........................................................83
         B.   Alternatives under Chapter 11..................................................................84

ARTICLE XI.   VOTING PROCEDURES..............................................................................85
         A.   Classes Entitled to Vote on the Joint Plan.....................................................85
         B.   Persons Entitled to Vote on the Joint Plan.....................................................85
         C.   Vote Required for Class Acceptance.............................................................86
         D.   Voting Instructions............................................................................86
              1.       Ballots and Voting....................................................................86
              2.       Returning Ballots and Voting Deadline.................................................87
              3.       Incomplete or Irregular Ballots.......................................................87
              4.       Changing Votes........................................................................88
         E.   Contested and Unliquidated Claims..............................................................88
         F.   Possible Reclassification of Creditors and Interest Holders....................................88

ARTICLE XII.  MISCELLANEOUS PROVISIONS.......................................................................88
         A.   Request for Relief under Section 1129(b).......................................................88
         B.   The Joint Plan is Confirmable Under ss.1129(b) of the Bankruptcy
              Code...........................................................................................89
              1.       The Joint Plan Meets the "Best Interest of Creditors" Test............................89
              2.       The Joint Plan is Feasible............................................................89


SECOND AMENDED DISCLOSURE STATEMENT                                           vi

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
              3.       The Joint Plan Meets the Cramdown Standard With Respect
                       to Any Impaired Class of Claims Rejecting the Joint Plan..............................90
         C.   Modification...................................................................................90
         D.   Further Assurances and Authorizations..........................................................90
         E.   Agreements between the Plan Proponents.........................................................90

ARTICLE XIII. SECURITIES LAW CONSIDERATIONS..................................................................90
         A.   Registration of Plan Securities/Reporting Requirements.........................................92

ARTICLE XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE JOINT PLAN......................................92
         A.   Federal Income Tax Consequences if There is a Successful Bidder................................93
              1.       Tax Consequences to the Debtors.......................................................93
                       (a)      Gain or Loss on Non-cash Payments............................................93
                       (b)      Discharge of Indebtedness....................................................93
                       (c)      Limitations on Net Operating Losses..........................................94
              2.       Tax Consequences to Creditors.........................................................95
                       (a)      Overview.....................................................................95
                       (b)      Realization and Recognition of Gain or Loss in
                                General......................................................................95
              3.       Tax Consequences to Holders of Interests..............................................96
         B.   Federal Income Tax Considerations if There is a Trust Triggering
              Event..........................................................................................96
              1.       Federal Income Tax Consequences to the Debtors........................................96
                       (a)      Gain or Loss on Non-cash Payments............................................96
                       (b)      Discharge of Indebtedness....................................................96
                       (c)      Limitations on Net Operating Losses..........................................97
              2.       Tax Consequences to Creditors.........................................................99
                       (a)      Overview.....................................................................99
                       (b)      Realization and Recognition of Gain or Loss
                                in General...................................................................99
                       (c)      Certain Tax Consequences of the Joint Plan
                                to Creditors.................................................................99
         C.   Certain Tax Consequences of the Joint Plan to Holders of Interests............................100

ARTICLE XV.   EFFECTIVE DATE TRANSACTIONS...................................................................101

ARTICLE XVI.  RESPONSES TO OBJECTIONS TO PRIOR DISCLOSURE STATEMENTS........................................101
         A.   Response to Objections by Canon...............................................................101
              1.       Creditors' Response..................................................................101
              2.       Debtors' Response....................................................................102
         B.   Response to Objections by Epson...............................................................104
              1.       Creditors' Response..................................................................104
              2.       Debtors' Response....................................................................106
         C.   Debtors' Response to Objections by Hewlett-Packard............................................112


SECOND AMENDED DISCLOSURE STATEMENT                                          vii

              1.       Plan Proponents' Response............................................................112
         D.   Response to Objections by Wausau..............................................................112
              1.       Creditors' Response..................................................................112
              2.       Debtors' Response....................................................................114
         E.   Response to the Objection and Comments by the SEC.............................................118
              1.       Creditors' Response..................................................................118
              2.       Debtors' Response....................................................................119
              3.       The Plan Proponents Additional Response to the SEC...................................120
         F.   Response to Comments by PBGC..................................................................120
              1.       Creditors' Response..................................................................120
              2.       Debtors' Response....................................................................120
         G.   Responses to Objections by Lemmer.............................................................121
              1.       Creditors' Response..................................................................121
              2.       Debtors' Response....................................................................121
         H.   Creditors' Response to Objections of Wells Fargo Business Credit,
              Inc., Formerly Norwest Business Credit, Inc...................................................123
         I.   Creditors' Response to Objections of Spectra, Inc.............................................123
         J.   Responses to Pelikan Holding A.G.'s Objections................................................124
              1.       Creditors' Response..................................................................124
              2.       Debtors' Response....................................................................125
         K.   Debtors' Response to Objections by Pagliara...................................................126
         L.   Debtors' Response to Objections by State of Tennessee.........................................126
         M.   Plan Proponents Response to Objections by Coudert Brothers....................................127
         N.   Plan Proponents Response to Objections by the U.S. Trustee....................................127

ARTICLE XVII. RECOMMENDATION OF PLAN PROPONENTS.............................................................128


SECOND AMENDED DISCLOSURE STATEMENT                                         viii

                                  INTRODUCTION

         This Disclosure Statement ("DISCLOSURE STATEMENT") and the accompanying Ballots are being furnished by the Debtors, the Lenders and the Committees (collectively referred to as the "PLAN PROPONENTS") to the holders of Claims against and Interests in the Debtors pursuant to Section 1125 of the United States Bankruptcy Code in connection with the solicitation of ballots for the acceptance of the Joint Plan of Reorganization for Nu-kote (the "JOINT PLAN") under Chapter 11 ("CHAPTER 11") of Title 11 of the United States Code (the "BANKRUPTCY CODE") filed by the Plan Proponents. Capitalized terms used in this Disclosure Statement and not defined herein shall have their respective meanings set forth in the Joint Plan or, if not defined in the Joint Plan, as defined in the Bankruptcy Code.

         On November 6, 1998, the Debtors filed their Voluntary Petitions for Relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Middle District of Tennessee, Nashville Division (the "BANKRUPTCY COURT"). On March 2, 2000, the Plan Proponents filed the Joint Plan. On _______________, 2000, after notice and hearing, the Bankruptcy Court approved this Disclosure Statement and authorized the Plan Proponents to solicit votes with respect to the Joint Plan.

         The purpose of this Disclosure Statement is to enable those persons whose Claims against and Interests in the Debtors are Impaired and entitled to vote under the Joint Plan to make an informed decision with respect to the Joint Plan before exercising their rights to vote to accept or reject the Joint Plan. On ______________, 2000, after notice and a hearing, this Disclosure Statement was approved by the Bankruptcy Court as containing information, of a kind and in sufficient detail, to enable persons whose votes are being solicited to make an informed judgment with respect to acceptance or rejection of the Joint Plan. A copy of the Bankruptcy Court's order approving this Disclosure Statement and establishing procedures for voting on the Joint Plan (the "APPROVAL ORDER") is attached as Exhibit "A" to this Disclosure Statement. The Bankruptcy Court's approval of this Disclosure Statement does not constitute either a guarantee of the accuracy or completeness of the information contained herein or an endorsement of any of the information contained in this Disclosure Statement or the Joint Plan.

         Holders of Claims should read this Disclosure Statement and the Joint Plan in their entirety before voting on the Joint Plan. No solicitation of votes with respect to the Joint Plan may be made except pursuant to this Disclosure Statement. No statement or information concerning the Debtors (particularly as to results of operations or financial condition, or with respect to distributions to be made under the Joint Plan) or any of the respective assets, properties or businesses of the Debtors that is given for the purpose of soliciting acceptances or rejections of the Joint Plan is authorized, other than as set forth in this Disclosure Statement. In the event of any inconsistencies between the provisions of the Joint Plan and this Disclosure Statement, the provisions of the Joint Plan shall control. A copy of the Joint Plan is attached hereto as Exhibit "G" to this Disclosure Statement.


SECOND AMENDED DISCLOSURE STATEMENT                                            1

         After carefully reviewing this Disclosure Statement and all exhibits and schedules attached hereto, please indicate your acceptance or rejection of the Joint Plan by voting in favor of or against the Joint Plan on the enclosed Ballot. Then, except as provided below, RETURN THE BALLOT TO LAIN FAULKNER & CO., P.C. (THE "TABULATION AGENT") IN THE ENCLOSED, POSTAGE-PAID, RETURN ENVELOPE IN SUFFICIENT TIME TO BE RECEIVED NO LATER THAN 4:00 P.M., CENTRAL STANDARD TIME, ON _______________, 2000 (THE "VOTING DEADLINE").

         THE PLAN PROPONENTS BELIEVE THAT ACCEPTANCE OF THE JOINT PLAN IS IN THE BEST INTERESTS OF ALL CLAIMANTS OF THE DEBTORS AND, CONSEQUENTLY, THE PLAN PROPONENTS URGE ALL CLAIMANTS TO VOTE TO ACCEPT THE JOINT PLAN.

         Any Ballots received after the Voting Deadline will not be counted (unless otherwise ordered by the Bankruptcy Court). Ballots that are received after the Voting Deadline may not be used in connection with the Plan Proponents' request for confirmation of the Joint Plan or any modification thereof, except to the extent allowed by the Bankruptcy Court. See "Voting Procedures--Voting Instructions--Returning Ballots and Voting Deadline."

         This Disclosure Statement has been compiled by the Plan Proponents to accompany the Joint Plan based upon information provided by the Debtors. The factual statements, projections, financial information, and other information contained in this Disclosure Statement have been taken from documents prepared by the Debtors, including the Debtors' March 31, 1998 and March 31, 1997 Form 10K's publicly filed with the Securities & Exchange Commission, the Debtors' unaudited Amended Schedules and Statement of Financial Affairs, the Debtors' Monthly Operating Reports, pleadings filed in the Bankruptcy Cases, and information obtained in the Chapter 11 Case. The Lenders and Committees have relied upon the Debtors and their professionals regarding the inclusion of certain information in this Disclosure Statement, and therefore make no representations or warranties to the correctness or accuracy thereof. Any information provided in the Disclosure Statement should not be relied upon unless such information has been independently verified. Nothing contained in this Disclosure Statement shall have any preclusive effect against the Plan Proponents (whether by waiver, admission, estoppel or otherwise) in any cause or proceeding which may exist or occur in the future. This Disclosure Statement shall not be construed or deemed to constitute an acceptance of fact or an admission by the Plan Proponents as regards any of the statements made herein, and all rights and remedies of the Plan Proponents are expressly reserved in this regard. This Disclosure Statement contains statements which constitute the Debtors', Lenders, Committees or other third parties view of certain facts. All such disclosures should be read as assertions of such parties. To the extent any paragraph does not contain an express reference that it constitutes an assertion of a particular party, it should be read as an assertion of the party indicated by the context and meaning of such paragraph.

         The statements contained in this Disclosure Statement are made as of the Petition Date hereof unless another time is specified herein, and neither delivery of this Disclosure Statement nor any exercise of rights granted in connection with the Joint Plan shall, under


SECOND AMENDED DISCLOSURE STATEMENT                                            2
any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Disclosure Statement.

         Certain of the information contained in this Disclosure Statement, by its nature, is forward looking, contains estimates and assumptions which may prove to be inaccurate, and contains projections which may prove to be wrong, or which may be materially different from actual future results.

         Each Claimant should independently verify and consult its individual attorney and accountant as to the effect of the Joint Plan on such individual Claimant or Interest holder.

         For convenience of all parties, material terms of the Joint Plan are summarized in this Disclosure Statement. Although the Plan Proponents believe that this Disclosure Statement accurately describes the material provisions of the Joint Plan, all summaries of the Joint Plan contained in this Disclosure Statement are qualified by the Joint Plan itself, the exhibits thereto, and the documents described therein, which control in the event of any inconsistency or incompleteness. Accordingly, the Plan Proponents strongly urge each recipient entitled to vote on the Joint Plan to review carefully the contents of this Disclosure Statement, the Plan, and the other documents that accompany or are referenced in this Disclosure Statement in their entirety before making a decision to accept or reject the Joint Plan.

         IT IS OF THE UTMOST IMPORTANCE TO THE PLAN PROPONENTS THAT YOU VOTE PROMPTLY TO ACCEPT THE JOINT PLAN BY COMPLETING AND SIGNING THE BALLOT ENCLOSED HEREWITH AND RETURNING IT TO THE TABULATION AGENT, LAIN FAULKNER & CO., P.C. AT THE ADDRESS SET FORTH IN THE BALLOT INSTRUCTIONS THAT ACCOMPANY SUCH BALLOT. SHOULD YOU HAVE ANY QUESTIONS REGARDING THE VOTING PROCEDURES, YOUR BALLOT, OR THE BALLOT INSTRUCTIONS, OR IF YOUR BALLOT IS DAMAGED OR LOST, CONTACT COUNSEL FOR THE DEBTORS AT THE FOLLOWING ADDRESS:

                                 FRANK J. WRIGHT
                                 C. ASHLEY ELLIS
                          HANCE | SCARBOROUGH | WRIGHT
                             2900 RENAISSANCE TOWER
                                 1201 ELM STREET
                               DALLAS, TEXAS 75270


         The Approval Order fixes _________________, 2000, at _______ Central Standard Time, in the Courtroom of the Honorable Keith M. Lundin, United States Bankruptcy Judge, United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division, 207 Customs House, 701 Broadway, Nashville, Tennessee 37203, as the date, time, and place for the hearing on Confirmation of the Joint Plan, and fixes ________________, 2000, as the date by which all objections to Confirmation of the Joint Plan must be filed with the Bankruptcy Court and received by the respective counsel for each of the Plan Proponents and certain other persons identified in the Approval Order. See Exhibit "A" to


SECOND AMENDED DISCLOSURE STATEMENT                                            3
this Disclosure Statement. The Plan Proponents will request Confirmation of the Joint Plan at the Confirmation Hearing.

         As used herein, the terms "Nu-kote", the "Company" and the "Debtors" are used interchangeably to mean one or more of the Debtors and their affiliates.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                ARTICLE I. FACTORS PRECIPITATING CHAPTER 11 CASE

         Nu-kote sought bankruptcy protection in part due to an historical proliferation of customer accounts, products, and packaging alternatives which, in retrospect generated relatively little unit volume, proved to be of marginal profitability, and incurred unwarranted infrastructure cost, and a series of strategically sound, conceptually correct, but disappointing acquisitions.

         Primary among the reasons precipitating the filing of the Bankruptcy Case was Nu-kote's worsening financial situation in large part due to the continued litigation between Nu-kote International, Inc. ("INTERNATIONAL"), the Hewlett-Packard Company ("HP"), Seiko Epson Corporation and Epson America, Inc. (collectively, "EPSON"), Canon Computer Systems, Inc., Canon USA, Inc. and Canon, Inc. (collectively "CANON"). As discussed in detail below, the finished products of the Company are sold at both the retail level to consumers under the "Nu-kote" and "Pelikan" brand names and directly to original equipment manufacturers of printing equipment. When referring to the industry generally, the complete term "original equipment manufacturers" will be used. When referring to HP, Epson and Canon specifically, the definition "OEM" will be used.

         The products manufactured for the original equipment manufacturers are manufactured to their specifications and sold both with the original hardware and in the aftermarket. Nu-kote manufactures and distributes a variety of compatible ink jet cartridges for use in the HP, Epson and Canon ink jet printers, as well as a line of HP compatible cartridge refill kits designed for the home or small business user, and provides a cartridge remanufacturing service similar to the one employed for remanufactured laser toner cartridges.

         The nature of the products manufactured and distributed by Nu-kote has resulted in a variety of litigation with the OEMs. The litigation with HP, Canon and Epson is referred to herein collectively as the "OEM LITIGATION" or individually as the "HP LITIGATION," the "EPSON LITIGATION," or the "CANON LITIGATION." Pre-petition, HP, Epson and Canon all filed lawsuits against International and certain subsidiaries alleging numerous claims of patent infringement, trademark infringement, false advertising and unfair competition. This litigation forced the Company to incur substantial legal expenses in its defense, and diverted senior and middle management attention from the day-to-day needs of the


SECOND AMENDED DISCLOSURE STATEMENT                                            4
business to defense of these lawsuits. Nu-kote has filed answers asserting numerous affirmative defenses to the claims asserted by the OEMs in each of these respective lawsuits including that several of the subject patents are invalid, unenforceable and/or not infringed. Additionally, International has asserted counterclaims including monopolization and attempted monopolization of the aftermarket for replacement cartridges for the printers manufactured by the OEMs. Although the trial stage of the HP Litigation has concluded and a Settlement Agreement has been approved by the Bankruptcy Court as discussed herein, the Canon and Epson Litigations remain pending.

         Nu-kote and management have been compelled to expend much time and effort in vigorous defense of the allegations in the OEM Litigation. The HP Litigation has to date commanded the most time and attention of management. Nu-kote employed the law firm of Coudert Brothers as trial counsel in its defense of the claims brought by the OEMs and in prosecution of the counterclaims against them. Nu-kote continues to defend the patent infringement allegations in the Epson Litigation and the Canon Litigation, and to pursue its antitrust actions against these OEMs. Discussions with Epson and Canon are ongoing, and a settlement has now been reached with HP. The on-going litigation and the corresponding disruption of operations, however, will continue to impact the Company negatively until such time as settlement or court resolution is reached in all of the OEM Litigation. The impact of the OEM Litigation, was a major precipitating factor in the commencement of the Bankruptcy Case.

         Another triggering factor in the filing of Nu-kote's Chapter 11 petitions was the need for the Company to obtain additional financing and to recapitalize. Nu-kote International, Inc., as Borrower, and Nu-kote Holding, Inc., as Guarantor, are parties to a certain Second Amended and Restated Credit Agreement dated as of July 31, 1997 (the "US FACILITY"). The nine lenders on the US Facility are Barclays Bank PLC as Lender and Documentation Agent; Bank of America, National Association, as successor in interest to NationsBank of Texas, NA as Collateral Agent, Lender and Administrative Agent; Commerzbank Aktiengesellschaft; Deutsche Bank A.G., New York Branch or Cayman Islands Branch; First National Bank of Chicago; Societe Generale; First American National Bank; ABN AMRO Bank, N.V.; and Credit Lyonnais (collectively, the "LENDERS"). The current amount outstanding on the US Facility is approximately $95 million.


         Additionally, certain of the non-debtor affiliates were, on the Petition Date, parties to two other credit agreements, a Third Amended and Restated Revolving Credit Facility Agreement dated July 31, 1997 by Pelikan Scotland Limited as borrower ("the UK FACILITY"), and a Third Amended and Restated Revolving Credit Facility Agreement dated July 31, 1997 by Pelikan Produktions AG and Pelikan Hardcopy International AG as borrowers (the "SWISS FACILITY"). The eight lenders on the UK Facility and the Swiss Facility are Barclays Bank PLC; Bank of America, National Association, as successor in interest to NationsBank of Texas NA; Commerzbank Aktiengesellschaft; Deutsche Bank A.G.; First National Bank of Chicago; Societe Generale; ABN AMRO Bank, N.V.; and Credit Lyonnais, the same above-referenced Lenders with the exception of First American National Bank. On the Petition Date, the amount outstanding on the UK Facility was approximately $10.3 million, and the amount outstanding on the Swiss Facility was approximately $33.6 million. The post-petition sale of the Pelikan Hardcopy Subsidiaries,


SECOND AMENDED DISCLOSURE STATEMENT                                            5
however, has reduced the amounts outstanding on the UK and Swiss Facilities by $8,276,041.30 and $9,700,000 of debt was converted to equity.

         Incident to the US Facility, UK Facility and Swiss Facility (collectively, the "CREDIT FACILITIES"), certain of the Debtors and their affiliates executed various guaranties, security agreements, and stock pledge agreements pursuant to which they have pledged to the Lenders substantially all of the assets of the Debtors and their affiliates. In particular, the Debtors have pledged all of their accounts, chattel paper, inventory, equipment, instruments, general intangibles, fixtures and capital stock, and any and all products and proceeds thereof, as well as all real property and improvements and any and all products and proceeds thereof. Interest payments alone on the Credit Facilities exceeded $11.4 million from August 1, 1997 through the Petition Date.

         In December of 1997, to comply with the amended terms of the US Facility, Nu-kote employed the turn around company Glass & Associates, Inc. ("GLASS & ASSOCIATES") to provide interim management services. Shaun K. Donnellan became President, Chief Executive Officer and Chief Operating Officer of the Company in December, 1997, and William R. Ligon General Manager, North American operations in January, 1998. Mr. Donnellan is the President and Mr. Ligon an associate of Glass & Associates. The services of Messrs. Shaun K. Donnellan and William R. Ligon were made available to the Company pursuant to a consulting agreement between Glass & Associates and the Company. While the Company did not compensate Messrs. Donnellan and Ligon directly for their services, the Company paid Glass & Associates $1,766,315 during the one year immediately preceding the commencement of this case. These services represented operational, sales, financial, marketing and management consulting services provided by Messrs. Donnellan and Ligon and other associates of Glass & Associates. Additionally, the above amount includes the reimbursement of expenses incurred by Glass & Associates in performing services for the Company.

         Even with the employment of a workout firm, Nu-kote's financial condition did not materially improve. The credit agreement evidencing the US Facility was amended six times in 1997 and 1998, requiring payment by Nu-kote of the fees and expenses of the Lenders' professionals averaging in excess of approximately $364,000 per amendment. These attempts to restructure and refinance the Credit Facilities in the year preceding bankruptcy placed a further burden on the Company's already strained cash position created by the Company's obligation to service its required interest payments and fees and expenses associated with the debt owed to the Lenders. In total, from August 1, 1997 through the Petition Date, Nu-kote paid in excess of $2.7 million in restructuring fees and expenses, $2.8 million in principal payments and $11.4 million in interest. An interest payment in excess of $1 million was to come due on November 9, 1998.

         Finally, Nu-kote's need for additional financing and to recapitalize was made critical by the cumulative effect on the Company's cash position of customers taking rebates in the fall of 1998. Historically in the Company's business, certain customers were entitled to rebates based on their purchases throughout the calendar year which traditionally accumulated during the calendar year and were utilized by customers in the fall in the form


SECOND AMENDED DISCLOSURE STATEMENT                                            6
of offsets on receivables. Immediately prior to the Petition Date, Nu-kote's cash situation became critical due to an increase in CODs, cash requirements incident to servicing continuing sales, and certain customers setting off their rebates against receivables owed to the Company that came due in November and early December. Nu-kote was further concerned that if a default under the Credit Facilities occurred, the Lenders would attempt to foreclose on the stock of Nu-kote's subsidiaries.

         Faced with the litigation with the OEMs, the mounting prospective costs of a debt workout and restructuring, and the threat of foreclosure by the Lenders, all compounded by the rebate issue and the impending interest payment to the Lenders, Nu-kote asserts it had no alternative but to file for protection under Chapter 11 of the Bankruptcy Code.

                        ARTICLE II. PURPOSE OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. The commencement of a Chapter 11 case creates an "estate" comprised of all the legal and equitable interests of the debtor. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may remain in possession of its property and continue to operate its business as a "debtor in possession" ("DIP"). These Chapter 11 Cases were commenced with the filing of voluntary petitions under Chapter 11 by the Debtors on November 6, 1998. Since the filing of the Chapter 11 Case, the Debtors have been authorized to operate and manage their business as debtors in possession.

         Formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. The plan is the vehicle for satisfying the holders of claims against and equity interests in a debtor. The Joint Plan was developed by the Plan Proponents as an alternative to the pursuit of competing plans. See "Discussion of the Joint Plan."

         Under the Bankruptcy Code, when soliciting acceptance or rejection of a plan of reorganization, a debtor must transmit to the holders of claims or interests a disclosure statement approved by the court as containing "adequate information." On ___________, 2000, the Bankruptcy Court found that this Disclosure Statement contained information that is in compliance with the adequate information requirement of the Bankruptcy Code. The Disclosure Statement describes various transactions contemplated under the Joint Plan and is supplied to you for purposes of assisting in your evaluation of, and your decision of how to vote on, the Joint Plan.

                        ARTICLE III. CERTAIN RISK FACTORS

A.       FACTORS RELATING TO CHAPTER 11 AND THE JOINT PLAN

         The following is intended as a summary of certain risks associated with the Joint Plan, but is not exhaustive and must be supplemented by the analysis and evaluation of the Joint Plan and this Disclosure Statement made by each Claimant as a whole in consultation with such Claimant's own advisors.


SECOND AMENDED DISCLOSURE STATEMENT                                            7

         1.       INSUFFICIENT ACCEPTANCES

         The Joint Plan may not be confirmed without sufficient accepting votes. Each impaired Class of Claims and Interests receiving a distribution under the Joint Plan is given the opportunity to vote to accept or reject the Joint Plan. The Joint Plan will be accepted by a Class of impaired Claims if the Joint Plan is accepted by Claimants in such Class actually voting on the Joint Plan who hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the total Allowed Claims of that Class which actually vote. The Joint Plan will be accepted by a Class of impaired Interests if it is accepted by holders of Interests in such Class actually voting on the Joint Plan who hold at least two-thirds (2/3) in amount of the total Allowed Interests of the Class which actually vote. However, an Interest Holder in Class 5 of the Joint Plan is deemed to have rejected the Joint Plan and is therefore not entitled to vote on the Joint Plan. Only those members of a Class who vote to accept or reject the Joint Plan will be counted for voting purposes.

         If any impaired Class of Claims under the Joint Plan fails to provide acceptance levels sufficient to meet the minimum Class vote requirements but at least one impaired Class of Claims accepts the Joint Plan, then, subject to the provisions of the Joint Plan, the Plan Proponents intend to request confirmation of the Joint Plan under Section 1129(b) of the Bankruptcy Code.

         2.       CONFIRMATION RISKS

         Over $17 million in Administrative Claims have been filed against the Debtors. Additional Administrative Claims have been filed by Canon and Epson under seal. The allowance of Administrative Claims in excess of the amounts that either the Successful Bidder or the Lenders are willing to pay would prevent confirmation of the Joint Plan. One of the conditions for Richmont to purchase the Plan Stock is that the Administrative Claims not exceed $3 million. While the Debtors are confident that they will be successful in defeating these Administrative Claims, there is a risk that they will not be successful or that the outcome will be appealed. In addition, even if the total Administrative Claims is less than $3 million, the Successful Bidder still does not have to close if the resolution of the Administrative Claims will result in a Material Adverse Change. Since the allowance of any Administrative Claim to Canon or Epson would suggest that the Debtors are infringing their patents and could therefore lead to an injunction against the manufacture of products for either Canon or Epson printers, the Allowance of even a small Administrative Claim to Epson or Canon could be an impediment to a closing by the Successful Bidder. Further, any objection to the Joint Plan filed in the Chapter 11 Case by a Claimant or Interest Holder could either prevent Confirmation of the Joint Plan or delay such Confirmation for a significant period of time.

         3.       BUSINESS RISKS

         As with any business venture, risks are an inherent part of the process and success can not be guaranteed. The Joint Plan contains projections that are naturally estimations of future revenues and expenses which may not be realized. It should be noted that all risk factors cannot be anticipated, that some events develop in ways that were not foreseen


SECOND AMENDED DISCLOSURE STATEMENT                                            8
and that many or all of the assumptions which have been used in connection with this Disclosure Statement and the Joint Plan will not transpire exactly as assumed. Some or all of such variations may be material. While significant efforts have been made to be reasonable in this regard, there can be no assurance that subsequent events will bear out the analyses set forth herein. This Disclosure Statement contains a detailed analysis of the market in which Nu-kote's business operates and a discussion of recent changes therein. While Nu-kote believes it has taken all prudent measures to address the future needs of this changing market, no assurance of future success can be made.

         4.       LITIGATION RISKS

         Finally, litigation is speculative and unpredictable. While Nu-kote asserts that it is confident in the merits of the Canon and Epson Litigation, the HP Litigation did not result in a monetary recovery as Nu-kote had hoped, and Nu-kote can not guarantee a successful recovery on the anti-trust claims asserted against Canon and Epson.

                  ARTICLE IV. DESCRIPTION OF DEBTORS' BUSINESS

A.       SUMMARY

         Nu-kote is an independent manufacturer and distributor of impact and non-impact imaging supplies for office and home printing devices, including the manufacture and distribution of typewriter and printer ribbons, thermal fax ribbons, cartridges and toners for laser printers, facsimile machines and copiers, cartridges and ink for ink jet printers, specialty papers, calculator ink rolls, and carbon paper.

         The Company sells products primarily in the United States, Canada and Mexico directly to wholesale and retail markets, and also to original equipment manufacturers and distributors for resale under their brand names or private labels. The Company distributes through major office supply marketing channels, including wholesale distributors, office products dealers, direct mail catalogs, office supply "super stores," information processing specialists, value added resellers, and mass market retailers.

B.       BACKGROUND AND STRUCTURE OF THE COMPANY

         Holding was formed as a Delaware corporation in 1986 by Clayton, Dubilier & Rice, Inc. to acquire substantially all the assets and certain liabilities of Worldwide Office Supplies Division and International Business Forms Division of Unisys Corporation ("UNISYS"). Holding has two wholly owned subsidiaries, International and Imperial.

         The Company acquired ICMI in February 1992, Future Graphics in February 1993, and the worldwide hardcopy supplies business (the "PELIKAN HARDCOPY DIVISION") of Pelikan Holding AG of Zug, Switzerland ("PELIKAN HOLDING") in February 1995 (the "PELIKAN ACQUISITION"). ICMI is an independent manufacturer of toner for non-impact printers and copiers and Future Graphics is a remanufacturer of laser printer cartridges. Both are located in the United States. In December 1997, the Company disposed of the


SECOND AMENDED DISCLOSURE STATEMENT                                            9

Future Graphics cartridge components division. The Company's Pelikan Hardcopy Division is a European manufacturer of supplies for impact and non-impact printers. As detailed in Article VII.N.2., the sale of the Pelikan Hardcopy Subsidiaries was closed effective as of September 30, 1999.

         The Debtors, their relationships to each other and their subsidiaries are as follows, with the seven Debtor entities appearing in bold type:

         -        NU-KOTE HOLDING, INC., and its subsidiaries,

                  (i)      NU-KOTE IMPERIAL, LTD.
                  (ii)     NU-KOTE INTERNATIONAL, INC.

         -        NU-KOTE INTERNATIONAL, INC., and its U.S. subsidiaries,

                  (i)      NU-KOTE IMAGING, INC.
                  (ii)     INTERNATIONAL COMMUNICATION MATERIALS, INC.
                  (iii)    Viro-kote, Inc.
                  (iv)     FUTURE GRAPHICS, INC.

                  and its international subsidiaries,

                                                    ENTITY                                   JURISDICTION
                                                    ------                                   ------------

                  (a)      Interfas Holding, S.A.                                            France

                  (b)      NU-KOTE LATIN AMERICA, INC., and its subsidiary,                  Mexico
                                      Nu-kote Internacional de Mexico,
                                      S.A. de C.V. (35% stock ownership)

                  (c)      Nu-kote Internacional de Mexico, SA (65% stock ownership)         Mexico

         As detailed below, Holding is a publicly traded company with over 3,000 shareholders. Holding owns the stock of International and Imperial. International, ICMI and Future Graphics are the operating entities for the U.S. operations of the Company. Imperial holds the trademarks. ICMI was acquired in 1992. ICMI manufactures toner for non-impact printers and copiers. Future Graphics manufactures laser printer cartridges.

         The Company manufactures and/or distributes over 1,500 products in more than 3,000 different packaging configurations for use in over 30,000 different models of impact and non-impact printing mechanisms. The products can be broken down into five main categories: laser cartridges, impact ribbons, toner, ink jet cartridges and non-impact ribbons. The products are used in over 30,000 different models of impact and non-impact printing mechanisms, and the laser products are compatible with over 90% of the low to mid-range laser printers now on the market. The Company sells its products primarily


SECOND AMENDED DISCLOSURE STATEMENT                                           10
throughout the United States, Canada, and Mexico. The Company employs approximately 800 persons worldwide.

         The Debtors and the non-debtor affiliates in the U.S. operate as a single economic and business unit. The Debtors operate under a centralized accounting system, with all books and records kept, all collections made and all payments generated from one central location in Franklin, Tennessee. The Debtors' financial reporting is done on a consolidated basis, and the Debtors file their federal tax returns on a consolidated basis. The business address for each of the Debtors is 200 Beasley Drive, Franklin, TN 37064. A brief individualized description of each Debtor and its function within the Company is as follows:

         1.       NU-KOTE HOLDING, INC.

         Nu-kote Holding, Inc. ("HOLDING") is a public company with over 3,000 shareholders. Holding holds 100% of the stock of Nu-kote International, Inc. and Nu-kote Imperial, Ltd. The stock of International and Imperial is valued at $0 as the claims against these entities greatly exceed the value of their assets. As of February 5, 1999, Holding had 21,775,302 shares of Class A common stock, $.01 par value, outstanding. The following table reflects stock ownership of Holding by parties with significant ownership percentages, i.e. approximately 10% or greater, and stock ownership of officers and directors of the Debtors as of December 15, 1999:

          NAME AND ADDRESS                           TITLE                      NATURE AND PERCENTAGE OF STOCK
                                                                                       OWNERSHIP (a)(b)

Richard A. Larsen                    Sr. VP, General Counsel &                                  *
200 Beasley Dr.                      Secretary (f)
Franklin, TN  37064

Phillip L. Theodore                  Sr. VP, CFO, Treasurer & Asst.                             *
200 Beasley Dr.                      Secretary
Franklin, TN  37064

John P. Rochon (d) (e)               Director                                                11.9%
Richmont Capital Partners I LP
4300 Westgrove Dr.
Addison, TX  75001

Patrick E. Howard                    CEO, President and Director                                *
4300 Westgrove Dr.
Addison, TX  75001

C. Ronald Baiocchi                   Sr. VP and General manager, North                          *
200 Beasley Dr.                      American Operations
Franklin, TN 37064

Ligapart AG                          Stockholder                                             21.1%
Neuhofstrasse 4
6340 Bear, Switzerland

Oppenheimer Group (c)                Stockholder                                              9.5%
Oppenheimer Tower
World Financial Center
New York, NY  10281

*        Less than 1% of Class


SECOND AMENDED DISCLOSURE STATEMENT                                           11

(a)      Data as of December 15, 1999
(b) Unless otherwise indicated, such shares of common stock are owned with sole voting and investment powers.
(c) Represents the aggregate shares held by the Oppenheimer Group, Inc. and its subsidiaries and affiliates, including Oppenheimer Financial Corp., Oppenheimer Equities, Inc., Oppenheimer Holding, Inc., Oppenheimer & Co., Inc. And Oppenheimer Capital, L.P., Oppenheimer Group, Inc. Is a parent holding company and disclaims beneficial ownership and dispositive power over the shares held by its subsidiaries and their clients.
(d) Includes 2,559,360 shares owned by Richmont Capital Partners, L.P. as to which shares Mr. Rochon has shared voting and investment power.
(e) Includes 24,000 shares that may be acquired through exercise of stock options.
(f)      Richard A. Larsen resigned from the Company effective October 31, 1999.

         The above chart reflects the most current information readily available regarding the stock ownership of Holding. As all outstanding stock of Holding is to be canceled and 100% of the outstanding shares of common stock of Holding sold to the Successful Bidder pursuant to the Joint Plan, the Plan Proponents believe that this chart provides adequate information and it is not necessary or in the best interests of the creditors to expend the Debtors' resources to update further this information.

         2.       NU-KOTE IMPERIAL, LTD.

         Nu-kote Imperial, Ltd. ("IMPERIAL") holds various of the trademarks of the Company, including the Pelikan trademark and trade name which the Company has the right to use pursuant to terms of a trademark license agreement entered into in 1995 in connection with the purchase of the hardcopy supplies business of Pelikan Holding A.G., an unrelated Swiss company. As of the Petition Date, the Pelikan trademark and the associated covenant-not-to-compete were valued (book value) at $6,876,000 and $4,558,000, respectively. Imperial receives royalty income, approximately $885,413 for fiscal year 1999 through the Petition Date, on the Pelikan trademark. As a result of the sale of the Pelikan Hardcopy Subsidiaries, the license on the Pelikan trademark has been limited to North America and there are no provisions for ongoing royalty income. The stock of Imperial is owned 100% by Holding.

         3.       NU-KOTE INTERNATIONAL, INC.

         Nu-kote International, Inc. ("INTERNATIONAL") along with ICMI and Future Graphics, is the operating entity for all of the US operations. International manufactures and distributes ribbons, inkjet cartridges, ink rolls and toner. International owns 100% of the stock of Imaging, ICMI, Viro-kote, Inc., Future Graphics, Latin America, Interfas Holding S.A. International owns 65% of the stock of Nu-kote Internacional de Mexico, S.A. International is the named defendant in each of the OEM lawsuits.

         4.       NU-KOTE IMAGING INTERNATIONAL, INC.

         Nu-kote Imaging International, Inc. ("IMAGING") was formed to acquire certain US hardcopy assets of Pelikan Holding A.G., an unrelated entity in 1995. The stock of Imaging is owned 100% by International.


SECOND AMENDED DISCLOSURE STATEMENT                                           12

         5.       INTERNATIONAL COMMUNICATION MATERIALS, INC.

         International Communication Materials, Inc. ("ICMI") manufactures toner for non-impact printers and copiers. The stock of ICMI is owned 100% by International. International purchased the stock of ICMI on or about February 24, 1992. ICMI and private label branded laser and copier toners are marketed to distributors serving the laser cartridge remanufacturing market and to large original equipment manufacturers.

         6.       FUTURE GRAPHICS, INC.

         Future Graphics, Inc. ("FUTURE GRAPHICS") manufactures laser printer cartridges. On December 31, 1997, Future Graphics transferred all of the assets of its components division to Future Graphics, L.L.C. (an unrelated transferee) for approximately $3,700,000 in a combination of cash and assumed liabilities. The stock of Future Graphics is owned 100% by International.

         7.        NU-KOTE LATIN AMERICA, INC.

         Nu-kote Latin America, Inc. ("LATIN AMERICA") has no independent operations and holds no assets, except that Latin America owns 35% of the stock of Nu-kote Internacional de Mexico, S.A., valued at $1.00. The stock of Latin America is owned 100% by International.

C.       CURRENT OFFICERS AND DIRECTORS OF NU-KOTE

         There are currently only two directors of Nu-kote. While there may exist certain other officers of the Company, the officers with primary operational and decisional responsibilities for the business operations of the Company are listed below:

         PATRICK E. HOWARD, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Howard, age 52, has been the Chief Executive Officer of the Company since October, 1998. Previously, Mr. Howard served as Chief Operating Officer and Chief Executive Officer of the Company from February, 1997 and August, 1997, respectively, until December, 1997. Mr. Howard has been a director of the Company continuously since August, 1997. Mr. Howard has been the Chief Executive Officer of the Richmont Group since January, 1996. Prior to joining the Company, Mr. Howard served as Executive Vice President of Mary Kay, Inc. from December, 1985 until January, 1996. Mr. Howard receives no compensation from the Company and has waived all director's fees from the Company.

         JOHN P. ROCHON, DIRECTOR. Mr. Rochon, age 48, has been a director of the Company since 1994. Mr. Rochon has been Chairman of the Richmont Corporation since 1990 and Chief Executive Officer of Mary Kay Holding Corporation since 1991. Previously, Mr. Rochon served in positions of increasing responsibility with Mary Kay Holding Corporation, including Vice Chairman from 1987 to 1991. Through Richmont Corporation and its predecessor and affiliated companies, Mr. Rochon has built a large, diversified


SECOND AMENDED DISCLOSURE STATEMENT                                           13
portfolio of companies and investments strongly focused on consumer goods and services. Mr. Rochon also serves as a director of Royal Appliance Manufacturing Company. Mr. Rochon receives no compensation from the Company and has waived all director's fees from the Company.

         C. RONALD BAIOCCHI, SENIOR VICE-PRESIDENT, GENERAL MANAGER, NU-KOTE INTERNATIONAL, INC. Mr. Baiocchi, age 56, has been Vice President, Nu-kote International, Inc. since January 1987. Prior to joining the Company, Mr. Baiocchi worked at Burroughs Corporation (now Unisys) since October 1978 and has held a number of executive positions in manufacturing, product management, sales and marketing and business planning. Mr. Baiocchi's base annual compensation is $225,000. Pursuant to the Retention Agreement approved by the Bankruptcy Court on June 10, 1999, Mr. Baiocchi is expected to receive a retention payment in the amount of $225,000 upon confirmation of a plan of reorganization or sale of the Debtors' assets. It is also contemplated that Mr. Baiocchi may receive an equity incentive in some form and undetermined amount from the Successful Bidder.

         PHILLIP L. THEODORE, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER, ASST. SECRETARY AND DIRECTOR. Mr. Theodore, age 32, has been Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since March 1998. He joined the Company in June 1994 to serve as controller of the North American Operations. Prior to joining the Company, Mr. Theodore was a manager at Coopers & Lybrand L.L.P. and worked in the business assurance group where he specialized in mergers and acquisitions. Mr. Theodore is a Certified Public Accountant. Mr. Theodore's base annual compensation is $160,000. Pursuant to the Retention Agreement approved by the Bankruptcy Court on June 10, 1999, Mr. Theodore is expected to receive a retention payment in the amount of $160,000 upon confirmation of a plan of reorganization or sale of the Debtors' assets. It is also contemplated that Mr. Theodore may receive an equity incentive in some form and undetermined amount from the Successful Bidder.

         IAN ELLIOTT, VICE PRESIDENT, PRODUCT DEVELOPMENT, NU-KOTE INTERNATIONAL, INC. Mr. Elliott, age 42, has been Vice President, Product Development, Nu-kote International, Inc. since September 1996. He joined Burroughs Corporation (now Unisys) in the United Kingdom in 1978 and has served in positions of increasing responsibility primarily in sales and product management functions, within Europe and the U.S. From April 1994 to September 1996 he served as Vice President, Business Development and Director, Product Management - North American Supplies Group. Mr. Elliott's base annual compensation is $140,000. In addition to his base annual compensation, Mr. Elliott has at times been entitled to performance bonuses. Pursuant to the Retention Agreement approved by the Bankruptcy Court on June 10, 1999, Mr. Elliott is expected to receive a retention payment in the amount of $140,000 upon confirmation of a plan of reorganization or sale of the Debtors' assets. It is also contemplated that Mr. Elliott may receive an equity incentive in some form and undetermined amount from the Successful Bidder.

         RICHARD A. LARSEN, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY. Mr. Larsen, age 50, has been Senior Vice President and General Counsel of the Company


SECOND AMENDED DISCLOSURE STATEMENT                                           14
since June 1995 and has also been Secretary of the Company since March 1998. Prior to joining Nu-kote, Mr. Larsen was Vice President, General Counsel and Secretary of Harris Adacom Corporation for five years. As stated above, Mr. Larsen has resigned from the Company effective October 31, 1999.

D.       HISTORICAL AND RENEWED RETENTION AGREEMENTS WITH KEY NU-KOTE EMPLOYEES

         1.       HISTORICAL RETENTION AGREEMENTS

         None of the Company's executive officers have written employment agreements. In May 1998, however, Messrs. Baiocchi, Larsen, Theodore and Elliott entered into retention agreements with Nu-kote which are triggered upon a change in control or a restructuring of Nu-kote's long-term financing agreement with its lenders.

         2.       NEW AND RENEWED RETENTION AGREEMENTS

         Additionally, on April 21, 1999, Nu-kote filed a Motion to Approve Key Employee Retention Agreements (the "EMPLOYEE RETENTION MOTION"). Nu-kote filed the Employee Retention Motion in recognition of what Nu-kote believes to be the efforts of certain Key Employees who have been instrumental to Nu-kote's reorganization efforts. Under the terms of the retention agreements, a retention payment to the individuals designated in the Employee Retention Motion will be payable only upon confirmation of a plan for the Debtors, a sale of substantially all of the assets of the Debtors or a termination of a key employee without cause. On June 10, 1999, the Bankruptcy Court entered its order approving the Employee Retention Motion.

E.       PREPETITION INFORMATION:  HISTORICAL PERSPECTIVE ON THE INDUSTRY

         The market for supplies for typewriters and other impact printers has been declining in recent years and is expected to continue to decline as non-impact printing devices become more popular and replace many of the impact printers now in service. During fiscal 1998, the Debtors experienced a decline of approximately 9.8% in their sales from impact products. While the Debtors expect the market for supplies for typewriters and other impact printers to continue to decline as a whole, the Debtors believe there will continue to be an important market for its ribbon products for the foreseeable future. The selling prices for the Debtors' impact products have come under pressure as competitors have reduced prices in an attempt to preserve their portion of a declining market.

         The printing supplies market is extremely competitive. In both the impact and non-impact markets, the Debtors' biggest competitors are the original equipment manufacturers, most of which are substantially larger and have greater financial resources than the Debtors. In the impact supplies business, some original equipment manufacturers manufacture their own ribbon products. Other original equipment manufacturers buy ribbons from outside suppliers. In addition, there are currently over 100 independent ribbon manufacturers in the United States and over 200 worldwide, ranging from small local producers to national and international companies.


SECOND AMENDED DISCLOSURE STATEMENT                                           15

         Original equipment manufacturers currently dominate the market for the majority of toner products and ink jet supplies. However, the market for compatible toner supplies is still developing, and there are currently several independent competitors in this market. The willingness of the original equipment manufacturers to offer ink jet products at very low prices, and the possibility of substantial price reductions by one or more original equipment manufacturers, could have a material adverse effect on the portion of the Debtors' business affected thereby. The remanufactured laser printer cartridge market and the cartridge remanufacturing and refilling market have historically consisted of numerous small independent producers. Recently, however, various original equipment manufacturers have entered these markets resulting in a significant increase in competition.

         During the past five years, the U.S. office products industry has undergone a series of significant changes. Although the original equipment manufacturer channel of distribution, which includes such well known brand name manufacturers as Xerox, Brother, Canon, HP, Pitney Bowes, Ricoh, Unisys and Epson, has remained relatively constant, consolidation in the aftermarket has led to the emergence of a limited number of large, well capitalized wholesalers, dealers, and mass merchandisers. Today, in fact, the wholesale channel of distribution is dominated by two national resellers, S. P. Richards and United Stationers. Similarly, the dealer channel of distribution is dominated by Boise Cascade, BT Office Products, Corporate Express, Office Depot Business Services Division, Staples Business Advantage, and U. S. Office Products, all of which have sales offices and distribution centers on a nationwide basis. In addition, a secondary segment of the dealer channel of distribution is dominated by five large buying groups which, in turn, represent approximately 4,000 smaller dealer participants. Similarly, the mass merchandise, or retail channel of distribution, is dominated by Kmart, Office Depot, Office Max, Sams Club, Staples, and Walmart, all of which have outlets throughout the United States.

         As these aftermarket leaders focused on improving market share, end-user product prices declined, reseller margins narrowed, and third party suppliers, like Nu-kote, were squeezed. As the market stabilized, however, these large, well capitalized companies began to focus on supply chain management and more effective end-user merchandising in an effort to improve what had become thinner margins. These companies recognized that the original equipment manufacturers' brand name products were drivers of consumer traffic and generators of sales volume. At the same time, however, they recognized that the original equipment manufacturers' brand name products provided very little in the way of gross profits. As a result, these market leaders became more enamored with private label products of comparable quality, selling at significantly lower price points and generating significantly higher profit margins, as important alternatives to original equipment manufacturers' brand name products. As a result, aftermarket suppliers, such as Nu-kote, began to see, albeit only recently, an easing of the intense third party supplier price pressures of the past.

         During the past five years, too, the U.S. office products industry has seen a declining level of demand for impact products in favor of non-impact products or, alternatively, has seen a migration from the old technology to the new technology where


SECOND AMENDED DISCLOSURE STATEMENT                                           16
the products are protected by more complex patents and demand a more sophisticated level of knowledge vis-a-vis the end-user purchasing decision.

                                                        NEW TECHNOLOGY:
          OLD TECHNOLOGY:                             NON-IMPACT PRODUCTS
          IMPACT PRODUCTS                              (Thermal, Inkjet,
            (Ribbons)                              Toner & Laser Cartridges)
---------------------------------------     ----------------------------------------
-   Declining Markets                       -    Growing Markets
-   Low Barriers to Entry                   -    High Barriers to Entry
-   Excess Manufacturing Capacity           -    Insufficient Manufacturing Capacity
-   Shrinking Profit Margins                -    Expanding Profit Margins
-   Unsophisticated Purchasing Decision     -    Sophisticated Purchasing Decision

F.       NU-KOTE'S PLACE IN THE OFFICE PRODUCTS MARKET

         Nu-kote operates in an approximately $20 billion office products market which includes impact ribbons, thermal products, ink jet accessories, monochrome and color toners, and recycled laser cartridges. While impact ribbon sales have been declining at 16%-18% per year, thermal ribbons, ink jet accessories, toners, and laser cartridges have been growing at 8%-20% per year depending on the particular product. Nu-kote intends to offset the continued decline of impact ribbon sales with faster growing non-impact thermal, ink jet, toner, and laser cartridge sales, the latter of which demand a more sophisticated level of end-user knowledge vis-a-vis the end-user purchasing decision. Impact ribbon sales, however, should fall at a rate somewhat less than that of the overall market due, primarily, to market share gains.

G.       NU-KOTE'S MARKET SEGMENTATION

         Nu-kote has historically served and intends to continue to serve both the original equipment manufacturers and the aftermarket distributors, namely the wholesalers, dealers, and retailers. Both have similar product offerings. Each, however, is driven by distinctly different operating characteristics and, as a result, provides suppliers with significantly different profit margins.

        ORIGINAL EQUIPMENT                            AFTERMARKET DISTRIBUTORS
           MANUFACTURERS                        (Wholesalers, Dealers, Retailers)
           -------------                        ---------------------------------
-   Technology & Engineering Driven         -   End User & Distribution Driven
-   Long Lead Times                         -   Short Lead Times
-   No Product Returns                      -   Significant Product Returns
-   On Time Collection of A/R               -   Extended Collection of A/R
-   No Rebates                              -   Rebates
-   No Advertising Expense                  -   Advertising Expense
-   Modest Supporting Infrastructure        -   Significant Supporting Infrastructure
-   No Hidden Costs                         -   Hidden Costs
-   Longer Term Stable Contracts            -   Less Certain Annual Bid Process


SECOND AMENDED DISCLOSURE STATEMENT                                           17

         In serving the original equipment manufacturers, Nu-kote must be sensitive to the technological and engineering content of the original equipment manufacturers' products and become, therefore, integrally involved with the original equipment manufacturers' new printer development programs from a research and development point of view. In addition, Nu-kote must deliver innovative packaging and create end-user merchandising programs if the company is to become a preferred supplier.

         In addressing the aftermarket, however, namely the wholesalers, dealers, and retailers, Nu-kote must be sensitive to supply chain and end user considerations. In all three of these channels of distribution, the company must provide quality products, aggressive prices and superior line fill rates. In the wholesaler and dealer channels of distribution, however, Nu-kote must offer marketing incentive programs to ensure that the Nu-kote label is promoted at the expense of the original equipment manufacturer label and, in the retail channel of distribution, Nu-kote must offer point-of-sale merchandising programs to ensure that the end-user is fully conversant with the advantages of a Nu-kote product versus an original equipment manufacturer product.

         Similarly, the original equipment manufacturers are distinctly different from the aftermarket distributors in terms of lead times, pricing, infrastructure support, and credit terms. The original equipment manufacturers, for example, offer long lead times, which reduces the need for on-hand inventory; purchase printer supplies at prices which are not impacted by rebates, advertising allowances and/or product returns; demand less in support of their products; and remit trade payables on a timely basis. The aftermarket distributors, however, are at the opposite end of the spectrum. They demand three-to-five day delivery, prices which include rebates and advertising allowances, and the right to return product as an inventory management tool. In addition, they require extensive support in terms of supplier personnel and infrastructure and tend to stretch trade payables well beyond due dates. Accordingly, original equipment manufacturers provide better profit margins and lower break-even levels in terms of sales volume.

         Nu-kote has historically functioned well in both the original equipment manufacturer and the aftermarket distributors markets. Among Nu-kote's core competencies which have contributed to its historical success are:

         1. Strong engineering and technical skills, which are critical to success in the original equipment manufacturer market;

         2. Quality products and good line fill rates, which are critical to success in the wholesale, dealer, and retail markets;

         3. Excellent manufacturing facilities which, domestically, have been consolidated and reorganized by product line;


SECOND AMENDED DISCLOSURE STATEMENT                                           18

         4. A streamlined transportation program, which has reduced the number of common carriers from over one hundred to under ten; and

         5. Broad channels of distribution, excellent customer service, and a loyal customer base.

                          ARTICLE V. ASSETS OF NU-KOTE

         The following is a summary description of Nu-kote's principal assets. The information has been compiled from Nu-kote's audited and unaudited records, Schedules and Statements of Financial Affairs, and Monthly Operating Reports filed by Nu-kote. Many of the amounts listed with respect to the descriptions of the assets are listed at the book values on Nu-kote's financial statements which values generally do not reflect the actual value of those assets. The Debtors have historically operated as one company, filed their federal tax returns and done all financial reporting on a consolidated basis, and the Bankruptcy Court previously ordered that the assets of the Debtors shall be treated as a single consolidated estate save and except that any recoveries on the OEM Litigation shall be distributed as if such estates had not been consolidated. Pursuant to the terms of the Joint Plan, a claim against any one of the Debtors shall be treated as a claim against the consolidated estate, including any recoveries on the OEM Litigation, and the assets of the Debtors are therefore discussed on a consolidated basis.

A.       CASH

         As of October 22, 1999, the books and records of Nu-kote reflect on a consolidated basis cash and cash equivalents totaling $3,675,000.

B.       INVENTORY

         As of October 22, 1999, the Debtors had inventory at book value (lower of cost or market) of $29,432,000. In addition, the Debtors' had prepaid expenses and deposits of $5,804,000, which essentially represents prepaid inventory.

C.       TRADEMARKS

         Nu-kote (Imperial) owns the rights to the Pelikan trademark and the associated covenant-not-to-compete which were listed on Nu-kote's financial statements at $6,876,000 and $4,558,000, respectively, less accumulated amortization of $4,698,943, for a total book value of $6,735,057 as of February 19, 1999. In connection with the sale of the Pelikan Hardcopy Subsidiaries, the Pelikan trademark license was restricted to North America. Although the Pelikan trademark is listed on Nu-kote's books at a substantial book value, Nu-kote does not believe that the trademark has any significant fair market value.

D.       PATENTS


SECOND AMENDED DISCLOSURE STATEMENT                                           19

         Subject to certain changes incident to the sale of the Pelikan Hardcopy Subsidiaries, Nu-kote holds numerous patents, certain of which are subject to the security interests of the Lenders. International, Imaging and ICMI are the owners of record of numerous patents of the Company, as listed in the charts attached hereto as Exhibit "B". These patents together with Nu-kote's trademarks consist of Nu-kote's intellectual property or intangibles and are listed on Nu-kote's financial statements for the period ending October 22, 1999 at $9,915,000. As with the trademarks, Nu-kote does not believe that the patents have any significant fair market value.

E.       RECEIVABLES

         Nu-kote had gross trade receivables in the amount of $18,737,000 as of October 22, 1999. Against this amount Nu-kote had made allowance for doubtful accounts of $3,295,000. Thus, Nu-kote had net trade receivables on October 22, 1999 in the amount of $15,441,000. Against these net trade receivables Nu-kote had accumulated rebates owing to customers in the amount of approximately $5,500,000. Although Nu-kote has encouraged its customers to take these rebates quarterly, many are still applying them on an annual basis.

         The intercompany receivables, including receivables owed by the related nondebtor entities, were $271,717,000 as of October 22, 1999. Since the Debtors have been substantively consolidated by order of the Bankruptcy Court, the intercompany receivables have no value.

F.       REAL PROPERTY

As of the Petition Date, the real property of the Debtors was as follows:

         1. Connellsville, Pennsylvania facility: a manufacturing, research and development and distribution facility used in connection with the manufacture of toner listed on Nu-kote's financial statements at a book value of $740,613 and located at Rt. 119 South, Connellsville, PA 15425 (ICMI). This book value approximates the fair market value of the real estate and improvements.

         2. Derry, Pennsylvania facility: a 108,000 square foot industrial manufacturing, research and development facility at One Imaging Lane in Derry, Pennsylvania which has a fair market value of approximately $500,000 (Imaging). This fair market value does not take into account the cost of the cleanup of the environmental contamination at the property as discussed elsewhere in this Disclosure Statement. The Debtors have this property listed as an asset for sale as it is the Debtors' present intention to sell this property.

         3. Franklin, Tennessee facility: a 144,154 square foot metal manufacturing warehouse located in Franklin, TN listed on Nu-kote's financial statements at $3,827,896 (less accumulated depreciation of $611,895) (International). The Debtors estimate the fair market value of the real estate and improvements to be $3,250,000.


SECOND AMENDED DISCLOSURE STATEMENT                                           20

G.       MACHINERY, FIXTURES AND EQUIPMENT

         As of October 22, 1999, the Debtors owned machinery, furniture and equipment with a book value, net of accumulated depreciation, of $18,720,000. The Debtors estimate the fair market value of the machinery, furniture and equipment to be $1,872,000, which is the same as the liquidation value due to the unique characteristics of this property.

H.       STOCK

         Holding holds 100% of the stock of International and Imperial. International owns 100% of the stock of Future Graphics, ICMI, Imaging, Latin America, Viro-kote, Inc., Interfas Holding, S.A., and 65% of the stock of Nu-kote Internacional de Mexico, S.A. All of these stock interests of International are pledged as collateral to secure the claims of the Lenders and are of no value as the claims against each entity exceed the total value of such entities' assets. Latin America owns 35% of the stock of Nu-kote Internacional de Mexico, S.A., valued at $1.00. Of all of these entities the only one that has value that is not in bankruptcy is Interfas Holding, S.A. The Debtors believe that Interfas Holding, S.A. has a fair market value of approximately $1,000,000. However, as previously stated the stock of this entity has also been pledged to secure the claims of the Lenders.

I.       THE OEM LITIGATION

         The finished products of Nu-kote are sold at both the retail level to consumers under the Nu-kote and Pelikan brand names and directly to the original equipment manufacturers of printing equipment. Products are manufactured to the original equipment manufacturers' specifications and sold both with the original hardware and in the aftermarket. Nu-kote also manufactures and distributes a variety of compatible ink jet cartridges for use in the HP, Epson and Canon ink jet printers, as well as a line of HP compatible cartridge refill kits designed for the home or small business user, and provides a cartridge remanufacturing service similar to the one employed for remanufactured laser toner cartridges. The nature of the products manufactured and distributed by Nu-kote and the OEMs has resulted in a variety of litigation. International is the named defendant in each of the OEM Litigation cases.

         1. HEWLETT-PACKARD COMPANY. HEWLETT-PACKARD CO. V. NU-KOTE INTERNATIONAL, INC., Case No. C94-20647 JW (EIA):

         HISTORY OF THE HP LITIGATION: On September 19, 1994, HP filed a lawsuit against Nu-kote in the United States District Court for the Northern District of California (the "CALIFORNIA DISTRICT COURT"), San Jose Division, Case No. C94-20647 JW (EIA), (the "HP LITIGATION") alleging patent and trademark infringement, unfair competition and false advertising. Nu-kote asserted affirmative defenses to claims brought by HP, and asserted seven counterclaims against HP, including inter alia: violations of the Lanham Act, Sherman and Clayton Antitrust Acts. Nu-kote sought compensatory, punitive and treble damages, court costs and attorneys' fees, as well as injunctive relief.


SECOND AMENDED DISCLOSURE STATEMENT                                           21

         On November 13, 1998, Nu-kote filed a motion for relief from stay to allow the HP Litigation to continue despite the pendency of these bankruptcy cases. Nu-kote felt that continuation of the HP Litigation was appropriate as the litigation was large and complex, had been the subject of years of extensive preparation, and was then on the eve of trial. The Bankruptcy Court found that "cause" under ss. 362 of the Bankruptcy Code existed to lift the automatic stay to allow the HP Litigation to proceed to trial.

         Prior to trial the California District Court dismissed certain of HP's patent claims and certain of Nu-kote's antitrust and other claims. The remaining claims in the HP Litigation went to trial on May 17, 1999. On July 22, 1999, the jury rendered its verdict. The jury found that Nu-kote infringed three HP patents and certain of HP's trademarks, and engaged in false advertising. The jury found that Nu-kote's conduct was willful. The jury awarded HP damages in the amounts of $456,937.80, $434,120.00 and $1,138,394.00 for damages suffered by HP for patent infringement claims, trademark/unfair competition claims and false advertising claims. The jury found in Nu-kote's favor on one of HP's patent claims and certain of HP's trademark claims. The jury also found that Nu-kote's use of its current green and white packaging does not violate HP's trademarks. The jury rejected all of Nu-kote's remaining antitrust claims and awarded Nu-kote no damages. There remain before the California District Court issues not addressed by the jury including those concerning HP's claims for attorneys' fees, enhanced damages, costs and injunctive relief, and Nu-kote's equitable defenses, claims for attorneys' fees and other relief. The California District Court must resolve certain issues before entering judgment on the jury verdict.

         SETTLEMENT OF THE HP LITIGATION: Subsequent to the rendition of the jury verdict in the HP Litigation, Debtors' management and general bankruptcy counsel have entered into extensive good faith arms length negotiations seeking settlement and resolution of the litigation between the parties. As a result of these negotiations, an agreement (the "SETTLEMENT AGREEMENT") has been reached and approved by the Court. Due to the confidential and proprietary nature of certain portions of the Settlement Agreement, a redacted version of same is attached to the Motion to Approve Compromise and Settlement Agreement as proposed by and between Nu-kote and Hewlett-Packard Company, filed of record with the Bankruptcy Court.

         The principal material terms of the proposed Settlement Agreement which have not been redacted due to concerns of confidentiality include:

         (a) JUDGMENTS: HP shall be granted judgments and claims in its favor dismissing Nu-kote's antitrust claims and awarding damages on HP's claims on trademark infringement, unfair competition, false advertising, attorneys' fees and costs in the following amounts: $1,500,000.00 for awardable costs incurred by HP in the HP Litigation, plus $456,937.80 for damages suffered by HP on HP's patent infringement claims, plus $434,120.00 and $1,138,394.00 for damages suffered by HP on HP's trademark/unfair competition claims and false advertising claims, plus


SECOND AMENDED DISCLOSURE STATEMENT                                           22

                  $2,000,000.00 for HP's awardable attorney's fees in the HP Litigation, for a sum total of $5,529,451.80. The judgments and claims shall be treated as allowed liquidated, undisputed, non-contingent, unsecured pre-petition claims in the Bankruptcy Case. The judgments will not be entered until the Patent Covenants become effective.

         (b) INJUNCTIONS: Subject to the Patent Covenants granted by HP, Nu-kote agrees to the entry of certain injunctions against further patent infringement, trademark infringement, and false advertising. The injunctions will not be entered until after the Patent Covenants become effective.

         (c) VACATUR OF PATENT RULINGS AND FINDINGS: The parties agree to the vacatur of certain of the District Court's orders and certain of the jury's findings regarding the validity, invalidity or infringement of certain of HP's patents. In addition, Nu-kote acknowledges the validity, enforceability and infringement of certain HP patents.

         (d) PATENT COVENANTS: HP grants to Nu-kote Patent Covenants, which are covenants not to sue Nu-kote for infringement of certain patents as set forth in the confidential portions of the Settlement Agreement, which shall become effective upon receipt by HP of the duly executed Certificates of Compliance relating to the Document Escrow contemplated by the Settlement Agreement. The Patent Covenants will allow Nu-kote to continue to market its full line of HP compatible inkjet products.

         (e) DOCUMENT ESCROW: Placement in escrow under seal, as agreed by Nu-kote and HP, by Nu-kote and the persons and entities defined as Nu-kote Persons under the Settlement Agreement of all Discovery Materials, including but not limited to HP Discovery Materials and Nu-kote Discovery Materials, Deposition Materials, and Privileged Materials (Nu-kote alone shall not be required to search for or turn over Privileged Materials) that are in the possession, custody or control of Nu-kote or any Nu-kote Persons or that Nu-kote or any Nu-kote Persons know to be in the possession, custody or control of any Litigation Vendors. Nu-kote Persons will be enjoined to turn over all Discovery Materials that are currently in their possession or that come into their possession in the future. These Discovery Materials shall be placed in a storage facility mutually acceptable to the parties to be held under seal for the Retention Period as defined in the Settlement Agreement, and verification of the placement of such Discovery Materials by Nu-kote by execution of Certificates of Compliance as contemplated in the Settlement Agreement. Interested parties will have access to the Discovery Materials only pursuant to Bankruptcy Court Order after notice and a hearing, and only under the conditions set forth in the Settlement Agreement as specified by the applicable Bankruptcy Court Order. All Discovery Materials must be returned to the escrow within the Retention Period, and at the end of the Retention Period the Discovery Materials will be destroyed.


SECOND AMENDED DISCLOSURE STATEMENT                                           23

         (f) MUTUAL RELEASES: Mutual releases executed by and between Nu-kote for itself and for any and all Subsidiaries, predecessors, successors, assigns, and, to the extent permitted by law, for its related companies, officers, directors, employees, agents, shareholders, customers, attorneys and consultants and HP for itself and for any and all Subsidiaries, predecessors, successors, assigns, and, to the extent permitted by law, for its related companies, officers, directors, employees, agents, shareholders, customers, attorneys and consultants.

         (g) FUTURE DISPUTES: An agreement between HP and Nu-kote that each will give the other written notice of and endeavor to resolve any potential future disputes between themselves prior to resorting to litigation, unless such issues or questions have immediate adverse legal implications relative to the trademark or trade dress rights of the offended party. The Bankruptcy Court will retain exclusive jurisdiction to enforce the Settlement Agreement and to resolve any disputes that might arise under the Settlement Agreement.

         (h) RESTRICTIONS ON TRANSFER: The agreement restricts who can benefit from the Patent Covenants and requires HP's consent if more than 20% of the stock or assets of Nu-kote are to be sold to a third party.

         This summary is not intended to supersede or replace any of the terms of the Settlement Agreement and shall not be used to interpret the Settlement Agreement. If there is any inconsistency between this summary and the terms of the Settlement Agreement, the terms of the Settlement Agreement shall control.

         Nothing in the Disclosure Statement or the Joint Plan modifies, alters or changes in any way whatsoever, or at all, any of the terms and provisions of the Settlement Agreement between HP and International or the Order Approving Settlement Agreement Between Nu-kote International, Inc. and Hewlett-Packard, ordered and entered on December 3, 1999. Neither the Disclosure Statement nor Joint Plan are intended, nor do they, supersede or replace any of the terms of the Settlement Agreement. Should the Disclosure Statement or Joint Plan or any order approving same be inconsistent with the Settlement Agreement in any way whatsoever, the terms of the Settlement Agreement shall control.

         Nu-kote firmly believes that the Settlement Agreement negotiated between Nu-kote and HP is in the best interests of the estate. The HP Litigation has consumed the time and resources of the Company for in excess of four years. If the HP Litigation had not been compromised and settled, the parties anticipate that the judgment to be entered by the California District Court would likely have been appealed, and final resolution of the HP Litigation would have been protracted. Approval of the Settlement Agreement, negotiated with the interests' of the Debtors and the creditors of this estate as a paramount concern, has brought closure to this chapter of Nu-kote's history and has brought the Debtors one step closer to reorganization.


SECOND AMENDED DISCLOSURE STATEMENT                                           24

         Finally, the benefits to Nu-kote stemming from the Settlement Agreement are substantial. Although confidentiality concerns prevent a detailed recitation of the effect of the Settlement Agreement on the business operations of Nu-kote, Nu-kote represents that the Patent Covenants granted under the Settlement Agreement are crucial to the continued business success of Nu-kote and will allow Nu-kote to continue its full line of HP compatible products. The prompt and efficient resolution of the claims asserted by HP in this case as pre-petition unsecured claims instead of administrative claims is also of significant value, and the intangible benefit of the Debtors, their management and counsel directing their attention to other essential matters should not be undervalued. The hearing on the Motion to Approve the Settlement Agreement was held before the Bankruptcy Court on December 2, 1999, and the Order Approving Settlement Agreement Between Nu-kote International, Inc. and Hewlett-Packard was entered on December 3, 1999.

         2. SEIKO EPSON CORP. SEIKO EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS AND COUNTER-DEFENDANTS VS. NU-KOTE INTERNATIONAL, INC. AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS AND COUNTER-CLAIMANTS, Case No. CV95-2734RTJH ("EPSON I") and SEIKO-EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS AND COUNTER-DEFENDANTS VS. NU-KOTE INTERNATIONAL INC., AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS AND COUNTER-CLAIMANTS, pending in the U.S. District for Central District of California under Case No. CV97-9587TJH ("EPSON II") (consolidated); SEIKO EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS/APPELLANTS VS. NU-KOTE INTERNATIONAL, INC. AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS/APPELLEES, Appeal from Orders of U.S. District Court for Central District of California to the U.S. Court of Appeals for the Federal Circuit under Docket Nos. 97-1313-1548-1566-1588 and 98-1015 ("APPEAL"):

         On April 25, 1995, Epson commenced Epson I (which involves actions which were included in the Appeal) alleging patent infringement, trademark infringement, false advertising and unfair competition. International and PPAG have filed answers that assert nine affirmative defenses to the claims alleged in Epson's complaint. Both International and PPAG have asserted counterclaims in an unspecified amount involving invalidity, unenforceability and non-infringement of patent rights, together with violations of the Sherman and Lanham Acts. International seeks damages and an injunction for false advertising, trade libel, disparagement of goods, defamation, and unfair competition. Epson II was filed on October 15, 1997 involving a second action for patent infringement and has now been consolidated with Epson I by stipulation. Little or no action has taken place regarding the pertinent matters involved in Epson II.

         International and PPAG were initially successful in disposing of six out of seven patents alleged to be infringed through summary judgment action. In a series of rulings in 1997, the District Court held six (6) out of seven (7) of Epson's patents-in-suit in Epson I to be either invalid or unenforceable. The District Court also held Nu-kote and PPAG in contempt for violating the PI. The District Court's contempt ruling is memorialized in two written orders. The first order directs Nu-kote and PPAG to pay Epson's lost profits of $1,050,849 and attorneys' fees of $31,413. The second order does not quantify a monetary award. The District Court also issued an amended preliminary injunction (the


SECOND AMENDED DISCLOSURE STATEMENT                                           25

"API"), which enjoins Nu-kote and PPAG from, among other things, infringing certain patents that were not part of the PI. On or about September 28, 1998, Epson filed a motion to hold Nu-kote and PPAG in contempt for violation of the API. Pre-petition, the motion had not been decided by the District Court.

         Epson appealed the District Court's invalidity and unenforceability rulings. Nu-kote and PPAG appealed the District Court's contempt rulings. The Appeal was fully briefed and oral argument was conducted before the Federal Circuit on November 2, 1998, prior to the Petition Date.

         The litigation with Epson has been the subject of many days of hearings in the Bankruptcy Court. Initially, on December 1, 1998, Epson filed an Emergency Motion for relief from the automatic stay claiming it was suffering immediate and irreparable harm because the stay had interrupted the pending patent litigation against International. Disposition of this Emergency Motion is discussed in detail in this Disclosure Statement. In summary, the final hearing on Epson's Emergency Motion commenced, after much rescheduling, on February 4 and 5, 1999. This hearing was not completed, and on February 10, 1999, the Bankruptcy Court entered an Order scheduling the conclusion of the final hearing for twenty days after the completion of the presentation of evidence in the HP trial. The Bankruptcy Court specifically found that Epson's "claims of an `emergency' need for relief from the stay are not consistent with its behavior," and that "the `emergencies' Seiko-Epson alleged in December to demand a final hearing on less than three days' notice have evaporated or have not motivated Seiko-Epson to expeditiously prosecute its `Emergency' Motion." In light of the non-exigent circumstances, and in order to avoid interference with the HP trial, the Bankruptcy Court then continued the final hearing until twenty days after the completion of the presentation of evidence in the HP trial. The Bankruptcy Court ruled that "the stay is continued in effect pending completion of this final hearing." As set forth below, upon rendition of the verdict in the HP Litigation, in order to avoid another prolonged hearing, the Debtors and Epson agreed to limited relief from the automatic stay only to the extent necessary to allow the Appeal to continue as and to the extent determined appropriate by the United States Court of Appeals for the Federal Circuit, and the Federal Circuit has now issued its opinion.

         The California District Court has stayed all further proceedings in the Epson Litigation. On April 1, 1999, the California District Court entered an Order Deferring Decision on Application of Bankruptcy Stay to the United States Bankruptcy Court for the Middle District of Tennessee, and Deferring Any Further Proceedings in this Matter Pending Decision on that Issue. The California District Court held "that there shall be no further proceedings in this action until a decision on whether the bankruptcy stay applies to Pelikan Produktions, A.G. issues from the United States Bankruptcy Court for the Middle District of Tennessee."

         The Debtors and Epson reached an agreement to certain limited relief regarding the Appeal as sought in the Motion for Relief from Stay filed by Epson. The Debtors and Epson agreed to relief from the automatic stay only to the extent necessary to allow the Appeal to continue as and to the extent determined appropriate by the United States Court


SECOND AMENDED DISCLOSURE STATEMENT                                           26
of Appeals for the Federal Circuit. On September 8, 1999, the Federal Circuit Court issued its opinion remanding the issues concerning the contempt orders to the California District Court for further consideration, reversing the invalidity and unenforceability summary judgment rulings on certain Epson patents placing those patents back into the Epson Litigation, and stating that Court's opinion that the automatic stay did not apply to PPAG. On October 29, 1999, the Federal Circuit issued an additional decision stating that Court's opinion that its prior decision as to all issues, including vacatur and remand of the assessment of sanctions, is fully applicable to Nu-kote as to Pelikan. No trial date for the Epson litigation has been set by the California District Court.

         3. CANON USA, INC. CANON USA, INC. V. NU-KOTE INTERNATIONAL, INC., Case No. SA CV-95-288 (the "CANON LITIGATION"):

         On April 3, 1995, Canon, Inc., a Japan corporation, and its U.S. affiliates, Canon Computer Systems, Inc. and Canon USA, Inc. (collectively, "CANON") filed a lawsuit in the United States District Court for the Central District of California styled Canon Computer Systems, Inc. v. Nu-kote International, Inc. seeking, among other things, to have the Court enjoin International and its affiliates from infringing its patents and from making false designations of origin or false descriptions regarding International's cartridges and kits, and, seeking compensatory, punitive and treble damages, court costs and attorney's fees. In July 1996 Canon filed a second and related lawsuit, alleging infringement of an additional patent, bringing the total number of patents at issue in the Canon case to six.

         International filed an answer asserting twelve affirmative defenses to the claims alleged in Canon's complaint. These include, among others, defenses that Canon's patents are invalid, unenforceable and/or not infringed by International, that Canon has defrauded the U.S. Patent and Trademark Office and trademark misuse. Additionally, International has alleged counterclaims in an unspecified amount which include claims of monopolization and attempted monopolization of the aftermarket for replacement cartridges for Canon printers. International is also seeking declaratory relief asking the Court to find that it has not infringed any valid claim of Canon's right in the six patents in the suits, cancellation of Canon's patents because of fraud on the U.S. Patent and Trademark Office, damages and an injunction for intentional interference with business relations, trade liable, disparagement of goods, defamation and unfair competition.

         By Order dated April 18, 1997, the Court construed the claims of the 1994 patent as requested by Nu-kote, not as requested by Canon. Nu-kote filed a Motion for Summary Judgment on the basis that the 1994 Patent is anticipated by prior art. Canon also filed a Motion for Summary Judgment on the 1994 Patent. On May 26, 1998, the Court held the claims of the 1994 Patent invalid because they are anticipated by the prior art. This was a significant victory for Nu-kote, and Canon has appealed this ruling, Appeal Nos. 98-1445 - 1453, is also pending in the United States District Court of Appeals for the Federal Circuit

         On June 16, 1997, the Court granted Canon's Motion for Summary Judgment on the issues of inventorship, obviousness and enforceability of the `928 patent, but denied


SECOND AMENDED DISCLOSURE STATEMENT                                           27

Canon's MSJ with respect to the key issue of whether patented features of that same patent are primarily ornamental or functional. A design patent is invalid if the patented features are primarily functional rather than primarily ornamental. Because it denied Canon's Motion as to that issue, the Court ruled that it was premature to rule on whether this particular patent has been infringed. The Court granted Canon's Motion for Summary Judgment on the `140 patent, but only as to two discontinued versions of Nu-kote's products. The Court confirmed that the current version of the Nu-kote cartridge, which is a design around introduced by Nu-kote on receiving notice of this subject patent, does not infringe the patent.

J.       OTHER CLAIMS AND CAUSES OF ACTION

         In addition to the counter-claims asserted in the OEM Litigation, Nu-kote owns the following claims and causes of action:

         1.       PREFERENTIAL TRANSFERS/FRAUDULENT TRANSFERS

         Within 90 days of the Petition Date, Nu-kote made a number of payments to creditors. Each of these payments is potentially an avoidable preference or fraudulent transfer. These payments will be analyzed by the Reorganized Debtors or the Litigation Trustee, as the case may be, and pursued to the extent it is determined that the payment may be avoidable. A list of the payments made by each of the Debtors within the 90 day period preceding the Petition Date is attached to each of the Statements of Financial Affairs filed by each Debtor as Attachment 3.A.

         2.       POTENTIAL CLAIMS AGAINST GLASS & ASSOCIATES

         Glass & Associates was the workout company employed by Nu-kote to provide interim management services in December, 1997. The services of Messrs. Shaun K. Donnellan and William R. Ligon were made available to Nu-kote pursuant to a consulting agreement between Glass & Associates and Nu-kote. While Nu-kote did not compensate Messrs. Donnellan and Ligon directly for their services, Nu-kote paid Glass & Associates $1,766,315 during the one year immediately preceding the commencement of this case. These services represented operational, sales, financial, marketing and management consulting services provided by Messrs. Donnellan and Ligon and other associates of Glass & Associates. Additionally, the above amount includes the reimbursement of actual and reasonable expenses incurred by Glass & Associates in performing services for Nu-kote. Pursuant to the consulting agreement executed between Holding and Glass & Associates, Nu-kote paid a deposit to Glass & Associates for services to be rendered. Nu-kote reassigned the responsibilities of Glass & Associates, and Glass & Associates then severed its relationship with Nu-kote in October, 1998, but $125,000 of the deposit has not been returned.

         Nu-kote may also possess claims against Glass & Associates, Donnellan, Ligon and certain other of its officers, directors, members, representatives, agents, attorneys, accountants, and employees (the "Glass Group") due to acts or omissions in connection


SECOND AMENDED DISCLOSURE STATEMENT                                           28
with services to Nu-kote provided pursuant to the consulting agreement. Upon confirmation of the Joint Plan, other than the obligations under the Joint Plan, the Debtors and their related affiliates shall release all claims that they may hold or come to hold as of the Effective Date of the Plan, against the Glass Group specifically excluding those claims which the Debtors assert for the return of the $125,000 deposit plus interest discussed above and provided that the Glass Group shall also execute a release as set forth in the Joint Plan. Notwithstanding the above, the release of the Glass Group is not intended to and shall not apply to any claims Coudert Brothers may have against the Glass Group.

         3.       CLAIMS AGAINST PELIKAN HOLDING

         In connection with the acquisition of the hardcopy supplies business of Pelikan Holding in 1995, Pelikan Holding agreed to indemnify Nu-kote Holding, Inc. for all losses, liabilities and costs resulting from or arising out of environmental conditions existing on or prior to February 24, 1995 at the facilities acquired from Pelikan Holding, such as Nu-kote's Derry, Pennsylvania and Franklin, Tennessee facilities. With respect to certain potential pre-closing environmental liabilities and costs at the Franklin, Tennessee facility, identified on a schedule agreed to by Nu-kote and Pelikan Holding, Pelikan Holding's liability for environmental cleanup costs is in an amount up to $2.5 million, which obligation is collateralized by a letter of credit.(1)

         The Tennessee Department of Employment Security and the Tennessee Department of Environment and Conservation ("T-DEC") filed an objection to the Debtors' initial disclosure statement on the basis that the Debtors had failed to provide adequate information regarding the voluntary environmental cleanup program at the Franklin, Tennessee facility to which the Debtors are a party via a Consent Order and Agreement. To provide additional information about the environmental situation at the Franklin, Tennessee facility and the cleanup program, the Debtors add as follows, incorporating in part the suggested language of the above-referenced Tennessee Departments:



--------
        (1) A motion to assume or reject the Asset and Stock Purchase Agreement between Holding and Pelikan Holding dated as of November 15, 1994 and the Escrow Agreement referenced therein has not been filed by the Debtors. It is the Debtors' belief that same is not necessary as the referenced agreements are not executory in nature because Pelikan Holding has fully performed its obligations thereunder. However, should the Debtors deem further action necessary, all appropriate steps to assume same will be taken. Additionally, however, in further response to certain objections by Pelikan Holding, the Plan Proponents include the following language requested by Pelikan Holding: "The Disclosure Statement also fails to disclose that the plan does not provide for the assumption of the agreements with Pelikan creating the environmental indemnity as well as that three of the claims of Pelikan against the Debtors would have to be satisfied to assume the agreement and that some of the other past defaults of the Debtors are not curable. The cumulative effect of the foregoing would release the environmental indemnity obligations and render the purported transfer of the environmental indemnity obligations to the Litigation Trust valueless and a nullity. Alternatively, if such environmental indemnity obligations are not to be transferred, the effect would be to render the indemnity unavailable to protect the reorganized debtor against environmental liability in the manner described in Sections H 2 and I of the Disclosure Statement." The Plan Proponents dispute the foregoing statements by Pelikan Holding.


SECOND AMENDED DISCLOSURE STATEMENT                                           29

         Pursuant to Tennessee Code Annotated ss. 68-212-224, a party who is willing and able to conduct an investigation and cleanup of an inactive hazardous substance site can do so by entering into a voluntary program of clean up of that site under the supervision of the Superfund Division of the T-DEC. International entered into such a voluntary plan indicating its willingness and ability to provide for the clean up of Tennessee Superfund site number 94-511 situated at the Franklin, Tennessee plant location. To that end, International signed a Consent Order and Agreement with the T-DEC. The investigation into the extent of the contamination of soil and ground water at the Franklin site has commenced. It is not expected, however, that this investigation, which will provide an estimate of the cost of cleanup will be completed prior to the Confirmation Hearing, and could take as long as two years. The Debtors intend to comply with the Consent Order and Agreement to initiate and complete a cleanup plan, and fully anticipate that all costs associated with same fall within the scope and amount of the letter of credit with Pelikan Holding. Nu-kote also possesses certain other claims against Pelikan Holding based on the purchase of the Company's hardcopy supplies business, which Pelikan Holding contends are subject to setoff.

         4. SETTLEMENT OF THE DECLARATORY JUDGMENT ACTION AGAINST THE LENDERS ASSERTED BY THE DEBTORS

         On April 30, 1999, Nu-kote filed a Complaint for Declaratory Relief to Determine the Validity of the Lender Group's Alleged Liens on Debtor's Tort Claims Against Third Parties and the OEM Litigation against the Lenders, Adversary No. 399-0198A. This Complaint was brought for the purpose of seeking a determination by the Bankruptcy Court on the validity of the Lenders' assertion that they have been assigned an interest in and/or possess perfected liens on tort claims that are property of the estate and, specifically, the anti-trust tort counterclaims asserted in, and/or the proceeds of those counterclaims, in certain pending litigation involving International with the OEMs. Nu-kote's complaint asserts that the Lenders do not possess perfected liens on those tort claims because all of Debtors' counterclaims in the OEM Litigation are anti-trust violations, which sound in tort. Accordingly, the Debtors assert that the OEM Counterclaims, other causes of action and the proceeds from the OEM Litigation, which may arise by way of settlement or otherwise, "arise out of tort" and are excluded from the Lenders' security interest in general intangibles by ss. 9-104(11) of the Uniform Commercial Code. Similarly, Nu-kote asserted that the Lenders' claims that they have been assigned an interest in the OEM Litigation proceeds must fail because there is no instrument of assignment regarding the OEM Litigation, and the Lenders had not notified the obligors on the interest "assigned," the OEMs, of the existence of this purported assignment. The Lenders disagreed with all such contentions.

         Nu-kote filed a Motion for Summary Judgment requesting that the Bankruptcy Court find as a matter of law that the Lenders do not possess security interests in and/or have not been assigned an interest in the proceeds of the anti-trust tort counterclaims asserted in the OEM Litigation. The Lenders filed a Cross Motion for Summary Judgment. After the return of the HP verdict, the Bankruptcy Court stayed this adversary proceeding and has not ruled on Nu-kote's allegations in the Complaint or either Nu-kote's or the Lenders'


SECOND AMENDED DISCLOSURE STATEMENT                                           30
respective Motions for Summary Judgment. The Bankruptcy Court has continued the hearing on the Motions for Summary Judgment until after consideration of the Joint Plan. However, other than the obligations under the Joint Plan, the Debtors and their related affiliates shall release all claims that they may hold or come to hold against the Lenders as of the Effective Date of the Joint Plan, and the adversary proceeding shall then be moot and shall be dismissed with prejudice.

         5. SETTLEMENT OF POTENTIAL SUBORDINATION OF THE LENDERS' UNSECURED CLAIMS ASSERTED BY THE DEBTORS

         To comply with the amended terms of the US Facility, a turn around company was employed by Debtors in December of 1997. Accordingly, Messrs. Donnellan and Ligon of Glass & Associates were put in place by Nu-kote to provide interim management services. The Company paid Glass & Associates $1,766,315 during the one year immediately preceding the commencement of this case.

         Further, the credit agreement evidencing the US Facility with the Lenders was amended six times in 1997 and 1998, with fees and expenses to Nu-kote exceeding $364,000 per amendment. In total, in just over a year preceding the Petition Date, Nu-kote paid the Lenders in excess of $2.7 million in fees and expenses of the Lenders and their professionals in addition to in excess of $11.4 million in interest on funds borrowed under the Credit Facilities.

         Section 510(c) of the Code provides that a Court may subordinate the claim of a creditor on equitable grounds. Equitable subordination is appropriate when a three part test is met: (i) the claimant must have engaged in some type of inequitable conduct; (ii) the misconduct must have resulted in some type of injury to the creditors or conferred an unfair advantage on the claimant; and
(iii) equitable subordination of the claim must not be inconsistent with the provisions of the Bankruptcy Code. The Debtors assert that the employment of Glass & Associates per the terms of the amendment of the US Facility did not accomplish the financial restructuring of Nu-kote but instead contributed to its already strained cash position.

         Under these circumstances, the Debtors assert that equitable subordination of the unsecured claims of the Lenders may well be merited. The Lenders strongly disagree with such assertion.

         Pursuant to the Joint Plan, the potential cause of action for equitable subordination of the Lenders' unsecured claim by the Debtors will not be pursued. Upon confirmation of the Joint Plan, other than the obligations under the Joint Plan, the Debtors, their respective officers, directors, representatives and agents shall fully release and discharge the Lenders on the Effective Date of the Joint Plan, all claims they may hold or come to hold (which claims arise out of any dealings or contacts by and among the Lenders, the Debtors, or the Creditors' Committees and which relate to or are connected with the Debtors) as of the Effective Date of the Joint Plan.


SECOND AMENDED DISCLOSURE STATEMENT                                           31

         6. POTENTIAL CAUSE OF ACTION AGAINST THE OFFICERS AND DIRECTORS OF NU-KOTE

         On March 31, 1999, the Lenders served a Notice of Claim on Nu-kote and its officers and directors. This Notice of Claim accuses both former and current officers and directors of the Debtors of breaches of fiduciary duty, negligence, breaches of contract, breaches of the duties of good faith and fair dealing, misrepresentation, corporate waste and mismanagement. Specifically, the Notice of Claim asserts that both the current and former officers and directors of Nu-kote have breached their fiduciary duties to the creditors by the following actions:

         (a)      Pelikan Acquisition and Subsequent Actions in Europe
         (b)      Lemmer Litigation
         (c)      Decline of Impact Business
         (d)      Removal of Shaun Donnellan
         (e)      Sixth Amendment
         (f)      Hewlett-Packard Litigation
         (g)      Bankruptcy Filing
         (h)      Ongoing Patent Infringement
         (i)      Duties to Lenders

         Nu-kote asserts that any and all allegations against the Current Officers and Directors of Nu-kote are wholly without merit. Nu-kote asserts that the Current Officers and Directors have performed valuable services during this Chapter 11 Case for the benefit of the Debtors, the Estates, and all Creditors. Nu-kote believes that these services have greatly enhanced the Debtors' ability to reorganize successfully as proposed in the Joint Plan.

         In the event that Richmont is the Successful Bidder and closes under the Joint Plan, including payment of the amounts required under the Bidding Procedure and the Joint Plan in good and collected funds for the benefit of the Debtors and their creditors, at closing the Debtors, their estates and the Lenders shall execute and deliver broad, full and final releases of all claims they may hold (which claims arise out of any dealings or contacts by and among the Lenders or the Nu-kote Entities, and which relate to or are connected with the Nu-kote Entities) against the Current Officers and Directors of the Debtors. "Current Officers and Directors" is a defined term under the Joint Plan that means "for purposes of the releases contemplated in the Joint Plan, all current officers and directors of the Debtors, as of the date of filing of this Joint Plan including John Rochon, Patrick Howard, Phillip Theodore, Ian Elliott and C. Ronald Baiocchi." There is no time restriction for the releases to be executed for the Current Officers and Directors. Such releases shall be in consideration of (a) Richmont closing under the Joint Plan, including payment of the amounts required under the Bidding Procedure and the Joint Plan in good and collected funds to the Lenders and for the benefit of creditors and (b) the continued services of the Current Officers and Directors. In the event that a Successful Bidder other than Richmont acquires the assets or stock of the Debtors, the same releases shall be executed and delivered, but with the requirement of a $300,000 payment. In the event Richmont shall


SECOND AMENDED DISCLOSURE STATEMENT                                           32
determine not to pay the $300,000 for the releases hereunder when required, then there shall be no releases as provided in the Joint Plan.

K.       INTERCOMPANY PAYABLES AND RECEIVABLES

         Pre-petition, Nu-kote maintained a generalized, intercompany accounting system shared between Nu-kote and all of its subsidiaries and related entities. In the ordinary course of Nu-kote's business, numerous debt and credit transactions thus routinely take place between the Debtors and between the Debtor(s) and related nondebtor entities. Nu-kote was allowed to maintain this system during the Bankruptcy Case. The schedule of Intercompany receivables, including receivables owed by the related nondebtor entities, is as follows:

         1.       Holding:          $  84,986,520.00
                  -------
         2.       International:    $ 328,114,018.00
                  -------------
         3.       Imaging:          $  28,996,196.00
                  -------
         4.       ICMI:             $  72,160,192.00
                  ----
         5.       Future Graphics:  $  54,651,045.00
                  ---------------
         6.       Imperial:         $  11,973,676.00
                  --------
         7.       Latin America:    $     260,730.00
                  -------------

         As a consequence of the substantive consolidation of the Debtors, all intercompany claims between or among the Debtors are eliminated for Plan purposes so that such claims will not be classified, will not vote and will not receive any distribution under the Joint Plan.

                     ARTICLE VI. LIABILITIES OF THE DEBTORS

A.       ADMINISTRATIVE EXPENSES

         Administrative Claims are any claim that is defined in ss. 503(b) of the Code as being an "administrative expense" and granted priority under ss. 507(a)(1) of the Code and including:

         - a Claim for any cost or expense of administration in connection with the Case, including, without limitation, any actual, necessary cost or expense of preserving the Debtors' estates and of operating the business of the Debtors incurred on or before the Effective Date;

         - the full amount of all Allowed Claims for compensation for legal, accounting and other services or reimbursement of costs under ss.ss. 330, 331 or 503 of the Bankruptcy Code;

         - all fees and charges assessed against the Debtors' estates under Chapter 123 of Title 28 of the United States Code; and


SECOND AMENDED DISCLOSURE STATEMENT                                           33

         - any Allowed post-petition taxes and related items, including any interest and penalties on such post-petition taxes.

         1.       PROFESSIONALS

         Nu-kote has employed the law firm of Hance | Scarborough | Wright, L.L.P. ("HSW") as lead bankruptcy counsel in connection with these proceedings. Nu-kote has also employed the law firm of Harwell, Howard, Hyne, Gabbert & Manner, P.C. ("H3GM") as local bankruptcy counsel in Nashville, Tennessee. HSW was paid a retainer of $320,000 and H3GM was paid a retainer of $100,000. Payment to Nu-kote's counsel throughout the Bankruptcy Case has been accomplished pursuant to an agreed payment mechanism whereby HSW, H3GM and certain other retained professionals have provided counsel for the three creditors' committees, counsel for the Lenders, and the U.S. Trustee detailed billing statements containing a description of the services rendered, time spent and the name and hourly rate of the attorney or paraprofessional performing the work on a monthly basis. This process has provided a mechanism for partial monthly payments of 85% of amounts billed to counsel for the Debtors without the necessity of monthly hearings and without prejudice to the rights of parties-in-interest to object to same at hearings which will, of necessity, be held on the fee applications of the Debtors' professionals.

         In addition, due to the size and complexity of the Company's business and the amount of litigation in which Nu-kote was engaged pre-petition, Nu-kote has employed the following additional professionals:

         (a) Crooked Creek Capital, L.L.C., MacDonell Roehm: Special Advisor to Nu-kote Holding, Inc. and Nu-kote International, Inc.

         (b) Coudert Brothers: Special Litigation Counsel for the Debtors, OEM Litigation.

         (c) Akin, Gump, Strauss, Hauer & Feld, L.L.P.: Special Counsel to Debtors.

         (d)      Lain Faulkner:  Special Accountants to DIP.

         (e)      Bryan, Pendleton, Swats & McAllister LLC: Actuarial
                  Consultants.

         (f) Anthony Perry & Prudential Preferred Realty: Real Estate Agents for DIP.

         (g)      Randal S. Mashburn: Litigation Examiner, OEM Litigation.

         (h)      CB Richard Ellis, Inc.: Real Estate Broker for DIP.

         (i) Jaeckle Fleischman & Mugel, LLP: Special Environmental Counsel for DIP.

         (j) Fay, Sharpe, Beall, Fagan, Minnick & McKee L.L.P.: Special Patent & Trademark Counsel for DIP.


SECOND AMENDED DISCLOSURE STATEMENT                                           34

         (k) Lynn, Stodghill, Melsheimer, & Tillotson, L.L.P.: Special Litigation Oversight Counsel, OEM Litigation.

         (l) Norman E. Hall & Norman Hall & Associates: Real Estate Appraisers for DIP.

         (m)      Conway, Del Genio, Gries & Co., L.L.C.: Investment Bankers.

         (n)      KPMG: Accountants for DIP.

         The Unsecured Creditor's Committees have likewise employed certain law firms, accounting firms, and financial advisors since the formation of the committees. Greenebaum Doll & McDonald PLLC has been employed as counsel for the Unsecured Creditor's Committee of International. Poyner & Spruill, LLP has been employed as lead counsel and Mendes & Gonzales, PLLC has been employed as local counsel for the Unsecured Creditor's Committee of ICMI. Kurlbaum Stoll Seaman & Mustoe, PC has been employed as lead counsel and Ortale, Kelley, Herbert & Crawford as local counsel for the Unsecured Creditor's Committee of Graphics. The Bankruptcy Court also authorized the employment of Arthur Andersen LLP as accountants and financial advisors to the Unsecured Creditor's Committee of International and ICMI.

         In addition, pursuant to the Chubb Agreement and the Chubb Order, the U.S. Trustee was authorized to appoint Randal S. Mashburn as Litigation Examiner. Mr. Mashburn has also been appointed as Examiner under the mandatory provisions of ss. 1104(c)(2) of the Bankruptcy Code.

         2. PAYMENT OF PROFESSIONALS EMPLOYED PURSUANT TO SS. 330 OF THE BANKRUPTCY CODE

         The professionals employed pursuant to ss. 330 of the Bankruptcy Code have not yet filed their final fee applications, thus the amount of claims within this category is not yet known. Under the Joint Plan, each Professional shall file their final fee application within sixty (60) days after the Effective Date, however, each Professional must file an estimate not later than 5 days before the Effective Date so that the estimated amounts may be reserved by the Reorganized Debtors on the Effective Date.

         Under the terms of the Joint Plan, the Fee Claims of the Committee Professionals shall be Allowed Administrative Claims to the extent that such Fee Claims are each approved by the Bankruptcy Court and so long as the aggregate allowed Fee Claims of such Committees' Professionals do not exceed $450,000, and shall be paid in full in one cash payment on the Effective Date.

         Based upon the filings thus far in this case and the number of professionals employed by the debtors, the Plan Proponents assert that a reasonable estimate of the Fee Claims that will be accrued yet unpaid at the Confirmation Date will be approximately $1,000,000. Additionally, under the terms of the Bankruptcy Court's Order employing


SECOND AMENDED DISCLOSURE STATEMENT                                           35

Conway, Del Genio, Gries & Co., L.L.C. ("CONWAY, DEL GENIO") as investment bankers for the Debtors, Conway, Del Genio will receive a 1 1/2% transaction fee upon the closing of the sale of the stock or assets of the Debtors. Also pursuant to that Order, Conway, Del Genio has already received monthly payments totaling $100,000 to be credited against the 1 1/2% transaction fee and reimbursement of expenses on a monthly basis.

         3.       NORWEST BUSINESS CREDIT, INC.

         As detailed herein, in December 1998, the Bankruptcy Court entered an Order approving DIP financing from Norwest Business Credit, Inc. providing for a $7.5 million DIP Credit Facility (the "DIP FACILITY"). This DIP Facility is in the form of a line of credit which has helped fund the Company's working capital requirements as it reorganizes under the Bankruptcy Code. Because of an improving cash position, the most Nu-kote has drawn down on the DIP Facility was $3,200,000 on January 21, 1999, and the current net amount of borrowings on the DIP Facility as of October 22, 1999, was $0. Additionally, pursuant to an Agreed Order for Adequate Protection and extension of Order Granting Second Amended Emergency Motion for Authority to Use Cash Collateral (the "AGREED ORDER") entered August 20, 1999, effective nunc pro tunc to June 1, 1999, the Debtors submitted a six month budget (the "BUDGET") and agreed that future borrowings under the DIP Facility would be made only in accordance with the Agreed Order, the Budget and the Court's order approving the DIP Facility.

         The Norwest Claim arising from the DIP Facility will be paid in full by the Purchaser or the Reorganized Debtor on the Effective Date without the need for Norwest to file Proofs of Claim or an Application of any kind. Pursuant to
Section 2.7(a) of the Credit and Security Agreement, if the DIP Facility matures due to the confirmation of a Chapter 11 plan, the Debtors shall be obligated to pay Norwest a prepayment fee in an amount equal to a percentage of the Maximum Line (defined in the Credit and Security Agreement as $7,500,000) as follows:
"(i) two percent (2%) if the termination or reduction occurs on or before October 31, 1999; and (ii) one percent (1%) if the termination or reduction occurs thereafter." Until the Norwest Claim is paid in full pursuant to the Joint Plan, Norwest shall retain the Norwest Lien.

         4.       RETENTION AGREEMENTS WITH KEY EMPLOYEES

         As detailed herein, on June 10, 1999, the Bankruptcy Court entered its order approving the Motion to Approve Key Employee Retention Agreements filed by the Debtors. Upon confirmation of the Joint Plan, payments to the Key Employees, as defined in that Motion, will be paid as an administrative expense of the Debtors. The payments due to the Key Employees equate to payments of from six months' to one year's salary for those employees, and the total aggregate amount of such payments is $737,500. In recognition of the Retention Agreement payments as previously allowed Administrative Claims, the Debtors filed a Notice of Previously Allowed Administrative Claims on or about December 15, 1999.

         5.       ADMINISTRATIVE CLAIMS ASSERTED BY THE LITIGATING OEMS


SECOND AMENDED DISCLOSURE STATEMENT                                           36

         Canon, Epson and HP have all filed proofs of claim asserting alleged entitlement to priority in payment. The purported basis for this priority payment status for these asserted claims of the Litigating OEMs is alleged post-petition continuing patent infringement by the Company. The asserted amount of Canon's proof of claim was filed under seal and Epson's proof of claim was filed in the amount of $47,820,857, $7,445,001 of which Epson has asserted is entitled to priority payment status. Epson and Canon have each subsequently filed under seal requests for administrative claims as set forth below. HP's two proofs of claim were filed in unknown amounts, and recovery from the Debtors' estate by HP is limited to an allowed unsecured claim pursuant to the Settlement Agreement. Now that the Settlement Agreement has been approved, and provided that it becomes effective, HP will no longer assert an administrative claim. Nu-kote disputes any and all such claims of "continuing patent infringement" by the Company.

         6.       ADMINISTRATIVE CLAIM ASSERTED BY THE PBGC

         The Pension Benefit Guaranty Corporation ("PBGC") has filed three proofs of claim. PBGC is a wholly owned United States government corporation that administers the defined benefit pension plan termination insurance program under Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Nu-kote International, Inc. Retirement Income Plan (the "PENSION PLAN") is a single employer defined benefit pension plan covered by Title IV of ERISA. International and all members of its controlled group are obligated to contribute to the Pension Plan at least the amounts necessary to satisfy ERISA's minimum funding standards, ERISA ss. 302, 29 U.S.C. ss. 1082; Internal Revenue Code of 1986 ("IRC") ss. 412. In addition, in the event of a termination of the Pension Plan, International and all members of its controlled group may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plan, as well as any unpaid minimum funding contributions and unpaid premiums.

         The minimum funding contribution to the Pension Plan is approximately $500,000 per annum. If the Pension Plan is not terminated, the Reorganized Debtors will be required to continue to meet the minimum funding contribution requirements. The PBGC has filed a claim for the alleged unfunded portion of the Pension Plan, contingent upon the termination of the Pension Plan, asserting entitlement to administrative status in the estimated amount of $6,359,200. If the Pension Plan is terminated, it is the PBGC's position that this $6,359,200 asserted administrative claim is due and payable.

          The PBGC has also filed an unliquidated claim for insurance premiums, interest and penalties allegedly due from the Company under the Pension Plan asserting entitlement to administrative claim status for any portions of that claim arising post-petition and general unsecured status for any pre-petition portion. Lastly, the PBGC has filed an unliquidated claim for alleged contributions that may be owed to the Pension Plan, asserting entitlement to administrative claim status for any portions of that claim arising post-petition and general unsecured status for any pre-petition portion. The Claim of the PBGC is contingent upon the termination of the Pension Plan. The Pension Plan may be terminated only if the statutory requirements of either ERISA ss. 4041, 29 U.S.C. ss. 1341,


SECOND AMENDED DISCLOSURE STATEMENT                                           37
or ERISA ss. 4042, 29 U.S.C. ss. 1342, are met. Nu-kote does not intend to terminate the Pension Plan upon Confirmation.

         If the Pension Plan remains on-going after confirmation of the Joint Plan, the Reorganized Debtors will continue to fund and administer the Pension Plan consistent with the requirements of ERISA and the IRC. In addition, if the Pension Plan remains on-going after confirmation of the Joint Plan, PBGC will withdraw its claims. Nothing in the Joint Plan shall be construed as releasing or in any way discharging PBGC's claims.

         7.       ADMINISTRATIVE CLAIM ASSERTED BY WAUSAU

         Employers Insurance of Wausau ("WAUSAU") has filed a Claim in the total asserted amount of $62,617,190. Documentation attached to the Claim alleges that the Claim is based upon Nu-kote's insurance policy with Wausau, an agreement dated August 22, 1996 between Wausau and Nu-kote, and an alleged right to recover attorney's fees in the OEM Litigation. The Claim filed by Wausau asserts secured claims and general unsecured claims for some portion of its total asserted Claim. The Claim filed by Wausau also asserts entitlement to administrative priority for portions of its claim with $1,005,000 asserted as "a liquidated administrative priority sum" and "an unliquidated contingent administrative priority claim which should not exceed $34,717,190." Subsequently, Wausau filed a request for administrative claim in the amount of $16,256,209.00.

         8.       OTHER ASSERTED ADMINISTRATIVE CLAIMS

         On November 12, 1999, the Court entered its Order providing that any party seeking to assert an administrative expense payment against the Debtors under 11 U.S.C. ss. 503 through September 30, 1999, except for case professionals whose employment was approved by the Bankruptcy Court, must file a request for payment of such administrative expense with the Court by December 15, 1999. In response to this Order, the following parties filed requests for administrative expense payments:


         CLAIMANT                                    ASSERTED ADMINISTRATIVE
                                                           CLAIM AMOUNT


Air Products & Chemicals, Inc.                  $1,083.63

Bank of America (Lenders)                       undetermined; contingent upon failure
                                                of adequate protection

Canon                                           $ [filed under seal]

PBGC                                            [unliquidated]

Retention Agreement                             $737,500.00

Epson                                           $ [filed under seal]

Unisys                                          $13,736.74

Wausau                                          $16,256,209.00

Wells Fargo Business Credit, Inc. f/k/a         undetermined
Norwest Business Credit, Inc.


SECOND AMENDED DISCLOSURE STATEMENT                                           38

B.       SECURED CLAIMS

         1.       SECURED CLAIM OF THE LENDERS

         The secured claim of the Lenders, comprised of the US Facility, the UK Facility and the Swiss Facility is in the filed amount of $142,392,791.71. The claim of the Lenders is secured by the accounts, chattel paper, inventory, equipment, instruments, general intangibles, fixtures and capital stock, and any and all products and proceeds thereof, as well as all real property and improvements and any and all products and proceeds thereof of the Debtors.

         (a) THE US FACILITY. As set forth above, International, as Borrower, and Holding, as Guarantor, are parties to a certain Credit Agreement dated as of July 31, 1997, referred to herein as the US Facility. The nine lenders on the US Facility are Barclays Bank PLC as Lender and Documentation Agent; Bank of America, National Association, as successor in interest to NationsBank of Texas, NA as Collateral Agent, Lender and Administrative Agent; Commerzbank Aktiengesellschaft; Deutsche Bank A.G., New York Branch or Cayman Islands Branch; First National Bank of Chicago; Societe Generale; First American National Bank; ABN AMRO Bank, N.V.; and Credit Lyonnais are referenced herein collectively as the Lenders. The current amount outstanding on the US Facility is approximately $95 million.

         (b) THE UK AND SWISS FACILITIES. Additionally, certain of the non-Debtor affiliates were parties to two other credit agreements, each dated July 31, 1997, described above and referenced as the UK Facility and the Swiss Facility. The eight lenders on the UK Facility and the Swiss Facility are the above-referenced Lenders under the US Facility with the exception of First American National Bank. The current amount outstanding on the UK Facility on the Petition Date was approximately $10.3 million, and the current amount outstanding on the Swiss Facility on the Petition Date was approximately $33.6 million. The sale of the Pelikan Hardcopy Subsidiaries, however, has reduced this amount by $8,276,041.30 and $9,700,000 of debt was converted to equity.

         2.       OTHER ASSERTED SECURED CLAIMS

         Other creditors have asserted secured claims totaling in excess of $63 million against the Debtors. The Debtors believe that numerous of these Claims asserting


SECOND AMENDED DISCLOSURE STATEMENT                                           39
secured status are either misfiled, are actually intended to assert Unsecured Claims, or are duplicative of Claims listed in the Schedules.

               CLAIMANT                              ASSERTED SECURED
               --------                                CLAIM AMOUNT
                                                       ------------
a.    RSL Industrial Contracting, Inc.               $       37,022.59

b.    Atlantic Molding                               $       46,269.00

c.    ERS Imaging Supplies, Inc.                     $       16,825.50

d.    Phillips - Joanna                              $      164,136.38

e.    GE Capital-Colonial Pacific Leasing            $        6,500.00

f.    CIT Group/Equipment Financing, Inc.            $        4,003.52

g.    Newcourt Communications Finance Corp.          $       21,824.78

h.    Border Lift                                    $        4,082.83

i.    Tennant Company                                $        4,358.04

j.    Oce Printing Systems USA, Inc.                 $        5,228.41

k.    Precision Packaging Products, Inc.             $       18,352.49

l.    Oskar Haug, AG                                 SFR         2'596

m.    Wayne E. Moore                                 $          198.69

n.    Employers Insurance of Wausau                  $   62,617,190.00

o.    Doris L. Crank                                 $          300.00

p.    Dollar Bank Leasing Corp.                      $        2,464.20

q.    Oasis Imaging Products                         $       57,603.95

r.    Unisys Corporation                                  unliquidated
                                                         =============
                                                    $63,006,360.38 AND
                                                             SFR 2'596


         In addition, some tax claims filed as priority claims may also be secured by liens.

C.       PRIORITY CLAIMS

         The Company has scheduled Unsecured Priority Claims in the amount of $703,026.03, consisting of wage claims of employees entitled to priority of up to approximately $4,300 per employee pursuant to ss. 507(a)(3) of the Bankruptcy Code and the claims asserted by various taxing authorities:


SECOND AMENDED DISCLOSURE STATEMENT                                           40

         1.       PRIORITY WAGE CLAIMS

                  (a)      International:   $ 152,350.43     (Franklin, TN)
                                            $ 102,583.97     (Rochester, NY,
                                                              Bardstown, KY)
                  (b)      ICMI:            $  31,441.77     (Connellsville, PA)
                  (c)      Future Graphics: $  63,992.86     (Chatsworth, CA)

         2.       PRIORITY TAX CLAIMS

                  (a)      International:   $ 301,736.00
                  (b)      ICMI:            $  24,527.00
                  (c)      Imaging:         $  26,394.00

         Taxing authorities have filed twenty (20) proofs of claim asserting Priority Claims in an amount in excess of $430,426.16. Nu-kote believes that many of these Claims may in fact be duplicates, with the same Claim filed against more than one Debtor, and may be repetitive of claims scheduled by the Debtors. In addition Nu-kote believes all priority wage claims have been paid.

         3.       OTHER ASSERTED PRIORITY CLAIMS

         Claimants have additionally filed fifty-eight (58) claims asserting priority status in the amount of approximately $382,000. Nu-kote believes that numerous of these Claims asserting priority status are misfiled and are actually either Unsecured Claims or are intended to assert Administrative Claims.

D.       UNSECURED CLAIMS

         The bar date for Claims, other than Claims of governmental units, was April 15, 1999. The bar date for Claims of governmental units was May 5, 1999, which date was 180 days from the date of the entry of the order for relief.

         1.       SCHEDULED UNSECURED CLAIMS: INCLUSIVE OF INTERCOMPANY PAYABLES

         Nu-kote has scheduled Unsecured Claims, inclusive of intercompany payables, of $611,569,849.68 as follows:

                  Holding:          $     760,000.00
                  International:    $ 420,087,384.68
                  ICMI:             $  98,596,017.00
                  Future Graphics:  $  64,821,395.00
                  Latin America:    $   1,081,326.00
                  Imperial:         $   1,656,248.00
                  Imaging:          $  24,567,479.00


SECOND AMENDED DISCLOSURE STATEMENT                                           41

         2.       SCHEDULED UNSECURED CLAIMS: EXCLUSIVE OF INTERCOMPANY PAYABLES

         Exclusive of intercompany payables, which shall receive no distribution under the Joint Plan, the schedules reflect Unsecured Claims in the amount of $22,513,722.68 as follows:

                  Holding:          $     760,000.00
                  International:    $  19,015,577.68
                  ICMI:             $   1,563,960.00
                  Future Graphics:  $     947,424.00
                  Latin America:    $           0.00
                  Imperial:         $           0.00
                  Imaging:          $     226,761.00

         3.       UNSECURED CLAIMS ASSERTED AGAINST THE DEBTORS

         An analysis of the claims register reflects five hundred and two (502) timely filed Unsecured Claims totaling $56,686,048.26 filed against the Debtors. This dollar figure includes the asserted unsecured claim filed by Epson against Holding in the amount of $40,375,856. The Debtors believe that many other of these Claims may in fact be duplicates, with the same claim filed against more than one Debtor and may be repetitive of claims scheduled by the Debtors. The breakdown of Unsecured Claims filed against each Debtor is as follows:

                                                 NO. OF UNSECURED CLAIMS
                                                 -----------------------
                DEBTOR                                    FILED                                    AMOUNT
                ------                                    -----                                    ------
           Holding:                                         369                               $ 53,123,644.02

           International:                                   114                               $  3,248,275.16

           ICMI:                                             6                                $    149,243.55

           Future Graphics:                                  7                                $     37,654.10

           Latin America:                                    0                                $          0.00

           Imperial:                                         0                                $          0.00

           Imaging:                                          6                                $    127,231.43

         4.       PARTICULAR ASSERTED CLAIMS IN EXCESS OF $500,000

         Included in the amount of total Unsecured Claims filed are the Claims filed by the OEMs referenced above and the following large claims:

         (a) ABDIRAHAM ADEN. Aden filed an Unsecured Claim in the amount of $600,000 against International. The pending litigation with Aden is discussed herein at Article VI.E.4.


SECOND AMENDED DISCLOSURE STATEMENT                                           42

         (b) FAY, SHARPE, BEALL, FAGAN, MINNICH & MCKEE, LLP. The law firm of Fay, Sharpe, Beall, Fagan, Minnich & McKee, LLP ("FAY, SHARPE") has represented the Debtors as general patent and trademark counsel since 1988. The Claim Fay, Sharpe filed against Holding, in the amount of $764,964.18, asserts amounts due from the rendition of pre-petition legal services to the Debtors.

         (c) KELLER CRESCENT COMPANY, INC. Keller Crescent Company, Inc. has filed a Claim against Holding in the amount of $552,611.29.

         (d) COUDERT BROTHERS. Coudert Brothers is the litigation counsel for the Debtors in the OEM Litigation. Coudert Brothers has filed a Claim against Holding in the amount of $2,065,610.69 asserting amounts due from the rendition of pre-petition legal services to the Debtors.

         (e) EMPLOYERS INSURANCE OF WAUSAU. Employers Insurance of Wausau ("WAUSAU") has filed a Claim in the amount of $62,617,190. Documentation attached to the Claim alleges that the Claim is based upon Nu-kote's insurance policy with Wausau, an agreement dated August 22, 1996 between Wausau and Nu-kote, and an alleged right to recover attorney's fees in the OEM Litigation. The Claim filed by Wausau asserts secured claims, general unsecured claims and entitlement to administrative priority for some portion of its total asserted Claim.

         (f) PELIKAN HOLDING, AG. Pelikan Holding, an entity unrelated to the Debtors, has filed five (5) Claims against Holding alleging an unliquidated amount due for damages from purported pre-petition termination by Pelikan Holding of a Trademark License Agreement; $894,341 purportedly arising from a pre-petition agreement with Holding; $2,424,639 purportedly arising from a pre-petition agreement with Holding; $35,767 purportedly arising from the purchase of equipment by International; and $160,920 plus an unliquidated amount purportedly arising from a pre-petition agreement with Holding.

         (g) WILLIAMS DIE & MOLD, INC. Williams Die & Mold, Inc. filed an Unsecured Claim in the amount of $674,395.95 against Holding purportedly based upon invoices reflecting amounts due for the pre-petition provision of goods to the Debtors.

E.       PENDING LITIGATION AGAINST THE DEBTORS

         A list of all lawsuits pending against each of the Debtors as of the Petition Date was filed by each of the Debtors as an exhibit to their respective Statements of Financial Affairs. With regard to certain of those lawsuits, several have now been dismissed, settled or non-suited. The OEM Litigation in which International is involved is discussed in detail above in Assets, Article V.I. The remaining litigation in which one of the Debtors is involved is:


SECOND AMENDED DISCLOSURE STATEMENT                                           43

         1.       LORI LEMMER, ET AL. V. NU-KOTE HOLDING, INC, CASE NO.
3:98-CV-0161-T

         On January 23, 1998 a suit seeking class action status was filed by a shareholder against Nu-kote, its current directors, certain of its current officers and certain former officers and directors in the United States District Court for the Northern District of Texas, Dallas Division. The complaint alleges that Nu-kote and the specified individuals violated the Securities Exchange Act of 1934 by knowingly making false and misleading statements about Nu-kote's business and issued false and misleading financial statements between July 28, 1995 and May 29, 1997. The plaintiff is seeking, on behalf of the purported class, an unspecified amount of compensatory damages and reimbursement of fees and expenses. Nu-kote denies the plaintiff's allegations and intends to defend the suit vigorously. During the Bankruptcy Case, the Lemmer plaintiffs sought to take examinations of representatives of the Debtors and other parties pursuant to Federal Rule of Bankruptcy Procedure 2004. After a hearing on the merits, such requests were denied by the Bankruptcy Court. On September 28, 1999, Nu-kote's lead bankruptcy counsel was notified by the United States District Court for the Northern District of Texas that this case was to be administratively closed.

         2. SPECTRA, INC. V. NU-KOTE INTERNATIONAL, INC. & MODULAR INK I STOCKHOLM, AB, CASE NO. 98-CV-130-JD

         On March 10, 1998, Spectra, Inc. ("SPECTRA") filed suit in the United States District Court for the District of New Hampshire alleging Patent Infringement Claims against International and Modular Ink Technology i Stockholm AB ("MIT"), a company duly organized and validly existing under the laws of Sweden. Pelikan Produktions A.G. ("PPAG"), a company duly formed under the laws of Switzerland, and formerly a wholly owned subsidiary of International, holds all of the outstanding shares in MIT. International and MIT additionally filed suit against Spectra, Nu-kote International, Inc. & Modular Inc. I Stockholm, AB
v. Spectra, Inc., Case No. 98-213-JJF, in the United States District Court for the District of Delaware (collectively, these two cases are referred to herein as the "Spectra Litigation"). In the Spectra Litigation, International has asserted a claim and counterclaim against Spectra for tortious interference with business relations. In connection with the Bankruptcy Court approved sale of the stock of MIT to Xaar, as discussed herein at Article VII.N.1, International assigned to Xaar any and all of International's rights in respect of its tortious interference claim and counterclaim against Spectra. Xaar has, however, agreed not to release or settle the claim or counterclaim without any such release or settlement in connection therewith containing a dismissal by Spectra of its pending infringement claims against International. Any and all other claims and causes of action of International in connection with the Spectra Litigation are retained by International. The Bankruptcy Court approved the terms of the sale of MIT on March 30, 1999, and the sale was closed on March 31, 1999.

         3.       ROCK-TENN CO. V. NU-KOTE INTERNATIONAL, INC., CASE NO. 125633


SECOND AMENDED DISCLOSURE STATEMENT                                           44

         Rock-Tenn Co. filed suit in the United States District Court for the Middle District of Tennessee for collection of receivables allegedly due. The case remains pending.

         4.       ABDIRAHMAN A. ADEN V. NU-KOTE INTERNATIONAL, INC., CASE NO.
398- 0365

         Abdirahman A. Aden filed suit in against International in the United States District Court for the Middle District of Tennessee alleging employment discrimination and seeking $600,000 in compensatory damages, punitive damages, back pay and benefits and attorney's fees. On December 4, 1998, Aden filed a Motion for Relief of Stay requesting the Bankruptcy Court to lift the automatic stay to allow this litigation to proceed. Upon agreement with the Debtors, at the final hearing on this Motion for Relief of Stay, Aden was granted relief from the stay to proceed against parties other than International, without prejudice to any of International's rights or defenses to the action or rights against any other party.

         In addition, Nu-kote is involved in various routine legal matters that are incidental to their business. There are, however, no other legal proceedings pending or threatened against any of the Debtors, that would, in the opinion of management, have a material adverse impact on the successful reorganization of the Company.

F.       ENVIRONMENTAL AND REGULATORY MATTERS

         The Debtors are subject to regulation at the federal, state and local levels, as well as outside of the U.S., including, in particular, regulations relating to environmental matters. Such regulations are often complex and are subject to change. The Debtors are required to obtain permits from a number of governmental agencies in order to conduct various aspects of their business. Such permits are subject to modification and revocation, which could impair the Debtors' ability to conduct their business in the manner and at the places it is presently conducted. Regulatory or legislative changes may cause future increases in the Debtors' operating costs or otherwise affect their operations.

         In connection with the acquisition by the Debtors in 1986 of the Worldwide Office Supplies Division and the International Business Forms Division of Unisys, Unisys agreed to indemnify the Debtors for liabilities resulting from or arising out of any environmental conditions existing on or before January 16, 1987, at the Debtors' Rochester, New York, facility and at facilities located in Macedon, New York and Bardstown, Kentucky, which have been sold by the Debtors. The New York Department of Environmental Conservation ("NY-DEC"), with respect to the Rochester and Macedon facilities, and the Kentucky Environmental Protection Agency, with respect to the Bardstown facility, have alleged that environmental contamination exists at such sites. The Debtors have been advised that Unisys is cooperating with these state environmental agencies in connection with the testing for and investigation of contamination and, with respect to the Rochester and Bardstown sites, is implementing measures to complete remediation. The Debtors have been informed that Unisys is undertaking three years of groundwater monitoring at the Macedon facility pursuant to a consent order with the NY-DEC, to demonstrate that the site requires no further remediation or monitoring. As a result of the indemnification from Unisys, the Debtors' management has expressed the opinion that the ultimate cost to


SECOND AMENDED DISCLOSURE STATEMENT                                           45
resolve these environmental matters will not have a material adverse effect on the Debtors' financial position, results of future operations or liquidity.

         In connection with the Pelikan Acquisition, Pelikan Holding agreed to indemnify the Debtors for all losses, liabilities and costs resulting from or arising out of environmental conditions existing on or prior to the closing on February 24, 1995, at the facilities acquired from Pelikan Holding, such as Debtors' Derry, Pennsylvania and Franklin, Tennessee facilities. With respect to certain potential pre-closing environmental liabilities and costs identified on a schedule agreed to by the Debtors and Pelikan Holding, Pelikan Holding's liability is in an amount up to $2.5 million, which is collateralized by a letter of credit. Pelikan Holding's liability for all other pre-closing environmental liabilities and costs is unlimited in amount but expired on the third anniversary of the closing, except as to the certain claims that were asserted by the Debtors before the 30th day following the third anniversary of the closing. The Debtors have undertaken limited environmental investigations at the Debtors' Derry, Pennsylvania and Franklin, Tennessee facilities due to reports of certain environmentally suspect activities having taken place pre-closing at those facilities. The investigation of the environmental condition of the soil at the Derry facility detected material contamination. The investigation of the environmental condition of the soil and groundwater at the Franklin facility also detected material contamination at this site as well as at certain European facilities. The Debtors have notified Pelikan Holding of the existence of the detected material contamination.

         With regard to the Derry facility, the Debtors have requested the Pennsylvania Department of Environmental Protection ("PA-DEP") to determine the minimum further investigation and remediation required to bring this facility into compliance with Pennsylvania law and to allow the Debtors to receive a release from further liability under Pennsylvania law. After completion of the forthcoming phase of site characterization activities to be conducted with the occurrence of PA-DEP, the Debtors expect to enter into an administrative agreement for the remaining investigation and remediation at this facility.

         With regard to the Franklin facility, the Debtors have agreed upon the terms of administrative Consent Order and Agreement, Index No. 94-511, with the Tennessee Department of Environment and Conservation ("T-DEC") to facilitate the investigation, removal and remediation of the hazardous substances in a time frame as agreed upon with T-DEC, and to reimburse the T-DEC for certain costs incurred by T-DEC at or in connection with the Franklin facility. The Debtors have entered into an Administrative Consent Order and Agreement with the T-DEC.

         With regard to the Derry and Franklin facilities, the Debtors have not been able to estimate the potential cleanup costs with any degree of certainty. The Debtors, nevertheless, have obtained and notified Pelikan Holding of very preliminary cost estimates for the cleanup associated with these facilities. Notwithstanding the indemnification obligation of Pelikan Holding, environmental surveys conducted by environmental consultants in connection with the Pelikan Acquisition, and the notice of the existence of environmental contamination given by Holding prior to the 30th day following the third anniversary of the closing, at this time, the management of the Debtors are unable to


SECOND AMENDED DISCLOSURE STATEMENT                                           46
confirm whether the environmental costs incurred in connection with the environmental matters identified on the pre-closing schedule or during the limited environmental investigations of Debtors' Derry and Franklin facilities will have a material impact on the Debtors' financial condition, results of operation or liquidity without further testing by the environmental consultants.

         Federal, state and local and foreign agencies regulate the disposal, handling and storage of waste, and air and water discharges from the Debtors' facilities. Based on current regulations and the need for further testing at the facilities, the Debtors are unable to predict whether a material amount of environmental capital expenditures will be necessary in excess of the amounts for which Holding is indemnified by third parties. The Debtors have taken measures to improve monitoring of the Debtors' emissions to the environment at the Rochester and Macedon facilities, including the implementation of a chemical usage tracking system (which generates incoming solvent inventory and usage data) and a mass balance method for calculating total emissions. These measures help the Debtors to comply with their reporting and record keeping obligations under applicable environmental laws.

         The TDEC asserts that the Debtors' obligations under the terms of the administrative Consent Order and Agreement (Index No. 94-511) to facilitate the investigation, removal and remediation of the hazardous substances in a time frame as agreed upon with T-DEC, and to reimburse the T-DEC for costs are not dischargeable upon the confirmation of the Joint Plan. The Debtors reserve the right to dispute this contention. Finally, the Debtors acknowledge their obligation to adhere to federal, state and local environmental regulations in any ongoing business operations prior to and subsequent to the confirmation of the Joint Plan.

                          ARTICLE VII. CHAPTER 11 CASES

A.       FILING OF PETITION

         On November 6, 1998, the Debtors each filed voluntary petitions. The Debtors did not file their schedules and statement of financial affairs on the Petition Date. On December 1, 1998, the Debtors filed their schedules and statements of financial affairs. On February 19, 1998, the Debtors filed amended schedules and statements of financial affairs.

B.       FIRST DAY ADMINISTRATION

         On the Petition Date, the Debtors filed Emergency Motions for authorization to maintain prepetition bank accounts and use business forms, for the use of cash collateral, and payments of prepetition compensation and employee reimbursements. The Debtors also requested that the Court grant emergency hearings upon these matters on the Petition Date. The Bankruptcy Court denied the Debtors' request for emergency hearings and denied the requested relief contained in these various motions. Subsequently, Nu-kote received authorization to pay certain claims related to wages, salaries, benefits, expense


SECOND AMENDED DISCLOSURE STATEMENT                                           47
reports, and certain other claims as they arise in the ordinary course of the Company's business. Nu-kote also received approval from the Bankruptcy Court to maintain the Company's current bank accounts and cash management system.

         Also on the Petition Date, the Debtors filed a Motion for Joint Administration of the Debtors' estates. On November 9, 1998, the Court ordered joint administration of the Debtors' estates.

C.       ADVERSARY PROCEEDING

         The Debtors filed the Plaintiffs' Original Complaint and Request for Temporary Restraining Order Preliminary and Permanent Injunction (the "ADVERSARY COMPLAINT") on November 6, 1998, thereby beginning Adversary No. 98-428A styled Nu-kote Holding Inc., et al v. NationsBank of Texas N.A., et al. The Adversary Complaint requested that the Bankruptcy Court restrain the Lenders from taking any actions against certain non-Debtor entities. Pursuant to the European Ratification Application (defined below), on January 11, 1999, the Bankruptcy Court entered its Agreed Order of Dismissal with Prejudice of the Adversary Complaint.

D.       CASH COLLATERAL

         Cash collateral is described in ss. 363 of the Bankruptcy Code as cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents whenever acquired in which the estate and an entity other than the estate have an interest. Upon the commencement of these Cases, the cash and cash equivalents in which the Lenders had pre-petition security interests became the "cash collateral" of the Lenders.

         On November 9, 1998, Judge Paine entered an Agreed Order Regarding Limited Use of Cash Collateral, permitting the Debtors to use cash collateral in compliance with a definitive budget, on an emergency and preliminary basis, until November 20, 1998.

         Next, on November 17, 1998, the Debtors filed their Second Amended Emergency Motion for Authority to Use Cash Collateral and Request for Shortened Notice and Expedited Hearing (the "THIRD CASH COLLATERAL MOTION"). Hearings were held before this Court on the Third Cash Collateral Motion on November 19 and 20, 1998, and continued to Monday, November 23, 1998. Over the intervening weekend, the Lenders and the Debtors agreed to an extension of the use of cash collateral by the Debtors and, on November 20, 1998, the Bankruptcy Court entered the Second Agreed Order Regarding Limit and Use of Cash Collateral through December 11, 1998. Additionally, on November 23, 1998, the Lenders and the Debtors announced to the Bankruptcy Court an agreement for limited interim credit financing of the estates by one or more of the Lenders that has since been reduced to written agreement and approved by the Bankruptcy Court. This interim financing was paid in full with the proceeds from the DIP Facility with Norwest, discussed below.


SECOND AMENDED DISCLOSURE STATEMENT                                           48

         On January 4, 1999, the Bankruptcy Court entered an Order Granting Second Amended Emergency Motion for Authority to Use Cash Collateral. The Court entered the Order because the Court believed that the continued use of cash collateral of the Lenders would benefit the Debtors, these Estates and all Creditors, and that the ability of Nu-kote to reorganize their business was dependant on the use of the cash collateral. To adequately protect the security interests of the Lenders, the Court granted to the Lenders valid and automatically perfected first priority replacement liens and security interests, subject only to the liens and security interests of Norwest (discussed below), in and upon those properties in which the Lenders claim pre-petition security interests; and, to the extent of any diminution in the value of the collateral of the Lenders, a valid and automatically perfected lien in the antitrust counterclaims asserted in the HP Litigation, subject to the contingent fee interest of Coudert Brothers, and liens and security interests of Wausau which may be granted by the Court, if any, and the liens and security interests of Norwest. Pursuant to an Agreed Order for Adequate Protection and Extension of Order Granting Second Amended Emergency Motion for Authority to Use Cash Collateral (the "AGREED ORDER") negotiated between the Debtors and the Lenders and entered by the Court on August 20, 1999, effective nunc pro tunc to June 1, 1999, the Debtors submitted a six month budget (the "BUDGET"), a copy of which is attached to the Agreed Order, and agreed to use the cash collateral of the Lenders only as set forth in the Budget, the Agreed Order, the Norwest Financing Order or further Order of the Court.

E.       DIP FINANCING

         Section 364(d) of the Bankruptcy Code provides that the Bankruptcy Court may authorize the obtaining of credit secured by a senior or equal lien on property of the estate only if the Debtors-in-Possession are unable to obtain such credit anywhere else and the holder of the lien on the property of the estate on which that senior or equal lien is being proposed is adequately protected ("DIP FINANCING"). Accordingly, on November 17, 1998, the Debtors filed their Emergency Motion for Authority to Obtain Credit on Interim and Final Basis Pursuant to 11 U.S.C. ss. 364(d) and Request for Shortened Notice and Expedited Hearing (the "CREDIT MOTION"). The Credit Motion requested that the Court give the Debtors authorization to borrow up to $15 million from Norwest Business Credit, Inc. ("NORWEST"). The Lenders filed their objection immediately thereafter and their Request for Shortened Notice and Expedited Hearing and Brief in Support Thereof on November 18, 1998. On December 10 and 11, 1998, the Court held hearings upon the Credit Motion.

         On December 17, 1998, the Bankruptcy Court entered an order approving DIP Financing from Norwest providing for a $7,500,000.00 DIP Credit Facility (the "DIP FACILITY"). This DIP Facility is in the form of a line of credit which has helped fund Nu-kote's working capital requirements as it reorganizes under the Bankruptcy Code.

         The DIP Facility bears interest at a floating rate which is currently at 9.75%. The DIP Facility provides for various affirmative and negative covenants that among other things restrict indebtedness, liens, investments, dividend payment, sale or transfer of assets, suspension of business operations and consolidation or merger of the business.


SECOND AMENDED DISCLOSURE STATEMENT                                           49

Various financial covenants also exist which include the maintenance of a minimum EBITDAR (as defined) and net income and a maximum number of days in inventory. Additionally, the Company was originally restricted to $400,000 of capital expenditures for the remainder of fiscal 1999, and to $300,000 per fiscal quarter thereafter, but pursuant to an amendment to the DIP Facility discussed below, the capital expenditures limitation has been increased. The DIP Facility is collateralized by substantially all of the assets of Nu-kote and its U.S. subsidiaries.

         Pursuant to Section 2.7(a) of the Credit and Security Agreement, if the DIP Facility matures due to the confirmation of a Chapter 11 plan, the Debtors shall be obligated to pay Norwest a prepayment fee in an amount equal to a percentage of the Maximum Line (defined in the Credit and Security Agreement as $7,500,000) as follows: "(i) two percent (2%) if the termination or reduction occurs on or before October 31, 1999; and (ii) one percent (1%) if the termination or reduction occurs thereafter."

         On September 15, 1999, Nu-kote filed a Motion to Approve Amendment to Norwest Credit and Security Agreement. A summary of the material terms of the Amendment are as follows:

         1. to provide for the issuance by Norwest of letters of credit for the Debtors' account from time to time in an amount not to exceed $1.5 million at any one time outstanding;

         2. to document Norwest's release of its security interest in the Xaar license in connection with the previously approved sale of the stock of MIT;

         3.       to increase the Capital Expenditures limitation; and

         4.       to waive technical defaults of certain financial covenants.

The Court entered an Order approving the proposed Amendment on October 28, 1999.

         The most Nu-kote has ever drawn down on the DIP Facility was approximately $3,200,000 on January 21, 1999. Because of an improving cash position, the current amount borrowed as of October 22, 1999 was $0. The DIP Facility will be paid in full as a part of the Joint Plan.

F.       SUBSTANTIVE CONSOLIDATION

         Substantive consolidation of two or more debtors in a bankruptcy case is appropriate when there exists a "substantial identity" between the debtor entities, and substantive consolidation is necessary to avoid some harm and realize some benefit to creditors. The purpose of substantive consolidation is to insure the equitable treatment of all creditors of all debtors. The result of substantive consolidation of two or more debtors' estates is the pooling of the assets and liabilities of the debtors, and the elimination of intercompany claims and of duplicate claims by creditors.


SECOND AMENDED DISCLOSURE STATEMENT                                           50

         On December 4, 1998, the Debtors filed a Motion for Substantive Consolidation of the Debtors' Estates. On February 22, 1998, the United States Trustee, the International and ICMI Creditors' Committees, and filed Objections to the Motion for Substantive Consolidation. The Parties resolved these objections prior to a hearing, and on February 25, 1999, the Court entered the Substantive Consolidation Order. The Substantive Consolidation Order provides that all of the Debtors' estates are substantively consolidated, except that any recoveries on the OEM Litigation shall be distributed as if such estates had not been consolidated.

G.       EPSON'S UNSUCCESSFUL ATTEMPT TO LIFT THE AUTOMATIC STAY

         The Epson Litigation has been the subject of many days of hearings in the Bankruptcy Court. Initially, on December 1, 1998, Epson filed an Emergency Motion for relief from the automatic stay claiming it was suffering immediate and irreparable harm because the stay had interrupted the pending patent litigation against International. After several continuances of the "emergency" hearing, and after much procedural rescheduling, a preliminary hearing on Epson's motion was held on December 22, 1998 at which time the Bankruptcy Court found a reasonable likelihood that Nu-kote would prevail.

         A final hearing on the Emergency Motion was initially scheduled for January 8, 1999, but was once again continued at Epson's request until February 4 and 5, 1999. At the final hearing, it was revealed that the pressing trial demands Epson had plead in its Emergency Motion never existed. Further, the second day of the final hearing was principally characterized by Epson's unsuccessful efforts to introduce exhibits that were not on its exhibit list and that had not been revealed to counsel for Nu-kote before that morning. It soon became apparent that the final hearing could not be concluded in the one and a half days Epson had estimated. As Epson's counsel was unavailable for the next three consecutive weeks, Epson requested a continuance of the final hearing on the Emergency Motion until March, 1999. Nu-kote opposed this request due to the trial date on the HP litigation.

         On February 10, 1999, the Bankruptcy Court entered an Order scheduling the conclusion of the final hearing on Epson's Emergency Motion for relief from stay twenty days after the completion of the presentation of evidence in the HP trial. The Bankruptcy Court specifically found that Epson's "claims of an `emergency' need for relief from the stay are not consistent with its behavior," and that "the `emergencies' Seiko-Epson alleged in December to demand a final hearing on less than three days' notice have evaporated or have not motivated Seiko-Epson to expeditiously prosecute its `Emergency' Motion." In light of the non-exigent circumstances, and in order to avoid interference with the HP trial, the Bankruptcy Court then continued the final hearing until twenty days after the completion of the presentation of evidence in the HP trial. The Bankruptcy Court ruled that "the stay is continued in effect pending completion of this final hearing."


SECOND AMENDED DISCLOSURE STATEMENT                                           51

         After the rendition of the verdict in the HP trial, the Debtors and Epson reached an agreement to certain limited relief as sought in the Motion for Relief from Stay. Believing that another prolonged hearing was not in the best interests of the Estate, the Debtors and Epson agreed to relief from the automatic stay, to the extent that any automatic stay exists, only to the extent necessary to allow the Appeal (see discussion of the Epson Appeal at Article V.I.2) to continue as and to the extent determined appropriate by the United States Court of Appeals for the Federal Circuit, including the filing by any party of any petitions for rehearing, for rehearing en banc and/or for writs of certiorari subsequent to a ruling by the Federal Circuit in the Appeal. As to all other matters set forth in the Motion for Relief from Stay, the automatic stay, to the extent that any automatic stay exists, shall remain in effect pending confirmation of a plan of reorganization, the closing or dismissal of this bankruptcy case, or further order of this Court, and no further hearings shall be conducted on the Motion for Relief from Stay until the United States Court of Appeals for the Federal Circuit has issued its initial decision on the Appeal, conversion of any of these bankruptcy cases to one under Chapter 7 of the Bankruptcy Code, and/or the appointment of a Chapter 11 trustee in any of these bankruptcy cases. To that end, the Debtors and Epson filed an Agreed Motion Pursuant to Rule 4001(d) Regarding Seiko-Epson's Emergency Motion For Relief from the Stay (the "AGREED MOTION"). No objections to the relief sought in the Agreed Motion were filed, and on August 30, 1999, the Bankruptcy Court granted the Agreed Motion. As discussed above, the Federal Circuit has now ruled on the Appeal.

H.       EPSON'S VIOLATION OF THE FIRST TO FILE RULE

         On or about February 17, 1999, Coudert Brothers, trial counsel for International in the Epson Litigation, filed a pleading entitled "Notice of the February 10, 1999 Order of the Bankruptcy Court Continuing the Automatic Stay" and thereby notified the California District Court and the Federal Circuit Court of the Bankruptcy Court's Order scheduling the conclusion of the final hearing on Epson's Emergency Motion for Relief from Stay for twenty days after the completion of the presentation of evidence in the HP trial and continuing the automatic stay as to the Epson Litigation in effect until that time. On or about February 23, 1999, Epson filed pleadings with both the California District Court and the Federal Circuit each entitled Response of Seiko Epson Corporation and Epson America, Inc. to "Notice" Filed by Nu-kote International, Inc. and Pelikan Produktions, A.G. In these pleadings, Epson blatantly stated that the Appeal proceedings in the Federal Circuit ARE NOT stayed, and attempted to induce action by either the Federal Circuit and/or the California District Court to decide the very issues that Epson had already presented to the Bankruptcy Court in the Emergency Motion for Relief from Stay: whether the appellate proceedings or the contempt proceedings could continue, and whether the automatic stay applies to PPAG.

         On March 5, 1999, Nu-kote filed an Emergency Motion for Contempt against Epson in the Bankruptcy Court. On March 11, 1999, the Bankruptcy Court entered an Order and held that Epson "filed documents in the United States District Court for the Central District of California and in the United States Court of Appeals for the Federal Circuit asking those courts to also decide some or all of the issues Seiko Epson is in the midst of trying in this court." The Bankruptcy Court found that, in so doing, Epson violated the "first to file rule"


SECOND AMENDED DISCLOSURE STATEMENT                                           52
and ordered that Epson was precluded "from prosecuting in other courts the issues ... that it has submitted to the Bankruptcy Court for the Middle District of Tennessee in its Emergency Stay Motion."

         On March 19, 1999, Epson filed an Emergency Motion to Modify Order on Debtors' Emergency Motion for Contempt against Seiko Epson Corporation, Epson America, Inc., William J. Robinson, Esq., and The Law Firm of Graham & James, LLP. alleging that International had violated the first to file rule by "prosecuting" in the California District Court the issues that Epson was precluded from prosecuting. Epson further alleged violations of its due process rights by the Bankruptcy Court's Order on the Contempt Motion. The Bankruptcy Court, on March 22, 1999, denied Epson's request to modify the Order on the Contempt Motion, and found Epson's allegation s against International unfounded stating, "Contrary to Seiko Epson's allegations, [pleadings submitted to the California District Court] do nothing more than inform the United States District Court for the Central District of California of the proceedings initiated by Seiko Epson in this court and ask the California District Court to relieve [International and PPAG] of the obligation to respond further until the completion of the proceeding commenced by Seiko Epson in this court. Far from `prosecuting' the issues raised by Seiko Epson in this court, the response filed in the United States District Court for the Central District of California asks that court to defer adjudication of the issues that Seiko Epson has submitted to this court and with respect to which this court is in mid-trial."

         Epson has appealed the Bankruptcy Court's Order on the Contempt Motion to the District Court in Tennessee, and this appeal was docketed by the District Court on April 22, 1999, Civ. No. 3-99-CV-313. Both Epson and the Debtors have submitted briefs to the District Court, but that Court has not yet issued a ruling in this appeal.

I.       FINANCING THE OEM LAWSUITS

         International is insured pursuant to policies issued by Wausau and by Chubb Custom Insurance Company ("CHUBB") for liability coverage as well as for defense of the HP Litigation. International is also covered by a patent infringement insurance policy from American International Specialty Lines ("AISL") for defense and indemnity claims for patent infringement. Pre-petition, Nu-kote had been involved in disputes with both Wausau and Chubb over the funding of the OEM Litigation. Post-petition, initially only Wausau expressed a willingness to negotiate terms upon which funding of the OEM Litigation would continue.

         On December 18, 1998, International filed its Emergency Motion for Interim and Final Approval of the Financing, Assumption and Settlement Agreement with Employers Insurance of Wausau and for Protective Orders and Request for Shortened Notice and Expedited Hearing (the "WAUSAU MOTION"). International also filed a Motion to Employ Coudert Brothers as special counsel. The Motion requested authority to enter into a post-petition financing arrangement with Employers Insurance of Wausau ("WAUSAU") for the continued funding of costs for International's participation in the HP Litigation, the Canon Litigation and the Litigation. On December 18, 1998, the Court entered an Order


SECOND AMENDED DISCLOSURE STATEMENT                                           53
placing the proposed agreement between Wausau (the "WAUSAU AGREEMENT") and the Debtors under seal. The Court set the hearing upon the Wausau Motion for January 11, 1999.

         On January 11, 1999, at the hearing on the funding agreement with Wausau, the Lenders and other parties appeared and announced to the Court that Chubb had requested an opportunity to offer a better proposal for funding the Hewlett-Packard Litigation. The Court reset the hearing on the Wausau Motion for January 15, 1999. A Financing, Assumption and Settlement Agreement with Chubb (the "CHUBB AGREEMENT"), more favorable to the Debtors was then obtained and, on January 12, 1999, the Debtors' Motion to Approve Compromise and Insurance Coverage and Funding Agreement with Chubb Custom Insurance Company was filed with the Chubb Agreement. On January 22, 1999, the Court entered its Order Approving Compromise and Insurance Coverage and Funding Agreement with Chubb.

J.       EXCLUSIVITY

         Pursuant to ss. 1121 of the Bankruptcy Code, a Chapter 11 debtor has an exclusive right to file a plan of reorganization for the first 120 days of a bankruptcy case. If a debtor files a plan within this statutory exclusivity period, exclusivity is extended for an additional sixty days to allow a debtor to solicit acceptances of that plan pursuant to ss. 1121.

         On December 8, 1998, the Lenders filed the Motion to Terminate the Debtors' Exclusivity Periods Pursuant to 11 U.S.C. ss. 1121(d) and Brief in Support Thereof (the "MOTION TO TERMINATE"). The Motion to Terminate was scheduled for hearing on January 28, 1999. Subsequently, the parties agreed to continue the hearing date on the Motion to Terminate until March 2, 1999. On February 5, 1999, the Debtors filed their Motion to Extend Debtors' Exclusivity to File and Obtain Acceptances of Plan of Reorganization (the "MOTION TO EXTEND"). The Court set the Motion to Extend for March 2, 1999. The Debtors' Exclusivity Period was scheduled to terminate on March 8, 1999.

         On March 2, 1999, the Court held a hearing on both the Motion to Terminate and the Motion to Extend. The Bankruptcy Court considered the size and complexity of this case but stated that the Court had only extended a debtor's exclusive period one time in eighteen years based on the complexity of a Chapter 11 case and declined to extend the Debtors' exclusivity. Accordingly, the Court ordered that the Debtors' Motion to Extend would be denied and that the Debtors' Exclusivity Period pursuant to 11 U.S.C. ss. 1121 would expire of its own terms on March 8, 1999.


K.       RETENTION OF CONWAY, DEL GENIO GRIES & CO., LLC

         By order entered on June 4, 1999 (and subsequent order entered on July 23, 1999), the Debtors retained Conway, Del Genio Gries & Co., LLC ("Conway Del Genio") as its investment bankers in connection with the sale of the Company. Conway Del Genio has marketed the Company by utilizing the Company's five-year projections and business


SECOND AMENDED DISCLOSURE STATEMENT                                           54
plan. Conway Del Genio did not prepare a formal valuation of the Company or perform or obtain any appraisal of the Company's assets.

L.       CLAIMS BAR DATE

         On February 22, 1999, the Debtors filed their Motion to Establish Claims Bar Date. On February 26, 1999, the Court entered its Order establishing April 15, 1999, as the day on or before which a non-governmental claim must be filed to be treated timely.

M.       THE COMMITTEES

         On November 23, 1998, and November 24, 1998, the United States Trustee appointed an Official Committee of Unsecured Creditors in International, Future Graphics, and ICMI (the "CREDITORS' COMMITTEES").

N.       RATIFICATION OF EUROPEAN AGREEMENTS

         As part of the Second Amended Facility, eight of the nine Lenders (the "EUROPEAN LENDERS") entered into two separate Third Amended and Restated Revolving Credit Facility Agreements (the "EUROPEAN AGREEMENTS") with three of the European Subsidiaries: one such agreement with Pelikan Limited; and another such agreement with Pelikan Produktions and Hardcopy. Under the terms of the Second Amended Facility and the European Agreements, the Lenders and the European Lenders have collectively loaned to the Debtors and the European Subsidiaries the following amounts: (1) approximately Ninety-Five Million Dollars ($95,000,000.00) to Nu-kote International; (2) approximately Ten Million Dollars ($10,000,000.00) to Pelikan Scotland Limited; and (3) approximately Thirty-Five Million Dollars ($35,000,000.00) to Pelikan Produktions AG. Since their execution, both the Second Amended Facility and the European Agreements have been amended several times. All of the loans, advances and indebtedness owed to the European Lenders are unconditionally guaranteed by the Debtors.

         The above obligations of the Debtors and the European Subsidiaries are secured by substantially all of the Debtors' assets and by a significant portion of the assets of the European Subsidiaries. Additionally, the Debtors have guaranteed all indebtedness of the European Subsidiaries to the European Lenders (the "EUROPEAN GUARANTEES").

         In order to prevent the possible disruption of their business operations, the Lenders agreed to execute a modification of the European Agreements on certain terms and conditions. On December 23, 1998, the Debtors filed their Motion to Approve Debtors' Ratification of the European Restructuring Agreement (the "EUROPEAN RATIFICATION APPLICATION"). On January 11, 1999, the Court entered its Order Approving the European Ratification Application.

         However, pursuant to the sale of the Pelikan Hardcopy Subsidiaries (discussed below), the European Lenders released the European Guarantees.


SECOND AMENDED DISCLOSURE STATEMENT                                           55

O.       SALE OF CERTAIN EUROPEAN SUBSIDIARIES

         1.       SALE OF MIT

         On March 5, 1999, Nu-kote filed a Motion to Approve Sale of Certain Assets of the Debtors pursuant to ss. 363 of the Bankruptcy Code Free and Clear of All Liens, Claims and Encumbrances regarding a proposed sale of all of the outstanding shares in Modular Ink Technology i Stockholm AB ("MIT"), a company duly organized and validly existing under the laws of Sweden. MIT was a wholly owned subsidiary of PPAG which was formerly a wholly owned subsidiary of International. MIT's business consists of the developments, manufacturing and sale of piezo-electric ink jet printheads and print units and the sale of ink and ink cartridges for use with piezo-electric ink jet printheads. The owner of this ink-jet technology used in the business of MIT is Xaar, plc ("XAAR"). International held a non-exclusive license to use this piezo-electric ink jet technology owned by Xaar. International sub-licensed this right to use the ink jet technology to MIT.

         PPAG, International and Xaar negotiated a sale of the stock of MIT from PPAG to Xaar, the terms of which affected certain property rights of International, to wit, the transfer of International's rights to the "Piezo Jet" trademark to MIT in exchange for cancellation of an intercompany payable due to MIT from International of approximately $300,000, the termination of International's license to use the piezo-electric ink jet technology, and the assignment of International's rights in the counterclaim for tortious interference with business relations (the "COUNTERCLAIM") asserted by International in the lawsuit styled Spectra, Inc., Plaintiff vs. Nu-kote International, Inc. and Modular Ink i Stockholm, AB, Defendants, Civil Action No. 98-CV-130-JD, pending in the Federal District Court in New Hampshire in exchange for a fee of $250,000. Lastly, the terms of the MIT Sale included forgiveness by Xaar of all outstanding royalty payments under the license agreement with Xaar owed by International and/or MIT of approximately $800,000. The stock of MIT was sold upon the insistence of and with the agreement of the Lenders. While Nu-kote believes the sale price for MIT was fair and the highest and best price under the circumstances, Nu-kote also believes the price was influenced by the poor financial condition of MIT, pending litigation involving MIT, and the fact that MIT had been on the market for approximately one and a half years.

         On March 30, 1999, the Bankruptcy Court approved the sale of MIT and the sale was closed on March 31, 1999.


SECOND AMENDED DISCLOSURE STATEMENT                                           56

         2.       THE SALE OF EUROPEAN ENTITIES

         On June 16, 1999, the Debtors filed an "Amended Motion to Approve Sale of Pelikan Subsidiaries pursuant to ss. 363 of the Bankruptcy Code Free and Clear of All Liens, Claims and Encumbrances" seeking to sell to Pelikan Hardcopy Europe Limited ("PHE") the stock of certain of the European Subsidiaries, those being PPAG, PSL, Grief-Werke, Pelikan Hardcopy Asia Pacific Limited and Dongguan Pelikan Hardcopy Limited, (the "PELIKAN HARDCOPY SUBSIDIARIES"). PHE is a company incorporated in Scotland and owned in part by Hans Paffhausen and Gerry McNally, officers and directors of the Pelikan Hardcopy Subsidiaries, and other investors.

         The sale of the Pelikan Hardcopy Subsidiaries was closed effective as of September 30, 1999. The primary terms of the sale to PHE included:

         (a) PHE paid a cash purchase price of $16,500,000 which was allocated as follows:

                  (1)      $8,276,041.30 paid to the European Lenders;

                  (2) $3,500,000 paid to Pelikan Holding A.G., an unrelated party, in connection with an amendment to a trademark license held by one of the Debtors and the issuance of a new trademark license to PHE;

                  (3) $3,940,000 placed in escrow for contingent claims, taxes, warranties and Dongguan Pelikan Hardcopy Limited;

                  (4) $533,958 paid to Debtors' professionals for fees and expenses incurred in connection with the sale; and

                  (5)      $250,000 retained for audit costs.

         (b) release by the Pelikan Hardcopy Subsidiaries and PHE of any and all claims they may have against the Debtors and their respective officers and directors;

         (c) release by the Debtors of any and all claims they may have against the Pelikan Hardcopy Subsidiaries and PHE and their respective officers and directors;

         (d) a new trademark license agreement with Pelikan Holding A.G. pursuant to which the Debtors will have the exclusive right to use the Pelikan trademark in the United States, (including the District of Columbia, the Commonwealth of Puerto Rico, the Northern Mariana Islands, the Virgin Islands of the United States, and the unincorporated United States territories of American Samoa and Guam), Canada and Mexico and PHE will have the right to use the trademark in the rest of the world;


SECOND AMENDED DISCLOSURE STATEMENT                                           57

         (e)      the release by the European Lenders of the European
                  Guarantees;

         (f) the release by the European Lenders of all indebtedness under the Swiss Facility;

         (g) the conversion of approximately $9.7 million of debt of PSL to the European Lenders into equity and the transfer of such equity to PHE for $1.00;

         (h) certain non-competition and trademark and patent cross-license agreements;

         (i) a supply agreement providing for the continued supply of certain products by PHE to the Debtors;

         (j)      appropriate escrow agreements; and

         (k) the European Lenders shall have agreed to the retention of $250,000 of the purchase price to pay the cost of completion audits.

         The geographic restrictions on the Pelikan license following the sale of the Pelikan Hardcopy Subsidiaries are detailed above. While the sale may have incidentally lessened the value of the license, the Debtors believe that the value to the Debtors of the sales attributable to the geographic areas given up as a result of the sale is inconsequential. The Debtors have retained the right to use the license in the areas where the Debtors sell under the "Pelikan" name.

         On June 22, 1999, the Bankruptcy Court entered its Order on Amended Motion to Approve the Pelikan Sale. The sale of the Pelikan Hardcopy Subsidiaries was closed effective as of September 30, 1999.

P.       SETTLEMENT WITH BLAIR AND RIDENOUR

         In October of 1994, Robert W. Blair and John Ridenour filed suit in the Court of Common Pleas, Fayette County, PA, Robert W. Blair & John Ridenour v. Nu-kote Holding, Inc., et al, Civ. Div. No. 1887 of 1994, for payments allegedly due on promissory notes executed in connection with, and breach of contract purportedly arising from, indemnity agreements and the sale contract from the transaction when International purchased the stock of ICMI. International and ICMI likewise filed claims against Blair and Ridenour for breach of contract in the Court of Common Pleas, Allegheny County, PA, Nu-kote International, Inc. v. Robert W. Blair and John Ridenour, Case No. GD 98-13981, and in the United States District Court for the Western District of Pennsylvania styled Nu-kote International, Inc. v. Robert W. Blair and John Ridenour, Case No. CV No. 98-1462. On the Petition Date, these suits were, pursuant to provisions in the relevant documents mandating arbitration, pending before the American Arbitration Association, styled Nu-kote International, Inc. v. Robert W. Blair and John Ridenour, Case No. 16-199-00375-94.


SECOND AMENDED DISCLOSURE STATEMENT                                           58

         Pre-petition settlement negotiations by Nu-kote's prior management were unsuccessful. Subsequent to the filing of these Bankruptcy Cases, however, Nu-kote's current management and bankruptcy counsel again entered into extensive negotiations seeking settlement and resolution of all the outstanding matters and lawsuits between the parties. As a result of these negotiations, an agreed settlement was reached and approved by the Bankruptcy Court. The Debtors believe that this settlement is fair, equitable and in the best interests of the Debtors and all Creditors of the Estate. The settlement provided for a joint and mutual release between the parties, dismissal with prejudice of all pending lawsuits and the arbitration proceedings and the withdrawal of all Claims filed by Blair and Ridenour against the Estate. The consideration for this settlement was the payment of two-third's of the amount in the escrow account to Blair and Ridenour and one-third of the amount to the Debtors. At the time settlement of the Blair and Ridenour litigation and claims was presented to the Bankruptcy Court for approval, there was approximately $783,000 in the escrow account representing the original amount plus continually accruing interest.

         On June 15, the Bankruptcy Court entered an Order approving the settlement. The settlement has been fully consummated; the monies from the escrow account have been distributed, all pending lawsuits and arbitration proceedings have been dismissed with prejudice, and Blair and Ridenour have each dismissed all Claims they filed against the Estate totaling in excess of $1.2 million.

Q.       SETTLEMENT WITH HEWLETT-PACKARD COMPANY

         The HP Litigation went to trial on May 17, 1999. On July 22, 1999, the jury rendered its decisions, but the verdict did not result in the monetary damages to Nu-kote for which the Debtors had hoped. Subsequent to the rendition of the jury verdict in the HP Litigation, Debtors' management and general bankruptcy counsel entered into extensive negotiations seeking settlement and resolution of the litigation between the parties. As a result of these negotiations, an agreement (the "SETTLEMENT AGREEMENT") has been reached and approved by the Bankruptcy Court. For a detailed discussion of the non-confidential terms of the Settlement Agreement, see the discussion at
Article V.I.1. above.

         In summary, it bears repeating here that Nu-kote firmly believes that the Settlement Agreement negotiated between Nu-kote and HP is in the best interests of the estate. The HP Litigation has consumed the time and resources of the Company for in excess of four years. Unless the HP Litigation is compromised and settled, the parties anticipate that the judgment to be entered by the California District Court will likely be appealed, and final resolution of the HP Litigation will be protracted. This Settlement Agreement, negotiated with the interests' of the Debtors and the creditors of this estate as paramount concern, brings closure to this chapter of Nu-kote's history and brings the Debtors one step closer to reorganization.

         Finally, the Debtors assert that the benefits to Nu-kote stemming from the Settlement Agreement are substantial. Although confidentiality concerns prevent a


SECOND AMENDED DISCLOSURE STATEMENT                                           59
detailed recitation of the effect of the Settlement Agreement on the business operations of Nu-kote, Nu-kote represents that the Patent Covenants granted under the Settlement Agreement are crucial to the continued business success of Nu-kote and will allow Nu-kote to continue its full line of HP compatible products. The prompt and efficient resolution of the claims asserted by HP in this case as pre-petition unsecured claims is also of significant value, and the intangible benefit of the Debtors', their management and counsel directing their attention to other essential matters should not be undervalued.

R.       APPOINTMENT OF EXAMINER

         On October 18, 1999, security claimant Lori Lemmer filed a Motion for Appointment of Examiner. Pursuant to 11 U.S.C. ss. 1104(c), Judge Lundin held that the statute was mandatory and not discretionary and required the appointment of an Examiner. Accordingly, Judge Lundin ordered the appointment of Randal S. Mashburn as the Examiner, however, various restrictions were placed on the Examiner. First, the Examiner is only authorized to examine the Debtors' possible claims against Debtors' management. Second, the Examiner's costs, including the engagement of any professionals, plus expenses, cannot exceed $50,000. Finally, the Examiner must provide its preliminary report to the U.S. Trustee within sixty (60) days after the order for the Examiner's appointment was entered. Thus, the Examiner's report must be filed with the Bankruptcy Court by January 29, 2000. Accordingly, after January 29, 2000, any party may obtain a copy of the Examiner's report from the Clerk of the Bankruptcy Court, 701 Broadway, Nashville, Tennessee 37203. As set forth in this Disclosure Statement, the Debtors do not believe that any actionable claims exist against the Current Officers and Directors.

S.       ADMINISTRATIVE CLAIMS BAR DATE

         On November 12, 1999, the Court entered its Order providing that any party seeking to assert an administrative expense payment against the Debtors under 11 U.S.C. ss. 503 through September 30, 1999, except for case professionals whose employment was approved by the Bankruptcy Court, must file a request for payment of such administrative expense with the Court by December 15, 1999.

            ARTICLE VIII. FINANCIAL INFORMATION AND FUTURE OPERATIONS

         THE FINANCIAL INFORMATION DESCRIBED BELOW WAS COMPILED BY THE DEBTORS. THIS FINANCIAL INFORMATION HAS NOT BEEN SUBJECTED TO AN AUDIT. THE LENDERS AND COMMITTEES HAVE RELIED UPON THE DEBTORS AND THEIR PROFESSIONALS REGARDING THE PREPARATION AND THE INCLUSION OF THIS INFORMATION IN THIS DISCLOSURE STATEMENT, BUT HAD NO ROLE IN THE PREPARATION, REVIEW, OR PRESENTATION OF THE ANNUAL PROJECTION UNDERLYING THE RESTATED PROJECTION REFLECTED HEREIN, AND MAKE NO REPRESENTATION OR WARRANTY AS TO THE CORRECTNESS OR ACCURACY HEREOF. THE FINANCIAL PROJECTIONS ARE FORWARD-LOOKING PROJECTIONS AND ARE BASED UPON NUMEROUS ASSUMPTIONS, INCLUDING BUSINESS, ECONOMIC, AND OTHER MARKET CONDITIONS. MANY OF THESE ASSUMPTIONS ARE BEYOND THE CONTROL OF THE DEBTORS, LENDERS AND THE COMMITTEES, AND ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY. SUCH ASSUMPTIONS INVOLVE SIGNIFICANT ELEMENTS


SECOND AMENDED DISCLOSURE STATEMENT                                           60

OF SUBJECTIVE JUDGMENT WHICH MAY OR MAY NOT PROVE TO BE ACCURATE, AND CONSEQUENTLY, NO ASSURANCES CAN BE MADE REGARDING THE ANALYSES OR CONCLUSIONS DERIVED FROM ANALYSES BASED UPON SUCH ASSUMPTIONS. THE LENDERS AND COMMITTEES ARE NOT IN A POSITION TO MAKE ASSURANCES AS TO THE FEASIBILITY OF THE RESTATED PROJECTIONS, THE REASONABLENESS OF ASSUMPTIONS USED IN DEVELOPING THE RESTATED PROJECTIONS, OR THE ABILITY OF THE DEBTORS TO ACHIEVE THE PROJECTED RESULTS.

A. HISTORICAL AND POSTPETITION FINANCIAL INFORMATION: NU-KOTE'S RESULTS OF OPERATIONS

         Attached as Exhibits "C," "D," and "E" are the actual and pro forma Income Statements, Balance Sheet and Cashflows of the North American Operations for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002. While certain portions of the attached Exhibits reflect the actual historical results of the Company's operations, the financial projections contained on Exhibits "C," "D," and "E" are forward-looking projections prepared by the Debtors. Projected financial data presented thereon and elsewhere in this Disclosure Statement is based upon numerous assumptions, including business, economic, and other market conditions. Many of these assumptions are beyond the control of the Debtors, and such assumptions involve elements of subjective judgment which may prove by future events to be inaccurate, and consequently, no assurances can be made regarding the feasibility of the projections. The financial information presented on Exhibits "C," "D," and "E" is unaudited. Exhibits "C," "D," and "E" have, however been prepared in accordance with generally accepted accounting procedures, and the Debtors believe that these Exhibits are a fair and reasonable representation of the Debtors' anticipated future operations.

         The Company has forecast a significant financial turnaround as compared to the historical results of the business for the fiscal years ended March 31, 1998 and 1999. For the six month period ended September 24, 1999, the Company has exceeded its revenue projections by approximately 5% with net sales of $50.9 million. In addition, the Company exceeded its operating income projections by 26%, with operating income of approximately $1.0 million and projected Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring charges (EBITDAR) of approximately $6.0 million for the full fiscal year ending March 31, 2000.

         Since the Petition Date, Nu-kote has continued to operate its business and manage its property as a debtor-in-possession pursuant to ss.ss.1107(a) and 1108 of the Bankruptcy Code. As a result of the achievements of Nu-kote's management team Nu-kote's financial condition has significantly improved since the Petition Date.

         The Debtors note that sales have increased at a higher than anticipated rate of growth, gross profit has improved due to the on-going distribution, transportation, and manufacturing cost-cutting programs, and operating income has been higher than expected due to substantial reductions in force and the elimination of the attendant operating expenses. Nu-kote has also obtained price discounts and favorable credit terms from certain large vendors for the purchase of supplies, persuaded customers to offset


SECOND AMENDED DISCLOSURE STATEMENT                                           61
rebates over time, and are in the process of negotiating long-term contracts with major customers that will generate millions of dollars in revenue. Through extensive customer contact and positive cash flow operations, Nu-kote has retained existing business and instilled confidence in customers and vendors.

         Nu-kote has initiated employee and other significant cost reductions, streamlined and refocused product lines, decreased the targeted customer base, and met or exceeded sales and other financial projections. Nu-kote has also begun a program of demanding a 3% discount on cash-in-advance orders to suppliers, a 2% discount on orders satisfied in 15 days, and no discount on orders offering 30 day terms. As a result, Nu-kote has utilized only a small portion of the post-petition financing line available from Norwest and is cash flowing. Nu-kote has filed Monthly Operating Reports for the months of November and December, 1998 and January - October, 1999 with the Office of the U.S. Trustee. These Monthly Operating Reports further indicate the continually improving financial condition of Nu-kote.

         Finally, despite cash usage of approximately $5.0 million for one-time charges associated with Y2K compliance, restructuring, and bankruptcy costs, the Company has paid back its initial borrowings on the DIP Facility with Norwest and, as of October 22, 1999, has $0 net DIP borrowings with a cash surplus of $1.2 million.

B.       FUTURE OPERATIONS OF THE REORGANIZED DEBTORS

         The approval by the Bankruptcy Court of the $7.5 million debtor-in-possession financing with Norwest has served to increase customer and third party supplier confidence that Nu-kote will continue to provide quality products and remit trade payables on a timely basis. Since that time, Nu-kote has focused its energies on redirecting, reorganizing, and restructuring the company's US-based operations. The Reorganized Debtors will continue the improvements already implemented.

         1.       THE FUTURE OF THE MARKET

         As set forth above, the Company has historically served and, looking to the future, the Reorganized Debtor's continued operations will continue to serve, both the original equipment manufacturer and aftermarket distributor markets. Among the Reorganized Debtors' challenges is the need to offset declining impact ribbon sales with faster growing non-impact thermal, ink jet, toner, and laser cartridge sales. It is anticipated that Nu-kote's future impact ribbon sales should fall at a rate somewhat less than that of the overall market due, primarily, to the expectation of market share gains. In an effort to offset declining impact ribbon sales, Nu-kote has identified 29 domestic accounts in the original equipment manufacturer, office products, and retail channels of distribution which have been targeted to provide incremental annualized sales volume. Thermal products, ink jet accessories, monochrome and color toner, and laser cartridge sales account for the overwhelming share of expected gains.

         2.       STRATEGIC GOALS & OBJECTIVES


SECOND AMENDED DISCLOSURE STATEMENT                                           62

         Prospectively, if purchased by Richmont, the Reorganized Debtors will focus on a number of strategic and operating goals and objectives in an effort to maximize financial performance:

         (a)      Improve sales and marketing effectiveness;

         (b) Offset declining impact ribbon sales with faster growing non-impact product sales;

         (c) Eliminate non-performing customer accounts, the underlying sku's, and associated infrastructure expense, implementing, in the process, reductions in force consistent with expected sales volume, anticipated account base, and more aggressive levels of productivity;

         (d) Generate logistics and manufacturing cost savings and, longer-term, facility consolidations;

         (e) Outsource important but marginally profitable ribbon products to contract manufacturers, which, on the basis of scale alone, are expected to produce product less expensively; and

         (f)      Improve third party supplier credit terms.

         3.       SALES & MARKETING

         During the better part of calendar 1998, the sales and marketing organization was focused primarily on protecting Nu-kote's existing customer account base due to Nu-kote's then less than satisfactory line fill rate, now corrected, and its increasingly uncertain financial condition which had lead certain of its customers to consider dual sourcing. Prospectively, the Reorganized Debtors will stress the importance of an understanding of end-user needs by sales and marketing personnel; focus on the distinguishing characteristics of the Nu-kote product line; and employ a multi-functional team approach to address the needs of key customers. Sales and marketing personnel will also be held accountable for performance from both a sales volume and, more importantly, account profitability point-of-view, thus increasing incentives to perform well.

         To begin the implementation of these changes, Nu-kote recently introduced the initial phase of what will become a comprehensive training program to improve end-user and product knowledge. In addition, the Company has identified key personnel from the various functional disciplines and assigned each to a series of teams that will interface with specific large customer accounts. Similarly, Nu-kote has restructured its sales compensation plan by reducing base salaries on an across-the-board basis and providing a schedule of incentives to replace lost salary income with earned commissions. The positive impact of these efforts will be realized through continued reinforcement of the underlying principles.


SECOND AMENDED DISCLOSURE STATEMENT                                           63

         4.       ACCOUNTS & SKU'S

         A recent analysis of Nu-kote's existing account structure by product line and channel of distribution indicated that approximately 25% of the Company's domestic customer accounts and 60% of its domestic sku's generated over 95% of its domestic sales volume. As a result, the Company has elected to eliminate its non-performing accounts and the underlying sku's and, in the process, restructure certain channels of distribution, which, in the aggregate, is expected to generate personnel and infrastructure operating cost savings in excess of $2.1 million annually, net of severance and other one-time costs.

         5.       LOGISTICS & MANUFACTURING

         As an extension of the analysis of Nu-kote's existing account structure, Nu-kote has identified approximately $0.9 million of logistics cost savings and an estimated $2.4 million of manufacturing cost savings, both net of severance and other one-time charges. In the aggregate, these savings are a function of on-going reductions in force, elimination of costly overtime expense, lower transportation rates, material cost reductions, improved scrap and rework, manufacturing efficiency gains, and facility consolidations/closings.

         6.       OUTSOURCING

         Nu-kote has identified approximately 550 impact ribbon-related sku's which lend themselves to outsourcing. Based on firm estimates from two contract manufacturers, the Reorganized Debtors can expect to save in excess of $5.0 million over a twelve month period of time. In addition, the outsourcing program, once completed, should lead to the elimination of associated distribution and manufacturing facilities as indicated immediately above.

         7.       TRADE CREDIT

         Nu-kote has initiated a planned program to expand trade credit and obtain supplier price concessions. Concurrent with the filing of these Bankruptcy Cases, Nu-kote suppliers overwhelmingly demanded cash in advance for delivery of goods, which, understandingly, impacted working capital negatively. Recently, however, Nu-kote has initiated conversations with its trade and other suppliers and proposed a 3% discount off all invoices demanding cash in advance, a 2% discount off all invoices requiring payment in ten days, and no discount on invoices requiring payment in thirty days. To date, the Debtors have reduced borrowings under Nu-kote's DIP Facility to $0 as of October 22, 1999 and should continue to improve future cash flow.

         8.       INFORMATION SYSTEMS

         Nu-kote completed its installation of a new, fully integrated computer based information system on October 22, 1999, allowing ample time for testing prior to calendar year-end. Among the features of the new system are improved financial consolidation and


SECOND AMENDED DISCLOSURE STATEMENT                                           64
reporting, improved workflow efficiency and supply chain management, reduced software application maintenance, Y2K compliance, and the ability to conduct electronic commerce.

         9.       FUTURE FINANCIAL PERFORMANCE

         The Reorganized Debtors are expected to improve operating and financial performance substantially. Domestically, sales should increase at approximately 7-10 % per year as new and existing account growth in the faster growing non-impact market nominally offsets a continued decline in the impact market. Operating income, however, is expected to show an estimated four-fold increase on the strength of wider gross margins, particularly in the aftermarket, and significantly lower selling, general & administrative expenses. Net cash flow remains positive throughout the forecast periods.

                    ARTICLE IX. DISCUSSION OF THE JOINT PLAN

         THE JOINT PLAN IS ATTACHED HERETO AS EXHIBIT "G." ALL TERMS FOR IMPLEMENTING THE JOINT PLAN, TREATMENT OF CLASSIFIED AND UNCLASSIFIED CLAIMS AND INTERESTS, PROVISIONS REGARDING ALL PROPERTY DEALT WITH BY THE JOINT PLAN, AND ALL OTHER IMPORTANT TERMS AND CONDITIONS ARE CONTAINED IN THE JOINT PLAN. YOU ARE URGED TO REVIEW THE JOINT PLAN CAREFULLY.

A.       SUMMARY OF THE JOINT PLAN

         THE JOINT PLAN IS A COMPREHENSIVE PROPOSAL BY THE PLAN PROPONENTS THAT PROVIDES FOR THE PAYMENT IN FULL OF ALL ALLOWED ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND SECURED CLAIMS, THE PAYMENT TO HOLDERS OF ALLOWED UNSECURED CLAIMS, OTHER THAN THE CLAIMS OF THE LENDERS, THEIR PRO RATA SHARE OF THE SUM OF $600,000, OR SUCH HIGHER AMOUNT AS IS GENERATED BY THE BIDDING PROCEDURE, AND 25% OF THE NET CASH RECEIVED ON AVOIDANCE ACTIONS.

         To accomplish this, the Joint Plan contemplates:

          1.      The continued operation of the business of Nu-kote.

          2. The transfer of ownership of the business and the Litigation on the Effective Date of the Joint Plan either to:

                  (a) Richmont or such other Successful Bidder as is selected pursuant to the Bidding Procedure; or

                  (b) if there is no Successful Bidder other than Richmont and Richmont does not close, to one or more trusts for the benefit of Creditors in which case the business will continue to be operated pending its contemplated sale as a going concern.


SECOND AMENDED DISCLOSURE STATEMENT                                           65

B.       CLASSIFICATION AND TREATMENT OF CLAIMS

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

         The payment of certain types of Claims asserted against the Debtors is accomplished without the requirement of classification of those Claims into Classes. Administrative Claims and Priority Tax Claims are not classified under section 1123(a)(1) of the Code for purposes of voting or receiving distributions under the Joint Plan. The procedures for payment of Administrative Claims and Priority Tax Claims, as well as Fee Claims, fees to the Office of the U.S. Trustee, and the Norwest Claim are detailed in the Joint Plan and summarized as follows:

         (A) DEADLINE FOR FILING ADMINISTRATIVE CLAIMS. Any person or Entity who claims to hold an Administrative Claim (other than an Administrative Claim representing a liability incurred in the ordinary course of business by any of the Debtors or a Fee Claim) shall be required to file with the Court an application for payment of such asserted Administrative Claim and to serve notice thereof on all parties entitled to such notice. The failure to file timely the application as required under the Joint Plan shall result in the Claim being forever barred and discharged. The Bar Date for filing requests for payment of all Administrative Claims, Priority Tax Claims and Other Priority Claims (except Fee Claims) (i) incurred through September 30, 1999 is December 15, 1999, and (ii) incurred after September 30, 1999 is the date that is sixty days after the Effective Date.

         (B) PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Administrative Claim, except as otherwise set forth in the Joint Plan shall receive from the Reorganized Debtors either:
                  (i) with respect to Administrative Claims which are Allowed Claims on the Effective Date, the amount of such holder's Allowed Claim in one cash payment; (ii) with respect to Administrative Claims which become Allowed Claims after the Effective Date, the amount of such holder's Allowed Claim in one cash payment as soon as practicable after such claim becomes an Allowed Administrative Claim; or (iii) such other treatment agreed upon by the Debtors and such holder; provided, however, that any such Administrative Claim representing a liability incurred in the ordinary course of business by any of the Debtors shall be paid by Reorganized Debtors in accordance with the terms and conditions of the particular transaction giving rise to such liability and any agreements relating thereto.

         (C) FEE CLAIMS OF PROFESSIONALS OTHER THAN COMMITTEES' PROFESSIONALS. Each professional person whose retention with respect to the Debtors' cases has been approved by the Bankruptcy Court or who holds, or asserts, an Administrative Claim that is a Fee Claim shall be required to file with the Bankruptcy Court a final fee application within sixty (60) days after the Effective Date and to serve notice thereof on all parties entitled to such


SECOND AMENDED DISCLOSURE STATEMENT                                           66
                  notice pursuant to the Agreed Order Regarding Compensation of Certain Professionals (the "FEE ORDER"). Not later than five
                  (5) days prior to the Confirmation Date or sooner if the Court so orders, any person intending to file a Fee Claim shall file an estimate of such final Fee Claim on all parties entitled to such notice pursuant to the Fee Order. No Fee Claims shall be allowed in excess of estimated amounts.

         (D) FEE CLAIMS OF THE COMMITTEES' PROFESSIONALS. Each professional person employed by the Committees whose retention with respect to the Debtors' cases has been approved by the Bankruptcy Court (the "COMMITTEE PROFESSIONALS") shall be required to file a final fee application in accordance with the Joint Plan. Any such Fee Claim of a Committee Professional shall be an Allowed Administrative Claim to the extent that such Fee Claim is approved by the Bankruptcy Court and so long as the aggregate allowed Fee Claims of such Committees' Professionals does not exceed $450,000, and shall be paid in full in one cash payment on the Effective Date.

         (E) PAYMENT OF ADMINISTRATIVE TAX CLAIMS. Each holder of an Administrative Claim that is an Allowed Claim for Taxes for which the Debtors are responsible for the period during which the Debtors' Chapter 11 Case is being administered, and any other Taxes of the Debtors payable pursuant to Section 507(a)(1) of the Bankruptcy Code, if any, shall be paid the Allowed Amount of such holder's Claim in cash, in full, by Reorganized Debtors on the latest of: (i) the Effective Date,
                  (ii) the date such Claim is allowed by Final Order, or (iii) the date such payment is due under applicable law.

         (F) PAYMENT OF PRIORITY TAX CLAIMS. Any and all Secured or Priority Claims of any Entity for the payment of any Taxes (a) accorded a priority pursuant to ss.ss.507(a)(8) of the Code (but excluding all Claims for post-petition interest and pre-petition and post-petition penalties all of which interest and penalties, pre-confirmation and post-confirmation, shall be (i) deemed disallowed and (ii) fully discharged on the Confirmation Date), or (b) secured by valid Liens on assets of any Debtor existing on the Confirmation Date (but excluding all Claims for post-petition interest and pre-petition and post-petition penalties, all of which interest and penalties shall be (i) deemed disallowed and (ii) discharged on Confirmation Date). Additionally, all Liens securing Tax Claims shall be deemed and legally treated as released, voided and discharged on the Confirmation Date. Each Allowed Tax Claim shall be paid by Reorganized Debtors in accordance with
                  Section 1129(a)(9)(C) of the Bankruptcy Code.

         (G) PAYMENT OF NORWEST CLAIM. The Norwest Claim shall be paid in full in accordance with the Norwest Agreement and the Bankruptcy Court's Order approving same. Until the claim of Norwest is paid hereunder, Norwest shall retain the Norwest Lien. At the time the Norwest Claim is paid, Norwest shall deliver a release of the Norwest Lien in a form acceptable to the Lenders.


SECOND AMENDED DISCLOSURE STATEMENT                                           67

         (h) PAYMENT OF FEES TO U.S. TRUSTEE. All fees payable under 28 U.S.C. ss. 1930 shall be paid in cash in full. For purposes of such payments, the Reorganized Debtor shall be treated as a single entity.

         2.       TREATMENT OF CLASSIFIED CLAIMS

         Section 1122 of the Bankruptcy Code states in part that "a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class." The Joint Plan classifies Claims into three (3) separate Classes and Interest Holders into one (1) Class, pursuant to ss.ss. 1122 and 1123 of the Code. The treatment of and consideration to be received by holders of Allowed Claims pursuant to the Joint Plan shall be in full settlement, release and discharge of their respective Claims and any associated lien or encumbrance but shall not affect the liability of any other Entity on such Claim or Interest. The Reorganized Debtors or the Trustee, as the case may be, may disregard, and elect not to pay, Allowed Claims whose Pro Rata share of a proposed distribution is less than $100.00. In such case, the Allowed Amount of such Claims shall be reduced to zero and such funds shall be retained as part of the Reorganized Debtors or the Trust. The classification and treatment of Claims and Interests pursuant to the Joint Plan is detailed below:

         (a) CLASS 1 - SECURED CLAIMS OF THE LENDERS. This Class consists of the Secured Claims of the Lenders. If there is a Successful Bidder who timely closes the Sale Transaction on or before the Effective Date, then in full satisfaction of all Claims of all Lenders, the Lenders shall be paid and receive on or before the Effective Date $20,550,000 in good and collected funds, or such higher amount as is generated by the Bidding Procedure. In addition, the Reorganized Debtors or Successful Bidder, as the case may be, shall pay to the Lenders a sum equal to one-third (1/3) of the Net Cash Received by the Reorganized Debtors, the Debtors, the Estates the Successful Bidder or any of their successors or assigns ("DEBTOR PARTIES") from the OEMs, Chubb, Wausau or their excess carriers (or any of their affiliates, successors or assigns) on account of any claims of the Debtors or their Estates including, without limitation, claims against the OEMs and claims of the Debtors, if any, against directors and officers or any policy of insurance related to same, provided, however, that the Reorganized Debtors shall have the sole and absolute discretion to pursue or not pursue and either to settle or litigate all of such claims, including, inter alia, the right to permit the Reorganized Debtors to accept zero-cash or non-cash benefits, in neither of which zero-cash or non-cash benefits shall the Lenders have any interest and provided that the Lenders shall be excluded from participating in any monies paid solely for defense costs actually incurred by the Debtor Parties.

                           Otherwise, upon the occurrence of the Trust
                  Triggering Event, then each holder of an Allowed Secured Class 1 Claim shall receive on the


SECOND AMENDED DISCLOSURE STATEMENT                                           68

                  Effective Date, its Pro Rata share of 97% of (a) the Trust Interest and (b) the Trust Interest (Litigation), and shall retain its assignments, security interests, liens and other interests in the Retained Assets and Litigation, upon which such assignments, security interests, liens and other interests shall be deemed to be continuously perfected and automatically remain attached to secure the Lender's Note and Allowed Claim to the extent applicable.

                           In the event the Joint Plan is subject to "cram down"
                  under Section 1129(b) of the Bankruptcy Code on account of non-acceptance by Class 3, each holder of an Allowed Secured Class 1 Claim shall, on the Effective Date: (a) receive a promissory note in the amount of its Allowed Secured Class 1 Claim bearing interest at the Legal Rate (the "LENDER'S NOTE"); (b) retain its assignments, security interests, liens and other interests in the Retained Assets and Litigation, upon which such assignments, security interests, liens and other interests shall be deemed to be continuously perfected and automatically remain attached to secure the Lender's Note and Allowed Claim to the extent applicable; (c) receive a Pro Rata share of 100% of the Trust Interest; and (d) receive its Pro Rata share of 100% of the Trust Interest (Litigation) to the full extent of the claims, assignments, security interests, liens and other interests held by each Secured Class 1 Claim. To the extent the Lender's Note is insufficient to fully satisfy its Allowed Secured Class 1 Claim, such holder's Allowed Secured Class 1 Claim shall be treated as an Unsecured Class 3a Claim.

         (B) CLASS 2 - OTHER SECURED CLAIMS. This Class consists of all other allowed Secured Claims of any Creditor other than those Secured Claims in Class 1. The following Creditors have filed Secured Claims, and, to the extent such Secured Claims are Allowed, each shall be treated as a separate subclass in Class 2:

                  Class 2A    Atlantic Molding, Inc.
                  Class 2B:   Border Lift
                  Class 2C:   CIT Group/Equipment
                  Class 2D:   Doris L. Crank
                  Class 2E:   Dollar Bank Leasing Corp.
                  Class 2F:   Employers Insurance of Wausau
                  Class 2G:   ERS Imaging Supplies, Inc.
                  Class 2H:   GE Capital - Colonial Pacific Leasing
                  Class 2I:   Wayne E. Moore
                  Class 2J:   Newcourt Communication Finance Corp.
                  Class 2K:   Oasis Imaging Products
                  Class 2L:   Oce Printing Systems USA, Inc.
                  Class 2M:   Oskar Haug AG
                  Class 2N:   Phillips Joanna
                  Class 2O:   Precision Packaging Products, Inc.
                  Class 2P:   Tennant Company


SECOND AMENDED DISCLOSURE STATEMENT                                           69

                  Class 2Q:   Unisys Corporation
                  Class 2R:   RSL Industrial Contracting

                           Except to the extent that a Class 2 Claimant may
                  otherwise agree, each holder of an Allowed Secured Class 2 Claim shall be fully satisfied, at the Reorganized Debtor's option, by one of the following:

                  (1) NOTE OPTION: Each holder of a Class 2 Claim shall retain all Liens securing such Claim until such Claim is fully paid or until such holder otherwise agrees. The terms and provisions relating to such Liens shall be set forth in appropriate documents agreed to between the parties, or, in the event of disagreement, as directed by the Court. The Reorganized Debtor shall execute a note payable to the Class 2 Creditor and deliver it to the holder of such Claim, along with an appropriate mortgage and/or security agreement, no later than the tenth (10th) Business Day after the later of the Effective Date or the date that such Claim becomes an Allowed Claim. The initial principal amount of each Class 2 Claim shall be equal to the lesser of (i) the amount which the Court shall determine is equal to the value of the assets securing such Claim or (ii) the amount of the Class 2 Claim. To the extent that any Creditor has a Deficiency Claim in addition to its Class 2 Claim, the Deficiency Claim shall be treated under this Plan as an Unsecured Claim against the Debtors.

                  (2) UNIMPAIRMENT OPTION: At the option of the Reorganized Debtor, any Class 2 Claim may be deemed unimpaired. If such election is to be made, it must be made on or before the Effective Date. Any arrearage or other amounts owed by the Debtors as of the Effective Date (and any other payments which may at such date be required to make each such Claim unimpaired) shall be paid in cash, in full, on or before the forty-fifth
                           (45th) Business Day after the Effective Date or as shall otherwise be agreed to in writing by the holder of such Claim, and all other defaults with respect to such Claim required to be cured by Section 1124(2) of the Code shall be cured on or prior to the forty-fifth (45th) Business Day after the Effective Date as shall be agreed to in writing by the holder of such Claim, and from and after the date of such cure any previously accelerated indebtedness shall be reinstated and any default rate of interest shall no longer apply, but shall be deemed waived (not forgiven). Each Class 2 Creditor whose claim is unimpaired pursuant to the terms hereof shall retain such lien as such Creditor held prior to the Petition Date. After the reinstatement of its Class 2 Claim, each Class 2 Creditor will receive payments in accordance with the instruments governing such Claim or as such Creditor may otherwise in writing agree. Furthermore, after such unimpairment, each Class 2 Creditor will be entitled to exercise all rights, privileges, and remedies available to it under the


SECOND AMENDED DISCLOSURE STATEMENT                                           70
                           instruments governing its Class 2 Claim in accordance with the terms for such instruments, without need for any application to or order of the Court.

                  (3) CASH OPTION: The Reorganized Debtor may also elect, at any time on or before the Effective Date, to pay a Class 2 Secured Claim in full, in cash, on or promptly after the Effective Date.

                  (4) ABANDONMENT OPTION: The Reorganized Debtor may also elect, at any time on or before the Effective Date, to fully satisfy a Class 2 Claim by abandoning the collateral securing such Claim to the holder of such Claim.

                  (5) RELEASE OF LIEN: Upon the satisfaction of any note given to any holder of a Class 2 Secured Claim pursuant to any of the methods provided for in this Plan, the holder of such Class 2 Secured Claim shall execute all instruments and documents necessary to release its Lien securing such Claim or note.

         (C) CLASS 3 - UNSECURED CLAIMS. This Class consists of all Allowed Unsecured Claims. Class 3a and 3b shall have their votes counted as a single class. The distinction of 3a and 3b is solely for distribution purposes per the agreement reached among the Plan Proponents in the Joint Plan and the Stipulation. In the event that the Plan Proponents request the Bankruptcy Court to invoke the "cram down" provisions of
                  Section 1129(b) of the Bankruptcy Code on account of a non-acceptance of this Joint Plan by the Unsecured Claims in Class 3b, Class 3 shall be treated as a single class for Pro Rata distributions as further provided herein.

                  (1) CLASS 3a - UNSECURED DEFICIENCY CLAIMS OF THE LENDERS. Class 3a consists of the Allowed Unsecured Deficiency Claims of the Lenders calculated as that amount by which the Allowed Claim of the Lenders exceeds the Allowed Secured Claim of the Lenders pursuant to 11 U.S.C. ss. 506. If the Trust Triggering Event shall not occur on or prior to the Effective Date, then the Lenders, as holders of all of the Unsecured Class 3a Claims shall receive, in full satisfaction of all of their Unsecured Claims, their respective Pro Rata shares of the payments made on account of the Lenders' Secured Class 1 Claims, as provided above. Otherwise, in the event of the occurrence of the Trust Triggering Event, if the Joint Plan is accepted without invoking the "cram down" provisions of Section 1129(b) of the Bankruptcy Code on account of a non-acceptance of this Joint Plan by the Unsecured Claims in Classes 3a and 3b (whose votes will be counted as a single class for acceptance of this Joint Plan), each Holder of an Allowed Unsecured Class 3a Claim shall receive its Pro Rata share


SECOND AMENDED DISCLOSURE STATEMENT                                           71
                           in 97% of the (a) Trust Interest and (b) the Trust Interest (Litigation), as set forth in the treatment of Secured Class 1, above.

                  (2) CLASS 3b - GENERAL UNSECURED CLAIMS. This Class 3b consists of the Allowed Claims of all General Unsecured Creditors, excluding all Class 3a Claims. If the Trust Triggering Event does not occur prior to the Effective Date, then the holders of all Unsecured Class 3b Claims shall each receive their Pro Rata Share of (i) the sum of $600,00 to be paid on or before the Effective Date by the Successful Bidder, in good and collected funds to the Reorganized Debtors, or such other Entity as directed by the Committees, for the benefit of the Class 3b Creditors, or (ii) such higher amount as is generated by the Bidding Procedure. In addition, Unsecured Class 3b Claims shall receive a Pro Rata share of 25% of the Net Cash Received by the Reorganized Debtors from recoveries on Avoidance Actions.

                                    Otherwise, upon the occurrence of the Trust
                           Triggering Event (a) if the Joint Plan is accepted without invoking the "cram down" provisions of
                           Section 1129(b) of the Bankruptcy Code on account of a non-acceptance of the Joint Plan by the unsecured claims in Class 3a and 3b, each holder of an Allowed Unsecured Class 3b Claim shall receive its Pro Rata share of 3% of (a) the Trust Interest and (b) the Trust Interest (Litigation) or (b) in the event that the Plan Proponents request to invoke the "cram down" provisions of Section 1129(b) of the Bankruptcy Code provided in Section 12.1 of the Joint Plan is activated on account of a non-acceptance of the Joint Plan by the unsecured claims in Class 3a and 3b, the sharing arrangement between Secured Class 1 (i.e. 97% of the Trust Interest and Trust Interest (Litigation)) and Class 3b (i.e. 3% of the Trust Interest and Trust Interest (Litigation)) shall be eliminated and of no force and effect. In such event, Class 3a and 3b shall then be treated as a single class to receive their Pro Rata share of distributions from the Litigation Trust, if any, after the treatment of Secured Class 1 as provided for by the Joint Plan.

         (D) CLASS 4 - COMMON STOCK. This Class consists of: (i) the Record Holders of Interests of Holding Common Stock and the Record Holders of Interests of the Debtors common stock (other than Holding) owned by entities other than the Debtors or affiliates of the Debtors' as of the Distribution Record Date and (ii) Holders of Claims arising from rescission of a purchase or sale of a security of the debtor or of an affiliate of the debtor, for Claims arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 on account of such a Claim. The holders of Allowed Class 4 Interests shall have their respective Interests terminated and canceled and shall not be entitled to receive any distribution of other benefit on account of their Interests.


SECOND AMENDED DISCLOSURE STATEMENT                                           72

C.       IMPLEMENTATION OF THE JOINT PLAN:  A SUCCESSFUL BIDDER

         The Joint Plan provides for the sale of the stock or assets of the Debtors (which will include indirectly ownership of all assets and intellectual property of the Debtors and the Litigation) to the Successful Bidder. The entity with the Lead Bid under the Joint Plan is Richmont (as defined below). The Successful Bidder will be selected by means of the Bidding Procedure.

         1.       THE PROPOSED PURCHASER: RICHMONT

         A newly-formed affiliate of Richmont Capital Partners I, L.P., a Delaware limited partnership, is the proposed purchaser of the stock of Reorganized Holding. Richmont Capital Partners I, L.P. and its affiliates own and operate portfolio businesses in industries such as financial services, apparel, sports products, and food services. Richmont Capital Partners I, L.P. owns beneficially 2,559,360 shares of the outstanding common stock of Holding, which is approximately 11.8% of that class. John P. Rochon, a director of Nu-kote and the chief executive officer of the managing general partner of Richmont Capital Partners I, L.P. has shared voting and investment power over these shares. Marketing Specialists, a company in which Richmont Capital Partners I, L.P. owns a majority interest, has been employed by the Debtors in connection with the Debtors' recall of certain Epson products.

         The proposed purchaser of the stock of Reorganized Holding ("RICHMONT") will be an affiliate of Richmont Capital Partners I, L.P. The net worth of Richmont upon formation will be at least sufficient to qualify as financially able to be the Purchaser under the Joint Plan, and Richmont is willing to be the Purchaser contemplated in the Plan. The senior management of Richmont is anticipated to include John P. Rochon and Patrick E. Howard. While Richmont has expressed an interest and willingness to be the Purchaser contemplated by the Joint Plan, the ultimate Purchaser will be the entity which is determined by Nu-kote to have the highest and/or best bid for the purchase of the stock of the Reorganized Holding. It is contemplated that the current management of Nu-kote will receive an equity incentive of some form in Richmont if Richmont is the Purchaser.

         2.       RICHMONT'S OBLIGATION TO CLOSE

         Richmont will have no obligation to close the Sale Transaction and Richmont shall have no liability, obligation or responsibility to the Debtors, their Estates, the Lenders, the Creditors, or any other party in interest as to such Sale Transaction or under the Joint Plan unless the Closing Conditions are satisfied, other than the right of the Lenders to draw upon the Letter of Credit as described in and in accordance with the terms and conditions of Art. VIII ss.
8.12 of the Joint Plan. The calculation of whether or not the aggregate allowance of all Administrative Claims and Priority Claims is less than or equal to $3,000,000 shall include all Administrative Claims and Allowed Priority Claims that have been Allowed as of the Effective Date but not paid as of the date of selection of the Successful Bidder, all Filed Administrative Claims and Priority Claims that have not been


SECOND AMENDED DISCLOSURE STATEMENT                                           73

Allowed as of the Effective Date whether or not objected to unless such objection has been resolved by Final Order, and reserves for any Administrative Claims or Priority Claims that have not been filed as of the Effective Date but which the Debtors believe will be filed by the Bar Date for such claims. Through and until 4:00 p.m. (EST) on February 11, 2000, Richmont shall be subject to a higher bid of any other Successful Bidder under the Bidding Procedure and shall have no right to object to or prevent such a higher bid irrespective of the amount of Administrative Claims, resolution of the OEM Claims or occurrence of a Material Adverse Change (as defined below), any one or all of which may be acceptable to such Successful Bidder.

         3.       THE LETTER OF CREDIT

         In the event Richmont is the Successful Bidder and fails to close the Sale Transaction on or before the Effective Date, other than on account of any one or more of the Closing Conditions, the Lenders shall be immediately entitled to draw upon the full amount of the Letter of Credit and apply the proceeds thereof to their Claims without notice of any kind as the sole remedy available for any party in interest for non-performance by Richmont under the Joint Plan. In the event Richmont is not the Successful Bidder, no demand for funding will be made against the Letter of Credit and the Letter of Credit shall be promptly returned to Richmont on the earlier of the selection of the Successful Bidder or the Confirmation Date, unless such date shall be extended in writing by and among Richmont, the Debtors and the Lenders.

         4.       THE BIDDING PROCEDURE

         Richmont shall be the initial bidder, and has submitted the Lead Bid as provided in the Joint Plan.(2) The Bidding Procedure shall be administered by the investment banking firm of Conway Del Genio, which firm has previously been employed by the Debtors as their investment bankers in connection with the sale of the company. The Bidding Procedure shall be as follows:

         (a) SOLICITATION. The Debtors shall, and the Lenders may (provided they direct any solicited parties to Conway Del Genio) seek higher and better offers than the Lead Bid from any entity that constitute, or would reasonably be expected to lead to an Overbid (as defined below).

         (b) INFORMATION TO THIRD PARTIES. The Debtors shall (a) furnish, in addition to the confidential memorandum provided to prospective bidders who have signed confidentiality agreements, non-public information (other than trade secrets or proprietary information) with respect to the Debtors to any entity seeking to be a successful bidder who first (i) has executed a letter of interest in a range in excess of that of the Lead Bid, (ii) has executed a confidentiality agreement in a form mutually acceptable to the Debtors and the Lenders and
                  (iii) has delivered to the Debtors and the Lenders its current financial statements and such other information as Debtors shall reasonably require,

----------------
(2) Richmont, the lead bidder, is fully discussed under Article IX.C.7.


SECOND AMENDED DISCLOSURE STATEMENT                                           74
                  which demonstrate, to the Debtors' reasonable satisfaction, the financial capability of such entity to consummate the transactions contemplated by the Overbid and (b) participate in negotiations or discussions concerning such Overbid. The Lenders shall receive biweekly reporting from Conway Del Genio commencing on December 3, 1999 regarding the sale process and other information reasonably requested by the Lenders.

         (c) OVERBIDS. The Debtors shall solicit higher and better offers ("Overbids") in accordance with the following procedure.

                  (i) OVERBID DEADLINE. All Overbids shall be submitted in writing to and received by Conway Del Genio no later than 4:00 p.m. (EST) on, February 8, 2000 (the "Bid Date"), with copies simultaneously sent to Debtors through their undersigned counsel (Hance/Scarborough/Wright), Richmont through its undersigned counsel (Creel, Sussman & Moore, L.L.P.), the Lenders through their undersigned counsel (Vinson & Elkins L.L.P.) and counsel for the U.S. Trustee. Any party-in-interest in these proceedings may obtain a copy of the Overbids received in accordance with the bidding procedures upon written request to counsel for the Debtors at the addresses set forth below.

                  (ii) OVERBID REQUIREMENTS. To be considered, all Overbids must, in the reasonable judgment of the Debtors, consist of terms no less favorable to Debtors, Lenders and the Debtors' other creditors than the Lead Bid and must satisfy the following minimum requirements (such Overbid, a "Qualified Overbid"):

                           - the initial Overbid shall meet all other payment requirements of the Lead Bid and provide at least $1,000,000 of additional cash available for payment of the $600,000 Topping Fee to Richmont and payments to the Lenders and Unsecured Creditors, with successive bids (a "Subsequent Overbid") thereafter exceeding one another by minimum increments of at least $250,000.

                           - all Overbids by bidders other than Richmont shall be accompanied by a cash deposit of $500,000 or letter of credit acceptable to the Debtors and Lenders in the amount of $500,000 (the "Deposit"), which Deposit shall be held by Conway Del Genio and which shall be forfeitable to the Lenders in the event the bidder is selected as the Successful Bidder and does not timely close for any reason other than that (i) the aggregate allowance of all Administrative Claims and Priority Claims is greater than $3,000,000, (ii) the OEM Claims are not resolved in a manner which does not cause or, with the


SECOND AMENDED DISCLOSURE STATEMENT                                           75
                                    passage of time, will not cause, a Material
                                    Adverse Change, (iii) a Material Adverse
                                    Change shall have occurred or (iv) the Joint
                                    Plan shall not have been confirmed by Final
                                    Order of the Bankruptcy Court (the "Closing
                                    Conditions");

                           - the Overbid shall provide for the purchase of the assets and /or stock of the Debtors and shall not be conditional on the outcome of any unperformed due diligence by the bidder, (b) the receipt of equity or debt financing, (c) the approval of any Board of Directors, shareholder, or other corporate approval, or (d) any other condition preceding closing other than the Closing Conditions;

                           - the bidder shall provide evidence reasonably satisfactory to the Debtors and the Lenders demonstrating that the bidder has the financial ability to close and consummate the sale transaction contemplated hereunder on or prior to the Effective Date; and

                           - if patent covenants with Hewlett-Packard Company ("HP") (in the event a settlement with HP is effected) related to the Debtors' inkjet business are to be acquired, such Overbid shall also be by an entity acceptable to HP.

                  (iii) RICHMONT DEPOSIT REQUIREMENT. Richmont shall post, as its Deposit, a $500,000 letter of credit contemporaneously with the filing of the Joint Plan as (i) an indication of its good faith and (ii) a limit on its financial risks in the event of its non-performance. Richmont's offer and all other timely submitted Qualified Bids shall remain open and irrevocable through 4:OO P.M., EST, February 11, 2000 (the "Selection Date") on which date the Debtors shall select the bid that in their reasonable judgment represents the highest and best offer for all of the stock or assets of the company and is in the best interests of the Debtors, the estates and their creditors from the bidder making such bid (the "Successful Bidder") for presentation at the confirmation hearing in the Bankruptcy Court. Once accepted, such bid shall be binding on the Successful Bidder and the Movants, subject to the Closing Conditions, and approval by the Court. At the confirmation hearing, the Debtors shall seek the approval of the Bankruptcy Court of the Successful Bid. Within three (3) business days after the Selection Date, the Deposit, together with all interest accrued thereon, shall be returned to any bidder whose bid is not the Successful Bid. The Deposit submitted by the Successful Bidder, together with all interest thereon, shall be applied against the payment of the Purchase Price at the closing of the sale to the Successful Bidder. If the Successful Bidder fails to consummate the purchase of the assets and/or stock of the Debtors on or before the Effective


SECOND AMENDED DISCLOSURE STATEMENT                                           76

                           Date for any reason other than on account of a Closing Condition, then the Debtors shall promptly direct Conway Del Genio to transfer the Deposit of such Successful Bidder to the Lenders. In the event the Debtors determine that the Successful Bidder will not close on the purchase of the stock or assets of the Debtors, the Debtors shall, after communication by Conway Del Genio with all bidders who submitted the Lead bid and any Overbids that the Debtors are seeking an alternative bidder, close with the bidder who in their reasonable judgment represents the highest and best offer for all of the stock or assets of the company (which is higher and better than the Lead Bid), is in the best interests of the Debtors, the estates and their creditors and is willing to close, provided such closing is still effected by the Effective Date (the "Alternative Successful Bidder Procedure").

                  (iv) OVERBID PROCESS. If there are no Overbids meeting the Overbid Requirements by 4:00 p.m. (EST) on the Bid Date, then Richmont shall be declared the Successful Bidder on such Bid Date and the bidding process shall be concluded. However, if there is such an Overbid then Conway Del Genio and the Debtors shall arrange a reasonably convenient meeting place and time to which Richmont, all bidders with qualifying Overbids and a representative of the Lenders and the U. S. Trustee shall be invited, and shall commence an auction process to be concluded on or before the Selection Date. The Debtors shall conduct the auction such that all invited bidders will have reasonable opportunity to achieve the highest and best bid for the benefit of all parties in interest in the reasonable judgment of the Debtors.

         (d) RIGHT TO REJECT BIDS. The Debtors may, at any time before entry of an Order of the Court approving a Successful Bid, reject any purported bid or Overbid that, in the Debtors' reasonable judgment, is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code or the Overbid Procedures, or (c) contrary to the best interests of the Debtors, their estates and their creditors. The Debtors shall notify the Lenders of any such rejected bid and provide adequate information to the Lenders regarding the reasons for such rejection. Any officers or directors of the Debtors connected with Richmont Capital Partners I, L.P. shall abstain from participation in the decision as to which bid should be accepted.

         (e) BIDDING PROCEDURE DISPUTES. If any dispute shall arise with respect to the auction process or any bid received from a qualified bidder, any rejection thereof, or selection of a bidder pursuant to the Alternative Successful Bidder Procedure, the dispute shall be submitted to the Bankruptcy Court for resolution, after notice and hearing, with the goal to be resolution of all issues sufficiently in advance of the Effective Date to permit timely confirmation within the timeframe suggested in the Joint Plan.


SECOND AMENDED DISCLOSURE STATEMENT                                           77

         5.       FAILURE OF THE SUCCESSFUL BIDDER TO CLOSE.

         Upon the failure of (i) the Successful Bidder to close on or before the Effective Date and (ii) the Alternative Successful Bidder Procedure to produce an alternative highest and best bid reasonably acceptable to the Debtors, all property of the Debtors' estates shall be transferred by the Debtors to the trusts or other entities provided for, and in accordance with, the Joint Plan.

         6.       FAILURE OF THE JOINT PLAN TO BE CONFIRMED.

         If the Joint Plan is not confirmed, then the Debtors, the Lenders and the Committees intend to request that the Court approve a sale of the assets of the Debtors, after notice and hearing, pursuant to 11 U.S.C. ss.ss. 363 and 365.

         7.       DISTRIBUTION OF ASSETS.

         Additionally, in the event a Joint Plan is not confirmed and provided the Court approves a sale of the assets and/or stock of the Debtors, the Lenders still intend that all net proceeds from the sale or other disposition of the assets shall be distributed 97% to the Lenders and 3% to the other unsecured creditors.

         8.       THE REORGANIZED DEBTORS

         On the Effective Date, all of the existing stock of Holding will be cancelled. Reorganized Holding will be authorized to issue such new stock as the Successful Bidder shall direct provided the Successful Bidder timely closes the Sale Transaction on the Effective Date. The Successful Bidder may determine, at any time on or before the Effective Date, (i) that any Interest of any Entity in any of the Debtors should or should not be canceled and extinguished and (ii) which and how many shares of Plan Stock should be authorized and issued and to whom. Such determination by the Successful Bidder shall control in all respects, without notice or hearing of any kind. The Successful Bidder may determine in its sole discretion the corporate structure for the Reorganized Debtors, including, but not limited to, which of the Debtors corporate entities will continue to exist and which will be dissolved and the ownership of the Debtors' assets by the Reorganized Debtors.

         9.       OFFICERS AND DIRECTORS

         Provided Richmont is the Successful Bidder, the executive officers of the Reorganized Debtors will be Patrick E. Howard, Chief Executive Officer; C. Ronald Baiocchi, President and Chief Operating Officer; and Phillip L. Theodore, Senior Vice President and Chief Financial Officer. If Richmont is the Successful Bidder, the initial Directors of the Reorganized Debtors will be Patrick E. Howard and John P. Rochon. These officers and directors reserve the right to decline to remain with the Company.


SECOND AMENDED DISCLOSURE STATEMENT                                           78

         10.      FUNDING OF THE CAUSES OF ACTION

         The Reorganized Debtors will be responsible for evaluating, funding and pursuing the Litigation based on their reasonable business judgment for the benefit of the Lenders, the Unsecured Creditors and the Reorganized Debtors. However, the Reorganized Debtors shall only be liable to fund such amounts as the Reorganized Debtors, in their sole and absolute discretion, shall deem appropriate and reasonable. Such advances shall be reimbursed to the Reorganized Debtors from the first recoveries prior to any distributions of the Net Cash Received.

         11.      AUTHORITY FOR SETTLEMENT OF CAUSES OF ACTION AND RELEASES

         The Reorganized Debtors shall, in their sole and absolute discretion, be authorized to compromise and settle any of the Litigation, without Court approval, at any time, and for any consideration that the Reorganized Debtors believes to be in their best interest (and not necessarily in the best interest of the Creditors) including, inter alia, the right to permit the Reorganized Debtors to accept zero-cash or non-cash benefits. The Reorganized Debtors shall have the sole and absolute discretion to pursue or not pursue and either to settle or litigate all of such claims including, inter alia, the right to permit the Reorganized Debtors to accept zero-cash or non-cash benefits, in neither of which zero-cash or non-cash benefits shall the Creditors have any interest.

         12.      PAYMENT OF FEES TO THE U.S. TRUSTEE

         The Reorganized Debtors will be responsible for payment of the quarterly fees which accrue to the U.S. Trustee after either closure of the sale to the Successful Bidder. Neither the U.S. Trustee nor the Bankruptcy Court are required to file proofs of claim or estimated claims regarding such fees.

D.       IMPLEMENTATION OF THE JOINT PLAN: THE TRUST TRIGGERING EVENT

         If the Trust Triggering Event shall occur, then the following means shall be employed to implement this Joint Plan.

         1.       EFFECTIVE DATE ENTITIES

         On the Effective Date, the Trust and the Litigation Trust shall be formed pursuant to the Trust Agreement and the Litigation Trust Agreement, respectively. Also, on the Effective Date, Reorganized Debtors shall be formed by the filing of the Charter Amendments for Reorganized Debtors. Likewise, any additional entities determined by the Trustee to be necessary to effectuate this Joint Plan shall be formed whether by formation, merger, acquisition or otherwise.

         2.       TRANSFER OF THE LITIGATION BY THE DEBTORS TO THE LITIGATION
TRUST


SECOND AMENDED DISCLOSURE STATEMENT                                           79

         On the Effective Date, the Litigation owned by the respective Debtors shall be conveyed to the Litigation Trust free and clear of all liens, claims and encumbrances except those liens, claims or encumbrances created or preserved in the treatment of Creditors under Article IV of the Joint Plan. It is further provided that, to the extent either Chubb or Wausau has a valid, enforceable, perfected and unavoidable interest or subrogation right in or superior to the Estates' interest in any particular Litigation (the "CW INTEREST"), such CW Interest shall be preserved, but shall remain subject to all rights and remedies of the Debtors, Reorganized Debtors, Trust, Litigation Trust and the Lenders, all of which are expressly preserved to the fullest extent provided by applicable law and this Joint Plan. All Litigation is being transferred to the Litigation Trust to be owned and pursued by the Litigation Trust, at its option, in the name of the Debtors and for the benefit of the Creditors of these Estates. All benefits, privileges and other rights of the Debtors and of these Estates shall be transferred with the Litigation Claims.

         (a) PURPOSES FOR THE LITIGATION TRUST. The primary purposes of the Litigation Trust shall be:

                  (1) to own, hold, pursue and manage the Litigation for the benefit of the creditors of the Estates.

                  (2) to litigate, prosecute, settle or otherwise resolve the Litigation;

                  (3) to defend any counterclaims relating to the Litigation; or

                  (4) to do anything necessary, related or incidental to the foregoing.

         (b) PROSECUTION OF THE LITIGATION TRUST. The Litigation Trust shall have the sole responsibility for prosecuting the Litigation.

         (c) MANAGEMENT OF THE LITIGATION TRUST AND LITIGATION ADVISORY BOARD. The Litigation Trust shall be administered by a Litigation Trustee supervised by the Litigation Advisory Board. The Litigation Advisory Board shall consist of five (5) members, up to four (4) of whom shall be appointed by the Lenders and one (1) of whom shall be appointed by the Committees.

         (d) BENEFICIARIES OF THE LITIGATION TRUST. The beneficiaries of the Litigation Trust shall be the holders of Allowed Secured Class 1 Claims and Allowed Unsecured Class 3 Claims who shall receive the Trust Interest (Litigation) in accordance with their treatment under the terms of this Joint Plan.

         3.       TRANSFER OF TRUST SHARES TO THE TRUST

         On the Effective Date, the Trust Shares shall be conveyed to the Trust, free and clear of all liens, claims and encumbrances, except those liens, claims or encumbrances created or preserved in the treatment of Creditors under Article IV of the Joint Plan, or which existed and were enforceable, valid and perfected prior to the Petition Date.


SECOND AMENDED DISCLOSURE STATEMENT                                           80

         (a) PURPOSES FOR THE TRUST. The primary purposes of the Trust shall be:

                  (1)      to hold and own the Trust Shares;

                  (2) to prepare, market and sell the Trust Shares (subject to applicable securities regulations) and the Retained Assets of these Estates; or

                  (3) to do anything necessary, related or incidental to the foregoing.

         (b) MANAGEMENT OF THE TRUST AND TRUST ADVISORY BOARD. The Trust shall be administered by a Trustee and supervised by the Trust Advisory Board. The Advisory Board shall consist of five (5) members appointed by the Lenders.

         (c) INCORPORATION OF INK JET SUBSIDIARY AND TRANSFER OF ASSETS. In light of the ongoing OEM Litigation, the Reorganized Debtors shall take all steps necessary to incorporate a wholly owned subsidiary of Reorganized Holding to operate the Debtors' Ink Jet Business (the "INK JET SUBSIDIARY") including filing articles of incorporation and bylaws. On the Effective Date, Reorganized Debtors shall transfer all of their respective assets related to the Debtors' manufacture and distribution of ink jet cartridges for ink jet printers (the "INK JET Business") from the Debtors to the Ink Jet Subsidiary. Such transfers of the Ink Jet Business shall be free and clear of all liens, claims and encumbrances except those liens, claims or encumbrances created or preserved in the treatment of creditors under Article IV of this Joint Plan.

         (d) SALE OF THE TRUST SHARES AND THE RETAINED ASSETS. The Trust shall have the responsibility for preparing, marketing and selling the Trust Shares and the Retained Assets.

         (e) BENEFICIARIES OF THE TRUST. The beneficiaries of the Trust shall be the holders of Allowed Secured Class 1 Claims and Allowed Unsecured Class 3 Claims who shall receive their respective Trust Interest in accordance with their treatment under terms of the Joint Plan.

         4.       EFFECTIVE DATE FINANCING

         On the Effective Date, Reorganized Debtors shall obtain the Effective Date Financing for the purpose of financing the Effective Date transactions contemplated by this Plan, including, but not limited to, the payment of: (i) Administrative Claims and Priority Claims which shall not exceed $3,000,000, including Fee Claims, Other Administrative Claims and Administrative Tax Claims,
(ii) the payment of the Norwest Commitment, and (iii) financing for the payments required under the Joint Plan and continued operation of Reorganized Debtors and their affiliates.


SECOND AMENDED DISCLOSURE STATEMENT                                           81

         5.       BOARD OF DIRECTORS AND OFFICERS

Upon the Effective Date, the By-laws of Reorganized Debtors shall provide that Reorganized Debtors shall each have a board of directors, odd in number, and consisting of between 3 and 7 members. The initial board of directors (the "INITIAL BOARD") shall be selected by the Trustee at least five (5) days prior to the Effective Date. From and after the Effective Date, Directors shall be selected in accordance with Reorganized Debtors' By-laws. The Trustee shall provide the names of the officers of Reorganized Debtors at least five (5) days prior to the Effective Date.

         6.       PAYMENT OF FEES TO THE U.S. TRUSTEE

         The Reorganized Debtors will be responsible for payment of the quarterly fees which accrue to the U.S. Trustee after transfer of all assets to the Trust. Neither the U.S. Trustee nor the Bankruptcy Court are required to file proofs of claim or estimated claims regarding such fees.

E.       RELEASES

         The Joint Plan provides for certain releases (the "Releases") of (a) all current officers and directors of the Debtors in exchange for Richmont's purchase of the stock of Holding or cash consideration of $300,000 payable by Richmont, at Richmont's election and (b) certain other parties in interest including, Richmont, the Lenders, the Committees, Glass & Associates, the Debtors' case professionals (subject to fee objections in the Bankruptcy Court) and non-Debtor Nu-kote Entities (the "Release Parties"). The appropriate parties will execute forms of release reasonably acceptable to the Release Parties to effectuate such releases.

         The Releases provide for the release of any claims against the Debtors Current Officers and Directors in consideration for the payment of $300,000.00 at Richmont's option in the event Richmont is not the Successful Bidder. "Current Officers and Directors" is a defined term under the Joint Plan that means "for purposes of the releases contemplated in the Joint Plan, all current officers and directors of the Debtors, as of the date of filing of this Joint Plan including John Rochon, Patrick Howard, Phillip Theodore, Ian Elliott and C. Ronald Baiocchi." There is no time restriction for the releases to be executed for the Current Officers and Directors. The claims to be released include those in the nature of claims for breach of fiduciary duty which were alleged by the Lenders and are referenced in more detail herein. The Debtors and their officers and directors dispute that any such claims exist. The Lenders and the Debtors have agreed that the Current Officers and Directors will be released upon the payment of $300,000 if Richmont is not the Successful Bidder and for no additional payment if there is a closing with Richmont. The releases for the Current Officers and Directors will not affect the claims made by the plaintiffs in the Lemmer litigation pending in the United States District Court for the Northern District of Texas, provided that such claims in the Lemmer litigation do not constitute property of the Debtors' estate.


SECOND AMENDED DISCLOSURE STATEMENT                                           82

         The Releases include a release for Richmont. The Debtors assert that they are aware of no claims against Richmont. Richmont asserts that no claims exist against it.

         The Releases include a release of any claims against the Lenders. The claims to be released would include claims, if any, asserted by the Debtors to
(a) avoid payments to or for the benefit of the Lenders in the year prior to the bankruptcy filing (asserted by the Debtors to be approximately $20 million), (b) to avoid liens asserted by the Debtors to have been given to the Lenders in July 1997, (c) equitable subordination or (d) lender liability. The Lenders dispute that any such claims exist.

         The Releases include a release of any claims against Glass & Associates, Inc. The claims to be released do not include claims to recover a retainer paid to Glass & Associates in the amount of $125,000. The claims to be released would include claims that Glass & Associates and their officers breached their fiduciary duty to the Debtors in connection with their employment as turnaround professionals for the Debtors. The Debtors do not believe that any claims by Glass & Associates against the Debtors exist, with the possible exception of a claim for indemnity. The consideration for the Debtors' release of Glass & Associates is the Lenders' participation in and consent to the terms of the Joint Plan, which would not be forthcoming absent the release for Glass & Associates. The release for Glass & Associates is not intended to and does not affect or apply to any claims Coudert Brothers may have independent of Nu-kote against Glass & Associates and Donnellan, if any.

         The Releases include a release of any claims against the Committees. The claims to be released relate to the Committees' involvement in these cases. The releases do not extend to the members in their capacity as creditors.

         The Releases include a release of any claims the Lenders may have against any professionals employed by the Debtors other than the Coudert Brothers law firm. Such releases are subject to fee objections in the Bankruptcy Court.

         THE PLAN PROPONENTS BELIEVE THAT THE JOINT PLAN PROVIDES THE ONLY VEHICLE BY WHICH HOLDERS OF ALLOWED UNSECURED CLAIMS CAN MAXIMIZE THE RECOVERY ON THEIR ALLOWED CLAIMS. A COPY OF THE JOINT PLAN IS ATTACHED AS EXHIBIT "G." THE PLAN PROPONENTS URGE YOU TO REVIEW CAREFULLY AND THEN VOTE TO ACCEPT THE JOINT PLAN.

F.       PERMANENT INJUNCTION

         Except as otherwise expressly provided in, or permitted under, the Joint Plan, the Confirmation Order shall provide, among other things, that all Creditors and persons who have held, hold or may hold Claims or Interests that existed prior to the Effective Date, are permanently enjoined on and after the Effective Date against the: (i) commencement or continuation of any judicial, administrative, or other action or proceeding against the Debtors, Successful Bidder, Reorganized Debtors, Trust or the Litigation Trust, as the case may be, on account of Claims against or Interests in the Debtors, or on account of claims released pursuant to Section 11.4 and 11.5 of the Joint Plan; (ii) enforcement, attachment,


SECOND AMENDED DISCLOSURE STATEMENT                                           83
collection or recovery by any manner or means of any judgment, award, decree, or order against the Debtors, the successful Bidder, Reorganized Debtors, Trust or the Litigation Trust, or any assets or property of same; or (iii) creation, perfection or enforcement of any encumbrance of any kind against the Debtors, Successful Bidder, Reorganized Debtors, Trust or the Litigation Trust, as the case may be, arising from a Claim. This provision does not enjoin the prosecution of any claims that arise on or after the Effective Date nor does it enjoin the determination of the Allowed Amount of any Claims that arose prior to the Effective Date by a court of competent jurisdiction. Notwithstanding the above, HP has certain rights and remedies against the Debtors and others under the Settlement Agreement approved by order of the Court entered December 3, 1999, and this injunction shall in no way limit or impair HP's rights or remedies under the Settlement Agreement.

G.       ACCEPTANCE AND CONFIRMATION OF THE JOINT PLAN

         1.       REQUIREMENTS FOR CONFIRMATION

         At the Confirmation Hearing, the Court will determine whether the provisions of section 1129 of the Code have been satisfied. Section 1129 of the Bankruptcy Code, as applicable here, provides as follows:

         The Joint Plan must comply with the applicable provisions of the Code, including section 1123 which specifies the mandatory contents of a plan and section 1122 which requires that Claims and Interests be placed in Classes with "substantially similar" Claims and Interests (section 1129(a)(1)).

         The proponents of the Joint Plan must comply with the applicable provisions of the Code (section 1129(a)(2)).

         The Joint Plan must have been proposed in good faith and not by any means forbidden by law (section 1129(a)(3)).

         Any payment made or to be made by the Plan Proponents, by the Debtors, or by a person issuing securities or acquiring property under the Joint Plan, for services or for costs and expenses in or in connection with the Case, or in connection with the Joint Plan and incident to the Case, must be disclosed to the Court and approved or be subject to the approval of the Court as reasonable (section 1129(a)(4)).

         The Plan Proponents must disclose the identity and affiliations of any individual proposed to serve, after Confirmation of the Joint Plan, as a director, officer, or voting trustee of the Reorganized Debtor, of an affiliate of the Debtors participating in a joint plan with the Debtors, or of a successor to the Debtors under the Joint Plan. The appointment to, or continuance in, such office of such individual must be consistent with the interests of the Debtors' creditors, equity holders, and with public policy. The proponents must also disclose the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider (section 1129(a)(5)).


SECOND AMENDED DISCLOSURE STATEMENT                                          84

         The Joint Plan must meet the "best interest of creditors" test which requires that each holder of a Claim or Interest of a Class of Claims or Interests that is impaired under the Joint Plan either accept the Joint Plan or receive or retain under the Joint Plan on account of such Claim or Interest property of a value as of the Effective Date of the Joint Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Code. If the holders of a Class of Secured Claims make an election under section 1111(b) of the Code, each holder of a Claim in such electing Class must receive or retain under the Joint Plan on account of its Claim property of a value, as of the Effective Date of the Joint Plan, that is not less than the value of its interest in the Debtors' interest in the property that secures its Claim (section 1129(a)(7)). To calculate what non-accepting holders would receive if the Debtors were liquidated under Chapter 7, the Court must determine the dollar amount that would be generated upon disposition of the Debtors' assets and reduce such amount by the costs of liquidation. Such costs would include the fees of a Trustee (as well as those of counsel and other professionals) and all expenses of sale.

         Each Class of Claims or Interests must either accept the Joint Plan or not be impaired under the Joint Plan (section 1129(a)(8)). Alternatively, as discussed herein, a Joint Plan may be confirmed over the dissent of a Class of Claims or Interests if the "cramdown" requirements of section 1129(b) of the Code are met.

         Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Joint Plan must provide that holders of Administrative Claims and Priority Claims (other than tax claims) will be paid in full in cash on the Effective Date of the Joint Plan, and that holders of priority tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such tax, of a value, as of the Effective Date of the Joint Plan, equal to the Allowed amount of such Claim (section 1129(a)(9)).

         At least one impaired Class must accept the Joint Plan, determined without including the acceptance of the Joint Plan by any insider holding a Claim of such Class (section 1129(a)(10)).

         The Joint Plan must be "feasible". In other words, it can not be likely that confirmation of the Joint Plan will be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Joint Plan, unless such liquidation is proposed in the Joint Plan (section 1129(a)(11)).

         All fees required to be paid under the Code have been paid or the Joint Plan provides for such payment on its Effective Date (section 1129(a)(12)).

         The Joint Plan must provide for the continuation after the Effective Date of the payment of all Retiree Benefits at the level established prior to Confirmation, pursuant to the provisions of ss.1114 of the Code (section 1129(a)(13)).

H.       THE JOINT PLAN MEETS ALL OF THE REQUIREMENTS FOR CONFIRMATION


SECOND AMENDED DISCLOSURE STATEMENT                                          85

         The Plan Proponents believe that the Joint Plan satisfies all of the statutory requirements of Chapter 11 of the Code and therefore should be confirmed. More specifically:

         1. The Joint Plan complies with all of the applicable provisions of the Code;

         2. Each of the Plan Proponents have complied with the Code and have proposed the Joint Plan in good faith;

         3. All disclosure requirements concerning (a) payments made or to be made for services rendered in connection with the Chapter 11 case or the Joint Plan and (b) the identity and affiliations of individuals who will serve the Reorganized Debtor after confirmation have been, or will be met prior to or at the Confirmation Hearing, including the identities of those persons necessary under the Joint Plan upon the occurrence of a Trust Triggering Event; and

         4. Administrative Claims, Priority Claims, and fees required to be paid under the Code are appropriately treated under the Joint Plan.

                   ARTICLE X. ALTERNATIVES TO THE JOINT PLAN

         The Plan Proponents believe that the Joint Plan affords creditors the potential for the greatest realization from the Debtors' assets, and, therefore, is in the best interests of creditors. The Plan Proponents have considered alternatives to the Joint Plan, such as alternative Chapter 11 plans and a liquidation in the context of a Chapter 7 case. In the opinion of the Plan Proponents, such alternatives would not afford the holders of Claims a return as great as may be achieved under the Joint Plan.

A.       ANALYSIS OF LIQUIDATION UNDER CHAPTER 7

         An alternative to the confirmation of the Joint Plan would be conversion of these Cases to liquidation proceedings under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee would be appointed to administer the Estates, to resolve pending controversies including Disputed Claims against the Debtors and Claims of the Estates against other parties, and to make distribution to Creditors. If the Cases were converted to cases under Chapter 7, significant additional Administrative Expenses would be incurred, any distributions to holders of Claims would be substantially delayed and, in all likelihood, reduced as compared to the anticipated results of confirmation of the Joint Plan. A Chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in ss. 326 of the Bankruptcy Code. A Chapter 7 trustee might also seek to retain new professionals, including attorneys and accountants, in order to resolve any disputed Claims and possibly to pursue claims of the Estates against other parties.


SECOND AMENDED DISCLOSURE STATEMENT                                          86

         There is a strong probability that such Chapter 7 trustee would not possess any particular knowledge of the property owned by the Debtors. The trustee and any such new professionals retained by the trustee would need to expend time familiarizing themselves with the Cases, which could result in duplication of effort, increased expense, and delay in payment to Creditors. Under the Bankruptcy Rules, a new bar date for the filing of proofs of claim would have to be set, and additional Claims against the Estates that might now be time-barred (because they were not filed before the applicable bar dates set in the Cases) could be asserted.

         In order to determine whether or not the Joint Plan complies with the "best interest of creditors" test of section 1129(a)(7) of the Code, it is necessary to do an analysis of the liquidation of Nu-kote's assets in a Chapter
7. A chart depicting the likely consequences of a liquidation analysis is attached hereto as Exhibit "F." This chart analyzes the differences between the book value and the liquidation value of the Debtors' assets. Book values are as of October 22, 1999. Liquidation values were calculated using varying percentages or anticipated recovery based on the Company's historical experience in liquidating assets in connection with the downsizing of the Company's operations. The Debtors assert that the Company would not likely have any actual cash on hand in a liquidation after paying off the Norwest debt and outstanding payables. Receivables would have to be reduced by outstanding rebates owed to customers and anticipated product returns as customers would immediately shift their business to Nu-kote's competitors and restock their shelves with the competitors' products. The Debtors further assert that the returned inventory would be liquidated for an estimated $0.20 on the dollar but in actuality the recovery could be far less as there would be little demand for the returned inventory. After deducting the Norwest debt and current payables the liquidation value would be approximately $21.4 million before deducting the costs of the liquidation which could easily be in the $2 million range. This would result in a net liquidation value of approximately $19.4 million.

         The liquidation chart does not include any value for Causes of Action since any recoveries on Causes of Action are speculative and therefore not quantifiable. Further, the most valuable of the Causes of Action, the antitrust claims against Hewlett-Packard, have now been determined by a jury verdict to be zero. Further, since the Lenders assert liens on all of the Company's Causes of Action, none of the liquidation value would be available for payment of Claims of Unsecured Creditors until such asserted liens of the Lenders are resolved. In addition, Nu-kote firmly believes that any Chapter 7 trustee would have great difficulty in preserving the value of the OEM Litigation. Upon appointment of a Chapter 7 trustee, many of the employees of the Company would likely resign, greatly reducing the value and altering inexorably the negotiating strategy in the OEM Litigation, with the OEMs believing that a Chapter 7 trustee's goal is merely to liquidate quickly the assets at any price. In summary, the appointment of a Chapter 7 trustee would in all likelihood result in no meaningful recovery for the Creditors.


SECOND AMENDED DISCLOSURE STATEMENT                                          87

         Further, all of the estates' assets, with the possible exception of the OEM Litigation(3), are subject to Lenders' liens and security interests. The Lenders' claim is an amount far in excess of the value of these assets. Additionally, conversion to Chapter 7 would result in the discontinuation of the Debtors' business operations and destroy the "going concern" value of the present business assets. Thus, the Joint Plan affords creditors the potential for the greatest realization from the Debtors' assets, and, therefore, is in the best interests of creditors.

         Due to the numerous uncertainties and time delays associated with liquidation under Chapter 7 of the Bankruptcy Code, it is not possible to predict with certainty the outcome of any Chapter 7 liquidation of the Debtors or the timing of any distributions to Creditors. However, Nu-kote has concluded that a complete liquidation of the Debtors under Chapter 7 of the Bankruptcy Code would result in lesser distributions to Creditors than that provided for in the Joint Plan.

B.       ALTERNATIVES UNDER CHAPTER 11

         The Plan Proponents or other parties in interest could attempt to formulate different plans. Such plans might involve reorganization or continuation of some or all of the Debtors' businesses. The Plan Proponents believe that the necessary financing for continued operations of the Debtors' business in Chapter 11 can not be achieved without the support of the Debtors and the Lenders, and the Joint Plan represents the better alternative. Additionally, the Plan Proponents do not believe that an alternative plan under Chapter 11 can meet the necessary requirements under 11 U.S.C. ss. 1129.

         THE PLAN PROPONENTS BELIEVE THAT CONFIRMATION AND IMPLEMENTATION OF THE JOINT PLAN IS PREFERABLE TO ANY OF THE ALTERNATIVES DESCRIBED HEREIN BECAUSE IT SHOULD PROVIDE GREATER RECOVERIES THAN THOSE AVAILABLE IN LIQUIDATION TO THE HOLDERS OF UNSECURED CLAIMS WHO WOULD LIKELY RECEIVE LESS IN AN IMMEDIATE LIQUIDATION. IN ADDITION, OTHER ALTERNATIVES WOULD INVOLVE DELAY, UNCERTAINTY, AND SUBSTANTIAL ADMINISTRATIVE COSTS.

                         ARTICLE XI. VOTING PROCEDURES

         ACCEPTANCE OR REJECTION OF THE JOINT PLAN WILL BE DETERMINED, PURSUANT TO THE BANKRUPTCY CODE, BASED UPON THE ALLOWED CLAIMS AND ALLOWED INTERESTS THAT ACTUALLY VOTE ON THE JOINT PLAN. THEREFORE, IT IS IMPORTANT THAT CLAIMANTS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE JOINT PLAN.

A.       CLASSES ENTITLED TO VOTE ON THE JOINT PLAN

_________________

         (3) The Lenders assert they hold a valid and perfected security interest in the OEM Litigation. The Debtors, however, dispute this assertion.

SECOND AMENDED DISCLOSURE STATEMENT                                          88

         All members of Impaired Classes who hold Allowed Claims are entitled to vote to accept or reject the Joint Plan. Section 1124 of the Bankruptcy Code generally provides that a class of claims or interests is considered to be Impaired under a plan unless the plan does not alter the legal, equitable and contractual rights of the holders of such claims or interest. As discussed in Discussion of the Joint Plan, for purposes of the Joint Plan solicitation all of the Classes of Claims are impaired and therefore entitled to vote on the Joint Plan. Interest Class 5 is deemed to have rejected the Joint Plan and is therefore not entitled to vote on the Joint Plan.

B.       PERSONS ENTITLED TO VOTE ON THE JOINT PLAN

         Any holder of an Impaired or deemed Impaired Claim which is an Allowed Claim against the Debtors on __________________, the Voting Record Date established by the Bankruptcy Court, is entitled to vote to accept or reject the Joint Plan, unless such Class has been deemed to reject the Joint Plan.

         For purposes of the Joint Plan, an Allowed Claim is a Claim against the Debtors which (a) has been scheduled by the Debtors pursuant to the Code as undisputed, noncontingent, and liquidated and as to which no objection has been filed within the time allowed for the filing of objections, (b) as to which a timely proof of claim or application for payment has been filed and as to which no objection has been filed within the time allowed for filing of objections,
(c) has been Allowed by Final Order, or (d) has been Allowed under the Joint Plan. Therefore, although the holders of Disputed Claims will receive ballots, these votes will not be counted unless such Claims become Allowed Claims as provided under the Joint Plan or are temporarily allowed for voting purposes by the Court.

         THE CLAIMS IN CLASSES 1 THROUGH 3 ARE IMPAIRED UNDER THE JOINT PLAN AND ARE ENTITLED TO VOTE WITH RESPECT TO ACCEPTANCE OR REJECTION OF THE JOINT PLAN. SINCE HOLDERS OF INTERESTS IN CLASS 4 WILL NOT RECEIVE ANYTHING UNDER THE JOINT PLAN, THEY ARE DEEMED TO HAVE REJECTED THE JOINT PLAN AND ARE NOT ENTITLED TO VOTE.

C.       VOTE REQUIRED FOR CLASS ACCEPTANCE

         During the Confirmation Hearing, the Bankruptcy Court will determine whether the Classes voting on the Joint Plan have accepted the Joint Plan by determining whether sufficient acceptances have been received from the holders of Allowed Claims actually voting in such Classes. A Class of Claims will be determined to have accepted the Joint Plan if the holders of Allowed Claims in the Class casting votes in favor of the Joint Plan (i) hold at least two-thirds of the total amount of the Allowed Claims of the holders in such Class who actually vote and (ii) constitute more than one-half in number of holders of the Allowed Claims in such Class who actually vote on the Joint Plan. A Class of Interests will be determined to have accepted the Joint Plan if the holders of such Interests casting votes in favor of the Joint Plan hold at least two-thirds of the amount of the Interests of such Class as to which votes are cast.


SECOND AMENDED DISCLOSURE STATEMENT                                          89

         As a condition to Confirmation, the Bankruptcy Code requires that each impaired Class of Claims or Interests accept the Joint Plan, subject to the exception of ss. 1129(b) described herein. At least one impaired Class of Claims must accept the Joint Plan.

D.       VOTING INSTRUCTIONS

         1.       BALLOTS AND VOTING

         Holders of Allowed Claims entitled to vote on the Joint Plan have been sent a Ballot, together with instructions for voting, with this Disclosure Statement. Claimants should read the Ballot carefully and follow the instructions contained therein. In voting for or against the Joint Plan, please use only the Ballot(s) that accompanies this Disclosure Statement.

         If you have Claims in more than one Class, you will receive multiple Ballots. IF YOU RECEIVE MORE THAN ONE BALLOT, YOU SHOULD ASSUME THAT EACH BALLOT IS FOR A SEPARATE CLAIM OR INTEREST AND SHOULD COMPLETE AND RETURN EACH BALLOT.

         IF YOU ARE A MEMBER OF A CLASS ENTITLED TO VOTE ON THE JOINT PLAN AND DID NOT RECEIVE A BALLOT FOR SUCH CLASS, OR IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU SHOULD CONTACT COUNSEL FOR THE DEBTORS:

                                FRANK J. WRIGHT
                                C. ASHLEY ELLIS
                          HANCE | SCARBOROUGH | WRIGHT
                             2900 RENAISSANCE TOWER
                                1201 ELM STREET
                              DALLAS, TEXAS 75270

         BALLOTS OF CLAIMANTS THAT ARE SIGNED AND RETURNED, BUT NOT EXPRESSLY VOTED EITHER FOR ACCEPTANCE OR REJECTION OF THE JOINT PLAN, SHALL BE COUNTED AS BALLOTS FOR THE ACCEPTANCE OF THE JOINT PLAN IF PERMITTED BY THE BANKRUPTCY COURT.

         2.       RETURNING BALLOTS AND VOTING DEADLINE

         You should complete and sign each Ballot that you receive and return it in the pre-addressed envelope enclosed with each Ballot to the Tabulation Agent, Lain Faulkner & Co., by the Voting Deadline (as hereinafter defined). All Ballots will be tabulated by the Tabulation Agent.

         THE VOTING DEADLINE IS 4:00 P.M., CENTRAL STANDARD TIME, ON _________________. IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY THE TABULATION AGENT ON OR BEFORE 4:00 P.M., CENTRAL STANDARD TIME, ON THE VOTING DEADLINE AT THE ADDRESS SET FORTH IN


SECOND AMENDED DISCLOSURE STATEMENT                                          90

THE BALLOT INSTRUCTIONS WHICH ACCOMPANY THE ENCLOSED BALLOT. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT, BALLOTS RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE ACCEPTED OR USED IN CONNECTION WITH THE PLAN PROPONENTS' REQUEST FOR CONFIRMATION OF THE JOINT PLAN OR ANY MODIFICATION THEREOF.

         3.       INCOMPLETE OR IRREGULAR BALLOTS

         Ballots which fail to designate the Class to which they apply shall be counted in the appropriate Class as determined by the Plan Proponents, subject only to contrary determinations by the Bankruptcy Court.

         BALLOTS OF CLAIMANTS THAT ARE SIGNED AND RETURNED, BUT DO NOT INDICATE A VOTE EITHER FOR ACCEPTANCE OR REJECTION OF THE JOINT PLAN SHALL BE COUNTED AS BALLOTS FOR THE ACCEPTANCE OF THE JOINT PLAN IF PERMITTED BY THE BANKRUPTCY COURT.

         4.       CHANGING VOTES

         Bankruptcy Rule 3018(a) permits a Claimant, for cause, to move the Bankruptcy Court to permit such claimant to change or withdraw its acceptance or rejection of a plan of reorganization.

E.       CONTESTED AND UNLIQUIDATED CLAIMS

         Contested Claims are not entitled to vote to accept or reject the Joint Plan. If you are the holder of a Contested Claim, you may ask the Bankruptcy Court pursuant to Bankruptcy Rule 3018 to have your Claim temporarily Allowed for the purpose of voting.

F.       POSSIBLE RECLASSIFICATION OF CREDITORS AND INTEREST HOLDERS

         The Plan Proponents are required pursuant to ss. 1122 of the Bankruptcy Code to place Claims and Interests into Classes that contain substantially similar Claims or Interests. While the Plan Proponents believe they have classified all Claims and Interests in compliance with ss. 1122, it is possible that a Claimant or Interest holder may challenge the classification of its Claim or Interest. If the Plan Proponents are required to reclassify any Claims or Interests of any Claimants or Interest holders under the Joint Plan, the Plan Proponents, to the extent permitted by the Bankruptcy Court, intend to continue to use the acceptances received from such Claimants or Interest holders pursuant to the solicitation of acceptances using this Disclosure Statement for the purpose of obtaining the approval of the Class or Classes of which such Claimants or Interest holders are ultimately deemed to be a member. Any reclassification of Claimants or Interest holders should affect the Class in which such Claimants or Interest holders were initially a member, or any other Class under the Joint Plan, by changing the composition of such Class and the required vote thereof for approval of the Joint Plan.


SECOND AMENDED DISCLOSURE STATEMENT                                          91

                     ARTICLE XII. MISCELLANEOUS PROVISIONS

A.       REQUEST FOR RELIEF UNDER SECTION 1129(b)

         In the event any Impaired Class of Claims shall fail to accept the Joint Plan in accordance with ss. 1129(a) of the Bankruptcy Code, the Plan Proponents shall request the Bankruptcy Court to confirm the Joint Plan in accordance with the provisions of ss. 1129(b) of the Bankruptcy Code.

         The Court may confirm a plan, even if it is not accepted by all impaired Classes, if the Joint Plan has been accepted by at least one impaired Class of Claims and the Joint Plan meets the "cramdown" provisions set forth in ss. 1129(b) of the Code. The "cramdown" provisions require that the Court find that a plan "does not discriminate unfairly" and is "fair and equitable" with respect to each non-accepting impaired Class. In the event that all impaired Classes do not vote to accept the Joint Plan, the Debtors will request that the Bankruptcy Court nonetheless confirm the Joint Plan pursuant to the provisions of ss. 1129(b) of the Code.

         The Court may find that the Joint Plan is "fair and equitable" with respect to a Class of non-accepting impaired Interests only if (a) the holder of an Interest will receive or retain under the Joint Plan property of a value as of the Joint Plan's Effective Date equal to the greatest of any fixed liquidation preference or redemption price or the value of such Interest or (b) the holder of any Interest that is junior to such Interest will not receive or retain any property under the Joint Plan.

         The Court may find that the Joint Plan is "fair and equitable" with respect to a Class of non-accepting impaired Unsecured Claims only if (a) each impaired unsecured Creditor receives or retains under the Joint Plan property of a value as of the Effective Date of such Joint Plan equal to the amount of its Allowed Claim, or (b) the holder of any Claim or Interest that is junior to the Claims of the dissenting Class will not receive or retain any property under the Joint Plan.

         The Court may find that the Joint Plan is "fair and equitable" with respect to a Class of non-accepting Secured Claims, only if, under the Joint Plan, (a) the holder of each Secured Claim in such Class retains such holder's lien and receives deferred cash payments totaling at least the Allowed amount of such Secured Claim and having a value, as of the Effective Date of the Joint Plan, equal to or in excess of the value of such holder's interest in the estate's interest in the collateral for the Secured Claim, (b) the collateral for such Secured Claim is sold, the lien securing such Claims attached to the proceeds, and such liens on proceeds are afforded the treatment described under clause (a) or (c) of this sentence, or (c) the holders of such Secured Claims realize the "indubitable equivalent" of their claims.

         If all of the provisions of section 1129 are met, the Court may enter an order confirming the Joint Plan.


SECOND AMENDED DISCLOSURE STATEMENT                                          92

B.       THE JOINT PLAN IS CONFIRMABLE UNDER SS. 1129(b) OF THE BANKRUPTCY CODE

         The Joint Plan also meets the "best interest of creditors" test and is "feasible". In addition, if any Class of Claims rejects the Joint Plan, the Joint Plan can nevertheless be confirmed because it meets the "cramdown" standard with respect to such Class.

         1.       THE JOINT PLAN MEETS THE "BEST INTEREST OF CREDITORS" TEST

         The "best interest of creditors" test requires that the Court find that the Joint Plan provides to each non-accepting holder of a Claim or Interest treated under the Joint Plan a recovery which has a present value at least equal to the present value of the distribution that such person would receive from the debtor if the debtor were liquidated under Chapter 7 of the Code. An analysis of the likely recoveries and affect on Creditors in the event of liquidation under Chapter 7 of the Code is contained herein at Article X.

         2.       THE JOINT PLAN IS FEASIBLE

         The Code requires that, as a condition to Confirmation of a plan, the Court find that Confirmation is not likely to be followed by a liquidation or a need for further financial reorganization except as proposed in that plan. Richmont is financially able and willing to be the Purchaser contemplated under the Joint Plan. Any other proposed purchaser will similarly have to demonstrate such financial ability and a commitment to Nu-kote's reorganization efforts. The Reorganized Debtors will benefit from the significant improvements in business operations, the streamlined and refocused product lines already achieved post-petition, and will undertake to meet the demands of the changing industry. The combination of these elements and the reorganization contemplated in the Joint Plan amply meets the feasibility requirements of the Bankruptcy Code. For an extended discussion of the future operations of the Reorganized Debtors, see Article VIII.B.

         3. THE JOINT PLAN MEETS THE CRAMDOWN STANDARD WITH RESPECT TO ANY IMPAIRED CLASS OF CLAIMS REJECTING THE JOINT PLAN

         In the event any impaired Class of Claims rejects the Joint Plan, the Joint Plan can nevertheless be confirmed. The Joint Plan satisfies the provisions for cramdown under ss.1129(b)(2) of the Code. Secured Creditors are either retaining their liens and receiving the value of their interest in the Debtors' property in deferred cash payments totaling the allowed amount of their Claims, or receiving the indubitable equivalent of their Claims. Interest Holders are not receiving or retaining any property under the Joint Plan on account of their Interests. In the event an impaired Class rejects the Joint Plan, the Joint Plan shall be deemed a motion for cramdown of such Class under ss.1129(b)(2) of the Code.

C.       MODIFICATION

         The Joint Plan shall not be modified except upon the agreement of all Plan Proponents, which consent shall not be unreasonably withheld.


SECOND AMENDED DISCLOSURE STATEMENT                                          93

D.       FURTHER ASSURANCES AND AUTHORIZATIONS

         Reorganized Debtors or their affiliates or the Trust or Litigation Trust, if and to the extent necessary, shall seek such orders, judgments, injunctions, and rulings that may be required to carry out further the intentions and purposes, and to give full effect to the provisions, of the Joint Plan.

E.       AGREEMENTS BETWEEN THE PLAN PROPONENTS

         This Joint Plan contemplates and provides for certain accommodations and compromises between the Plan Proponents. If this Joint Plan is not Confirmed, the Joint Plan shall not bind the Plan Proponents to the accommodations and compromises contained in this Joint Plan.

                  ARTICLE XIII. SECURITIES LAW CONSIDERATIONS

         Under Section 1145(a) of the Bankruptcy Code, the distribution pursuant to the Joint Plan of the Reorganized Holding Common Stock and the issuance of notes pursuant to the Joint Plan, in the event of the occurrence of a Trust Triggering Event, are exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state securities laws. Under Section 1145 of the Bankruptcy Code, the exercise of warrants will also be exempt from the registration requirements of the Securities Act. HOLDERS OF ALLOWED CLAIMS RECEIVING CERTAIN SECURITIES ISSUED UNDER THE JOINT PLAN MAY BE DEEMED TO BE "AFFILIATES" AND, AS A RESULT, RESALES OF SUCH SECURITIES WILL BE SUBJECT TO CERTAIN RESTRICTIONS.

         Section 1145(b) of the Bankruptcy Code defines a person or entity that may be an "underwriter," and thus restricted in the resale of securities received, as any person or entity that (i) purchases a Claim, including an Administrative Claim, or Interest with a view towards distribution of any security received or to be received under a plan of reorganization in exchange for such a Claim, Interest, or Administrative Claim, (ii) offers to sell securities offered or sold under a plan of reorganization for the holders of such securities, (iii) offers to buy securities offered for sale under a plan of reorganization from the holders of such securities, if such offer to buy is with a view towards distribution of such securities under an agreement made either in connection with such plan, with the consummation of such plan, or with the offer or sale of securities under such plan, or (iv) is an "issuer" of the securities offered or sold under a plan of reorganization as that term is defined in Section 2(11) of the Securities Act, with respect to such securities. Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by an issuer, or any person under direct or indirect common control with an issuer.

         An "underwriter," as defined in Section 1145(b) of the Bankruptcy Code, with respect to the securities issued under the Joint Plan received pursuant to the Joint Plan would be required, in connection with any resale of such securities, either to (i) have its


SECOND AMENDED DISCLOSURE STATEMENT                                          94
securities to be sold registered under the Securities Act or (ii) rely on an applicable exemption, if any, from registration. The Securities and Exchange Commission has promulgated Rule 144 under the Securities Act to permit resales by affiliates of the issuer under certain specified conditions, and if such conditions are satisfied, such affiliates are not deemed to be statutory underwriters. Among such conditions is the requirement that certain current information regarding the issuer be publicly available. As discussed below, it is contemplated that, upon confirmation of the Joint Plan, and, in the event of the occurrence of a Trust Triggering Event, Reorganized Holding will register the Reorganized Holding Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). As a result of such registration, Reorganized Holding will be required to file the information contemplated by Rule 144 with the Securities and Exchange Commission, and therefore make it publicly available. It is an integral part of the Joint Plan that Rule 144 be available to any party deemed to be an affiliate of Reorganized Holding for purposes of permitting resales of Reorganized Holding Common Stock in accordance with the provisions of Rule 144.

         RECIPIENTS OF JOINT PLAN SECURITIES UNDER THE JOINT PLAN ARE ADVISED TO CONSULT THEIR COUNSEL AS TO THEIR ABILITY TO RESELL, WITHOUT REGISTRATION, THE SECURITIES THEY RECEIVE UNDER THE JOINT PLAN.

A.       REGISTRATION OF PLAN SECURITIES/REPORTING REQUIREMENTS

         RECIPIENTS OF SECURITIES UNDER THE JOINT PLAN ARE ADVISED TO CONSULT THEIR COUNSEL AS TO THEIR REPORTING OBLIGATIONS, IF ANY, ARISING UPON THE REGISTRATION BY REORGANIZED HOLDING.

                    ARTICLE XIV. CERTAIN FEDERAL INCOME TAX
                         CONSEQUENCES OF THE JOINT PLAN

         The following discussion summarizes certain possible federal income tax consequences of the Joint Plan to the Debtors, and to the holders of Claims and Interests. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, and administrative and judicial interpretations thereof which are now in effect, but which could change, even retroactively, at any time. This discussion does not address all aspects of federal, state and local tax laws that could impact the various classes of Claimants, the holders of Interests or the Debtors.

         The tax discussion below assumes (i) items treated by the Debtors as their indebtedness would, if challenged, be characterized as debt for federal income tax purposes; and (ii) all of the interest which has accrued on obligations classified as debt by the Debtors was properly accrued and if deducted, was properly deducted. In addition, the tax consequences of the Joint Plan will be subject to final determination of tax attributes, such as net operating loss ("NOL") carryovers and the basis in stock of the Debtors' subsidiaries, which in turn could be affected by future adjustments made pursuant to


SECOND AMENDED DISCLOSURE STATEMENT                                          95

Internal Revenue Service ("IRS") audits of prior or future tax returns of the Debtor and its subsidiaries. Other assumptions are stated elsewhere in this discussion.

         NO RULING HAS BEEN SOUGHT OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE JOINT PLAN AND NO OPINION OF COUNSEL HAS BEEN OBTAINED BY THE DEBTORS WITH RESPECT THERETO. NO REPRESENTATIONS OR ASSURANCES ARE BEING MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS DESCRIBED HEREIN. CERTAIN TYPES OF CLAIMANTS AND INTEREST HOLDERS MAY BE SUBJECT TO SPECIAL RULES NOT ADDRESSED IN THIS SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. FURTHER, STATE, LOCAL, OR FOREIGN TAX CONSIDERATIONS MAY APPLY TO A HOLDER OF A CLAIM OR INTEREST WHICH ARE NOT ADDRESSED HEREIN. BECAUSE THE TAX CONSEQUENCES OF THE JOINT PLAN ARE COMPLEX AND MAY VARY BASED ON INDIVIDUAL CIRCUMSTANCES, EACH HOLDER OF A CLAIM OR INTEREST AFFECTED BY THE JOINT PLAN MUST CONSULT, AND RELY UPON, HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE JOINT PLAN WITH RESPECT TO THAT HOLDER'S CLAIM OR INTEREST. THIS INFORMATION MAY NOT BE USED OR QUOTED IN WHOLE OR IN PART IN CONNECTION WITH THE OFFERING FOR SALE OF SECURITIES.

A.       FEDERAL INCOME TAX CONSEQUENCES IF THERE IS A SUCCESSFUL BIDDER.

         This section describes certain possible material federal income tax consequences to the Debtors and holders of Claims and Interests under the Joint Plan if a Successful Bidder is selected. As discussed in detail above, if a Successful Bidder is selected, Claimants of the Debtors will receive cash, notes, or a right to recovery in certain of the Litigation, or some combination thereof, in satisfaction of their Claims.

         1.       TAX CONSEQUENCES TO THE DEBTORS.

         (a) GAIN OR LOSS ON NON-CASH PAYMENTS. The Debtors will generally recognize gain or loss on the transfer of any non-cash property in satisfaction of Claims equal to the difference between the fair market value of the property transferred and the adjusted tax basis to the Debtors in such property. However, the Debtors will not recognize gain or loss on the issuance of their own stock or debt, except to the extent of any discharge of indebtedness income, discussed below.

                           Provided that the transfer of the right to receive a
                  portion of the recovery in certain of the Litigation is treated as the issuance of a contingent debt instrument by the Debtors, the Debtors will not recognize gain or loss on such transfer except to the extent of any discharge of indebtedness income.


SECOND AMENDED DISCLOSURE STATEMENT                                          96

         (b) DISCHARGE OF INDEBTEDNESS. As a general rule, the discharge of all or a portion of a debt by its holder results in the debtor's recognition of taxable income. Section 108 of the Code sets forth certain exceptions to this general rule.
                  Section 108(e)(2) of the Code provides that a taxpayer does not recognize income from the discharge of indebtedness to the extent that satisfaction of the liability would have given rise to a deduction. Section 108(a)(1)(A) of the Code provides an exception to the required recognition of income from the discharge of indebtedness when the discharge occurs in a case under the Bankruptcy Code if the taxpayer is under the jurisdiction of the court and the debt discharge is granted by the court or is pursuant to a plan approved by the court. If Section 108(a)(1)(A) of the Code applies to exclude from gross income the discharged indebtedness, the "tax attributes" of the taxpayer are reduced, unless the taxpayer affirmatively elects to first reduce the tax bases of its depreciable assets. Section 108(b) of the Code reduces tax attributes in the following order: NOLs, general business credit carryovers, minimum tax credits, capital loss carryovers, basis of depreciable property and foreign tax credit carryovers.

                           If the exceptions provided for in Section 108 of the
                  Code were inapplicable, the Debtors would recognize discharge of indebtedness income with respect to any Allowed Claims that are satisfied to the extent that the aggregate amount of such satisfied Allowed Claims exceeds the amounts transferred in satisfaction thereof, i.e., the sum of (i) the amount of cash, (ii) the fair market value of the rights to recover in certain of the Litigation and (iii) the issue price of the notes received by holders of such Allowed Claims. The exceptions provided for in Section 108 of the Code should apply to exclude such discharge of indebtedness income from the gross income of the Debtors, and instead require the Debtors to reduce their tax attributes, as described above, by such amount. However, if the amount of the discharge of indebtedness exceeds the tax attributes of the Debtors, such excess is nevertheless excluded from gross income and no additional tax liability arises.

         (c) LIMITATIONS ON NET OPERATING LOSSES. Section 382 of the Code limits the ability of a corporation to utilize NOLs in instances where the corporation's ownership has changed significantly. As a general rule, if a shareholder or a group of shareholders increases its ownership interest by more than 50 percentage points, during any three year period, in a corporation which has an NOL, the amount of NOL carryovers available for use by the corporation following such ownership change is restricted.

                           In general, if an ownership change occurs, the
                  amount of income that can be offset by the NOL carryovers in any one year is limited to the value of the corporation immediately before the change multiplied by the long-term tax-exempt interest rate established monthly by the federal government (the "Annual Limitation"). Subject to the limitations period on NOL carryovers,


SECOND AMENDED DISCLOSURE STATEMENT                                          97
                  any available but unused NOL carryover in a year is added to the amount available for use in the next year. Any NOL incurred after the date of an ownership change (other than an NOL resulting from the realization of "net unrealized built-in loss," as noted below) is not subject to the limitations of Section 382 of the Code.

                           Under the Joint Plan, all outstanding Interests
                  together with any options, rights or warrants to purchase Interests will be canceled and the Successful Bidder will acquire all of the common stock of Reorganized Holding. Accordingly, an ownership change for purposes of Section 382 of the Code would occur. Therefore, the Debtors' right to utilize its NOL (as determined after taking into account any reduction of tax attributes required by the application of
                  Section 108) will be limited to the Annual Limitation. For purposes of Section 382, the Debtors' NOL includes its "net unrealized built-in loss." Generally speaking, the "net unrealized built-in loss" is the excess of the Debtors' adjusted bases in its assets over their fair market value on the date of the ownership change.

                           However, under Section 382(h) of the Code, the
                  Annual Limitation does not apply to certain built-in gains of the Debtors. It is the Debtors' opinion that the gain that is realized from a positive recovery in the Litigation will be able to be sheltered, to some degree, by the Debtors' NOL, without the application of the limitations set forth in
                  Section 382 of the Code, due to the special rules for built-in gains set forth in Section 382(h) of the Code. However, the above issues are subject to examination by the IRS and could be challenged in such an examination.

         2.       TAX CONSEQUENCES TO CREDITORS

         (A) OVERVIEW. The federal income tax consequences of the implementation of the Joint Plan to a holder of a Claim will depend, among other things, on the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of his Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to his Claim, and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         (B) REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL. Under the Joint Plan if there is a Successful Bidder, a holder of an Allowed Claim will receive cash, a note issued by Reorganized Debtor, and/or a right to recovery in certain Litigation. A holder of an Allowed Claim will generally recognize gain or loss as the case may be upon receipt of such cash in an amount equal to the difference between (i) the amount realized by the holder in respect of its Claim and
                  (ii) the holder's adjusted tax basis in its Claim. The amount realized by a holder in respect of his claim will generally equal the amount


SECOND AMENDED DISCLOSURE STATEMENT                                          98
                  of any cash, plus the issue price of any note, and plus the fair market value of any other property received by the holder. The character of any gain recognized, whether capital or ordinary, must be determined by examining the nature of the Allowed Claim in the hands of its holder. However, even if the Allowed Claim was a capital asset in the hands of an exchanging holder, and such gain would be long-term capital gain if the holder's holding period for the Allowed Claim surrendered exceeded one year at the time of the exchange, the gain may be recharacterized as ordinary income to the extent the gain is attributable to accrued but unpaid interest or accrued market discount. Any loss recognized by a holder of an Allowed Claim will be either an ordinary loss or a capital loss, depending on the nature of the Allowed Claim. The loss would be a capital loss if the Claim constitutes a "security" for federal income tax purposes. For this purpose, a "security" includes a debt instrument with interest coupons or in registered form. Otherwise, the loss is generally ordinary.

                           The extent to which gain or loss may be recognized
                  by a Claimant upon implementation of the Joint Plan may be significantly affected by any bad debt deduction that may have been taken by the Claimant in a prior year with respect to the debt on which the Claim is based. If the Claimant took a bad debt deduction in a prior year which is recovered in whole or part through a payment made to the Claimant pursuant to the Joint Plan, the Claimant will generally be required to include in income the amount recovered in the year the Claimant receives the payment. An exception to this rule permits exclusion of a recovery of a prior bad debt deduction to the extent that the earlier bad debt deduction did not produce a tax benefit to the Claimant.

         3.       TAX CONSEQUENCES TO HOLDERS OF INTERESTS

         A holder of an Interest who does not receive consideration for his or her Interest in the Joint Plan will generally be entitled to a deduction for his or her loss under Section 165 of the Code. Section 165(g) of the Code provides generally for capital loss treatment where any security, including shares of stock in a corporation, becomes worthless during the taxable year. The loss is generally equal to the holder's tax basis in his or her Interest. Holders of Interests should contact their own tax advisors to determine if, and to what extent, they might have tax basis in shares held.

B.       FEDERAL INCOME TAX CONSIDERATIONS IF THERE IS A TRUST TRIGGERING EVENT

         This section describes certain possible material federal income tax consequences to the Debtors and holders of Claims and Interests under the Joint Plan if there is a Trust Triggering Event. As discussed in detail above, upon a Trust Triggering Event the Debtors will transfer the Trust shares to the Trust and the Litigation to the Litigation Trust. Claimants will receive cash, notes, interests in the Trust and Litigation Trust, or other property, or some combination thereof, in satisfaction of their Claims.


SECOND AMENDED DISCLOSURE STATEMENT                                          99

         1.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         (a) GAIN OR LOSS ON NON-CASH PAYMENTS. The Debtors will generally recognize gain or loss on the transfer of any non-cash property in satisfaction of Claims equal to the difference between the fair market value of the property transferred and the adjusted tax basis to the Debtors in such property. However, the Debtors will not recognize gain or loss on the issuance of their own stock or debt, except to the extent of any discharge of indebtedness income, discussed below.

                           The transfer of the Litigation to the Litigation
                  Trust will be a taxable transaction whereby the Debtors will recognize gain or loss equal to the fair market value of the Litigation less the Debtors' tax basis, if any, in the Litigation. The Debtors may utilize their NOLs to offset any gain recognized upon the transfer of the Litigation. The determination of the fair market value of the Litigation is factual in nature and the IRS may challenge the value of the Litigation as determined by the Debtors.

                           The transfer of the Trust Shares to the Trust will
                  generally not result in the recognition by the Debtors of any gain or loss, except to the extent of any discharge of indebtedness, as discussed below.

         (b) DISCHARGE OF INDEBTEDNESS. As a general rule, the discharge of all or a portion of a debt by its holder results in the debtor's recognition of taxable income. Section 108 of the Code sets forth certain exceptions to this general rule.
                  Section 108(e)(2) of the Code provides that a taxpayer does not recognize income from the discharge of indebtedness to the extent that satisfaction of the liability would have given rise to a deduction. Section 108(a)(1)(A) of the Code provides an exception to the recognition of income from the discharge of indebtedness when the discharge occurs in a case under the Bankruptcy Code, if the taxpayer is under the jurisdiction of the court and the debt discharge is granted by the court or is pursuant to a plan approved by the court. If Section 108(a)(1)(A) of the Code applies to exclude from gross income the discharged indebtedness, the "tax attributes" of the taxpayer are reduced, unless the taxpayer affirmatively elects to first reduce the tax bases of its depreciable assets. Section 108(b) of the Code reduces tax attributes in the following order: NOLs, general business credit carryovers, minimum tax credits, capital loss carryovers, basis of depreciable property and foreign tax credit carryovers.

                           If the exceptions provided for in Section 108 of the
                  Code were inapplicable, the Debtors would recognize discharge of indebtedness income with respect to any Allowed Claims that are satisfied by the issuance of Trust Interests, Trust Interests (Litigation), cash, notes or other property to the extent that the aggregate amount of such satisfied Allowed Claims exceeds


SECOND AMENDED DISCLOSURE STATEMENT                                         100
                  the sum of (i) the amount of cash, (ii) the fair market value of the Trust Interests, Trust Interests (Litigation) and other property and (iii) the issue price of the notes received by holders of such Allowed Claims. The exceptions provided for in Section 108 of the Code should apply to exclude such discharge of indebtedness from the gross income of the Debtors, and instead require the Debtors to reduce their tax attributes, as described above, by such amount. However, if the amount of the discharge of indebtedness exceeds the tax attributes of the Debtors, such excess is nevertheless excluded from gross income and no additional tax liability arises.

         (c) LIMITATIONS ON NET OPERATING LOSSES. Section 382 of the Code limits the ability of a corporation to utilize NOLs in instances where the corporation's ownership has changed significantly. As a general rule, if a shareholder or a group of shareholders increases its ownership interest by more than 50 percentage points, during any three year period, in a corporation which has an NOL, the amount of NOL carryovers available for use by the corporation following such ownership change is restricted.

                           In general, if an ownership change occurs, the
                  amount of income that can be offset by the NOL carryovers in any one year is limited to the value of the corporation immediately before the change multiplied by the long-term tax-exempt interest rate established monthly by the federal government (the "Annual Limitation"). Subject to the limitations period on NOL carryovers, any available but unused NOL carryover in a year is added to the amount available for use in the next year. Any NOL incurred after the date of an ownership change (other than an NOL resulting from the realization of "net unrealized built-in loss," as noted below) is not subject to the limitations of Section 382 of the Code.

                           Under the Joint Plan, all outstanding Interests
                  together with any options, rights or warrants to purchase Interests will be canceled and Reorganized Holding will issue the Trust Shares to the Trust. Accordingly, an ownership change for purposes of Section 382 would occur. Therefore, the Debtors' right to utilize its NOL (as determined after taking into account any reduction of tax attributes required by the application of Section 108) will be limited to the Annual Limitation. For purposes of Section 382, the Debtors' NOL includes its "net unrealized built-in loss." Generally speaking, the "net unrealized built-in loss" is the excess of the Debtors' adjusted bases in its assets over their fair market value on the date of the ownership change.

                           An alternative approach to the Annual Limitation is
                  available for certain corporations in bankruptcy. Under this alternative (the "Attribute Reduction"), the amount of the debtor corporation's NOL carryover which can be utilized in any one year is not limited if such corporation is under the jurisdiction of a court in a Title 11 case, and the continuing shareholders and


SECOND AMENDED DISCLOSURE STATEMENT                                         101
                  qualified creditors of the corporation own immediately after the court approved reorganization, stock of the corporation representing at least 50% in value and voting power. Only those creditors who have held the debt of the debtor corporation for at least 18 months or whose debt arose in the ordinary course of the debtor's business are considered qualified creditors. The Debtors have not determined whether this requirement will be satisfied as of the Effective Date under the Joint Plan. The Attribute Reduction approach is automatically applied unless the debtor affirmatively elects for it not to apply. If the Attribute Reduction applies and a second ownership change occurs during the two-year period immediately following such ownership change, then the Annual Limitation applies to taxable years ending after such ownership change but before the second ownership change and the debtor corporation's NOL limitation is reduced to zero for any taxable year ending after the second ownership change.

                           If the Attribute Reduction alternative is utilized,
                  however, the debtor corporation's NOL carryovers must be reduced by an amount equal to the sum of:

                           (1) the interest paid or accrued by the debtor corporation on indebtedness which was converted to stock in the year in which the court approved reorganization occurs; and

                           (2) the interest paid or accrued by the debtor corporation on indebtedness which was converted to stock during the three years preceding the taxable year in which the court approved reorganization occurs.

                           If a debtor in bankruptcy elects not to have the
                  Attribute Reduction apply then, for purposes of calculating the Annual Limitation, the value of the debtor corporation is determined after the occurrence of the ownership change rather than before, as required under the general rules described above. Treasury Regulations provide that the value of the debtor corporation for this purpose would be the lesser of the value of the stock of the corporation immediately after the ownership change or the value of the corporation's assets (determined without regard to liabilities) immediately before the ownership change. The Debtors will not determine whether to make such election, if available, until after the Effective Date.

         2.       TAX CONSEQUENCES TO CREDITORS

         (a) OVERVIEW. The federal income tax consequences of the implementation of the Joint Plan to a holder of a Claim will depend on, among other things, the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of his Claim, whether the holder reports income using the accrual or cash method of accounting,


SECOND AMENDED DISCLOSURE STATEMENT                                         102
                  whether the holder has taken a bad debt deduction or worthless security deduction with respect to his Claim, and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         (b) REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL. Generally, a holder of an Allowed Claim will recognize income, gain or loss on the exchange under the Joint Plan of his Allowed Claim for cash and other property in an amount equal to the difference between (i) the sum of the amount of any cash, the issue price of any notes, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to accrued but unpaid interest on the Allowed Claim), and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor. The character of any gain recognized, whether capital or ordinary, must be determined by examining the nature of the Allowed Claim in the hands of its holder. However, if the Allowed Claim was a capital asset in the hands of an exchanging holder, and such gain would be long-term capital gain if the holder's holding period for the Allowed Claim surrendered exceeded one year at the time of the exchange, the gain may be recharacterized as ordinary income to the extent the gain is attributable to accrued but unpaid interest or accrued market discount. Any loss recognized by a holder of an Allowed Claim will be either an ordinary loss or a capital loss, depending on the nature of the Allowed Claim. The loss would be a capital loss if the Claim constitutes a "security" for federal income tax purposes. For this purpose, a "security" includes a debt instrument with interest coupons or in registered form. Otherwise, the loss is generally ordinary.

         (c) CERTAIN TAX CONSEQUENCES OF THE JOINT PLAN TO CREDITORS. The Trust and the Litigation Trust will be treated as grantor trusts for federal income tax purposes. Therefore, upon the creation of the Trust and the Litigation Trust, each beneficiary thereof will be treated as having received and as owning an undivided interest in the assets of each respective trust (i.e., the Trust Shares and the Litigation) in exchange for surrendering all or a portion of such beneficiary's Allowed Claim. The bases of each such beneficiary's interest in the Trust Shares and the Litigation will be equal to their fair market value as of the Effective Date. The determination of the fair market value of an Allowed Claim holder's beneficial interest in the assets of the Trust and the Litigation Trust is factual in nature and the IRS may challenge any such determination.

                           The holder of a Claim will generally recognize gain
                  or loss, if any, equal to the difference between the amount realized (i.e., cash, issue price of any notes and fair market value of the Trust Shares, Litigation and other property received by the holder) in the exchange and the holder's adjusted tax basis in the Claim. The character of such gain or loss will depend on the nature of the Claim in the hands of the holder. A holder of an Allowed Claim


SECOND AMENDED DISCLOSURE STATEMENT                                         103
                  that recognizes an ordinary loss upon the exchange of an Allowed Claim for an interest in the Trust Shares must generally recapture as ordinary income any gain realized on the subsequent disposition of such Trust Shares to the extent of such loss. The basis of any notes received by a holder of an Allowed Claim will equal their issue price, and the basis of any other property received will equal its fair market value.

                           Other tax consequences of the Joint Plan to the
                  holder of a Claim will depend on whether the holder reports income on the accrual or cash basis method, and whether the holder receives distributions under the Joint Plan in more than one taxable year.

                           The extent to which gain or loss may be recognized
                  by a Claimant upon implementation of the Joint Plan may be significantly affected by any bad debt deduction that may have been taken by the Claimant in a prior year with respect to the debt on which the Claim is based. If the Claimant took a bad debt deduction in a prior year which is recovered in whole or part through a payment made to the Claimant pursuant to the Joint Plan, the Claimant will generally be required to include in income the amount recovered in the year the Claimant receives the payment. An exception to this rule permits exclusion of a recovery of a prior bad debt deduction to the extent that the earlier bad debt deduction did not produce a tax benefit to the Claimant.

C.       CERTAIN TAX CONSEQUENCES OF THE JOINT PLAN TO HOLDERS OF INTERESTS

         A holder of an Interest who does not receive consideration for his or her Interest in the Joint Plan will generally be entitled to a deduction for his or her loss under Section 165 of the Code. Section 165(g) of the Code provides generally for capital loss treatment where any security, including shares of stock in a corporation, becomes worthless during the taxable year. The loss is generally equal to the holder's tax basis in his or her Interest. Holders of Interests should contact their own tax advisors to determine if, and to what extent, they might have tax basis in shares held.

         THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING OR CONSULTATION WITH A TAX ADVISOR. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE JOINT PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE JOINT PLAN.

                    ARTICLE XV. EFFECTIVE DATE TRANSACTIONS


SECOND AMENDED DISCLOSURE STATEMENT                                         104

         The Plan Proponents shall File, on or before five (5) Business Days prior to the Confirmation Hearing, the proposed agenda and order in which the transactions contemplated in the Joint Plan shall be closed, unless otherwise agreed to by the Plan Proponents. This agenda may be modified to take into account the Bidding Procedure or other matters requiring modification of such agenda.

                    ARTICLE XVI. RESPONSES TO OBJECTIONS TO
                          PRIOR DISCLOSURE STATEMENTS

         On November 1, 1999, the Lenders and Creditors (the "CREDITOR PROPONENTS") filed a disclosure statement in connection with their Third Amended Plan of Reorganization (the "CREDITORS' DISCLOSURE STATEMENT") and on November 2, 1999, the Debtors filed a disclosure statement in connection with the First Amended Nu-kote/Baiocchi Plan of Reorganization (the "DEBTORS' DISCLOSURE STATEMENT"). On December 1, 1999, the Plan Proponents filed the original joint disclosure statement which preceded this Disclosure Statement. Various parties in interest filed objections to one or more of these prior disclosure statements and/or the disclosure statements that preceded them, or the original joint disclosure statement. Certain of those objections have been resolved by agreement between the Plan Proponents and the objecting party. Thus, this Article XVII will reflect, in some cases, additional information that such objecting parties asked to have included in this Disclosure Statement and the sections in which such language may be found. In other cases in which the objections cannot be addressed to the satisfaction of the objecting parties, this Article XVII will disclose the existence and nature of such objections. The objections will be addressed seriatim.

A.       RESPONSE TO OBJECTIONS BY CANON

         1.       CREDITORS' RESPONSE

         In Canon's objection to the Creditors' Disclosure Statement, Canon correctly notes that "a disclosure statement should...contain all material information relating to the risks posed to creditors and equity interest holders under the proposed plan of reorganization." In re Cardinal Congregate I, 121 B.R. 760 (Bankr. S.D. Ohio 1990). However, Canon fails to include the fact that courts have held that a disclosure statement should include the factors and pertinent information presently known to the plan proponents. In re Ligon, 50 B.R. 127 (Bankr. M.D. Tenn. 1985); Cardinal Congregate One, 121 B.R. 760 (S.D. Ohio 1990); In re Microwave Prods. of America, Inc., 100 B.R. 376 (Bankr. W.D. Tenn. 1989). Moreover, conclusory allegations and opinions are insufficient for purposed of adequate information pursuant to section 1125(a). In re Ligon, 50 B.R. at 130.

         Many of Canon's objections are about issues which have not been determined at this time. Accordingly, it is impossible for the Plan Proponents to include more detailed information about issues which are unknown to the Plan Proponents. For example, Canon requests additional information concerning the manner in which the litigation trust would resolve the Canon litigation and disclosure of exactly what rights and obligations are being transferred to the litigation trust. Whether Canon's claims will be liquidated in the claims


SECOND AMENDED DISCLOSURE STATEMENT                                         105
objection process in the Bankruptcy Court, estimated by the Bankruptcy Court for confirmation purposes, whether relief from the stay will be sought, or some combination of the above will be employed through a bifurcated procedure is not known nor required to be known at this time. With regards to the litigation to be transferred to the Litigation Trust, the disclosure statement has been amended at page 61 to list the litigation which will be transferred to the Litigation Trust.

         With regards to Canon's request for fuller disclosure concerning operation of the Litigation Trust, the Plan Proponents intend to send a copy of the Litigation Trust to Canon prior to the Plan Confirmation hearing.

         In addition, Canon requested disclosure of whether and to what extent Nu-kote's insurers are responsible for the satisfaction of the OEM's claim. The Plan Proponents assert that such a disclosure is not necessary for approval of the Disclosure Statement as the standard is adequate information such that a reasonable investor may make an informed decision about the plan.

         Canon also requested confirmation that Plan Proponents were not attempting to eliminate Canon's rights and defenses (including rights of setoff and recoupment), disclosure of whether the post-confirmation business activities of the reorganized entity will include infringing activities, and confirmation that the post-confirmation injunctive power will not be utilized to hamper Canon's ability to protect its intellectual property in the event the reorganized Debtor engages in post-confirmation infringing activities. The Disclosure Statement has been amended to state that all litigation transferred to the Litigation Trust is subject to Canon's rights of setoff and recoupment under the Bankruptcy Code and applicable law.

         Concerning any post-confirmation infringement, the Plan Proponents have been assured by the Debtors that no post-bankruptcy infringing has occurred. In addition, the Plan Proponents have no intention of the Reorganized Debtors infringing on any of Canon's patents, trademarks, etc. Finally, the Plan Proponents inform Canon that section 524(a) of the Bankruptcy Code has no post-confirmation effect. Accordingly, the section 524(a) injunction would not preclude Canon from protecting its intellectual property post-confirmation.

         2.       DEBTORS' RESPONSE

         Canon objected to the Debtors' Disclosure Statement saying that it failed to describe adequately the differences between the three cases which comprise the OEM Litigation, and that creditors need more information to understand more fully the "unique nature" of these claims. As stated below in response to a similar objection by Epson, the Debtors refute the notion that a prolonged discussion of the history of each of the OEM Litigation cases is necessary to provide adequate information about the OEM Litigation. The claims asserted against International in the OEM Litigation by Canon, HP and Epson are indeed similar in design, and the Debtors dispute the idea that a cross-comparison of the claims asserted by each of the OEMs would be useful to a creditor in deciding whether


SECOND AMENDED DISCLOSURE STATEMENT                                         106
to vote to accept the Joint Plan, or is even relevant. The descriptions of the OEM Litigation cases in the Disclosure Statement include a synopsis of the several different claims and counterclaims asserted and the progress made in each case. The Debtors maintain that these descriptions are more than adequate to describe the nature, extent and importance of the OEM Litigation. Further, the Plan Proponents have now requested any language Canon would like inserted into the Disclosure Statement in an effort to resolve this objection.

         Canon's next concern centers around the alleged lack of information concerning the procedures the Debtors will employ to liquidate the claims Canon has filed. Canon has not moved to lift the automatic stay to allow the Canon Litigation to proceed. Canon has, however, filed proofs of claim in this bankruptcy case, asserting administrative claim priority to at least some portion of its claims as filed. Canon apparently desires a definitive answer as to the mechanics of the liquidation of its particular claims. This definitive answer is not, however, known or necessary at this pre-confirmation stage of the proceedings. Settlement of the Canon Litigation in its entirety is a possibility that will be explored. Alternatively, whether Canon's claims will be liquidated in the claims objection process as set forth in the Joint Plan in the Bankruptcy Court, estimated by the Bankruptcy Court for confirmation purposes, whether Canon or the Debtors will deem it prudent to move for relief from the automatic stay to proceed with the Canon Litigation to liquidate the claims, or some combination of the above will be employed through a bifurcated procedure is not known nor required to be known at this time. This Disclosure Statement, as well as the procedural and substantive provisions in the Bankruptcy Code itself, adequately delineate these several alternatives. Adequate information as to the alternate procedures by which Canon's asserted claim could be liquidated is provided.

         Finally, the Debtors are mindful of the provisions of ss. 553 of the Bankruptcy Code regarding setoff, and will comply with same to the extent applicable in resolution of the claims asserted by Canon. To clear up any remaining issue with Canon, section 13.19 of the Joint Plan has been modified to provide specifically as follows: "Notwithstanding the foregoing, Canon, Epson and Pelikan Holding shall retain the right to assert any setoff or recoupment rights they may have to the extent available under the Bankruptcy Code or applicable law." Neither the Joint Plan nor any of the transfers contemplated in the Joint Plan are intended to destroy, alter or in any way impair any of Canon's asserted setoff or recoupment rights, if any.

         Canon further requested assurances that the discharge and injunctive provisions of the Plan are not intended to protect the Reorganized Debtors from allegations of post-confirmation infringement. The Plan Proponents acknowledge that none of the Joint Plan provisions nor the transfers contemplated by the Joint Plan prohibit, restrict or in any way impair Canon's asserted rights to enforce its asserted intellectual property rights with respect to any of the post-confirmation business activities of the Reorganized Debtors or any successor to the Debtors. The Plan Proponents or their successors will not use the post-confirmation injunction, discharge provisions or any other Joint Plan provision to so restrict Canon and will not assert that the Joint Plan provides any type of de facto license with respect to Canon's intellectual property rights.


SECOND AMENDED DISCLOSURE STATEMENT                                         107

         Canon requested additional disclosure regarding the treatment of Allowed Administrative Claims under the Joint Plan. Specifically, Canon requested clarification as to the treatment of Allowed Administrative Claims in the event of a Chapter 7 liquidation or if a Trust Triggering Event occurs under the Plan. Initially, the Plan Proponents point to the discussion titled "Analysis of Liquidation under Chapter 7" herein where it is discussed that in the event of a conversion, a Chapter 7 trustee would be appointed to administer the Estates, to resolve pending controversies including Disputed Claims against the Debtors and Claims of the Estates against other parties, and to make distribution to Creditors in accordance with ss. 726 which includes provisions for payment of Allowed Administrative Claims. With regard to the treatment of Allowed Administrative Claims should a Trust Triggering Event Occur, the Plan Proponents respond that even if circumstances arise such that a Trust Triggering Event occurs, the Joint Plan is nonetheless a confirmed Chapter 11 plan and Allowed Administrative Claims must nonetheless be paid in full.

         In addition to the description of asserted administrative claims known at the time the original joint disclosure statement was filed, the Disclosure Statement has been amended to include a list of requests for administrative claims calculated through September 30, 1999 filed in response to the Court's Order on same. The Disclosure Statement has also been amended to clarify that the fees of professionals employed by the Court on a regular basis through either the fee application procedure or by means of the monthly notice procedure that have been paid as of the deadline for the submission of bids will not be assessed against the stated $3,000,000 "cap" on Allowed Administrative Claims. However, it must be noted that this $3,000,000 "cap" is not a true nor absolute cap. The final total amount of Administrative Claims ultimately Allowed by this Court is not something subject to an arbitrary "cap" enforceable by the Plan Proponents. Instead, this $3,000,000 "cap" provision functions solely as a benchmark for the proposed Purchaser Richmont; if the Allowed Administrative Claims exceed $3,000,000 Richmont is under no obligation to close. This $3,000,000 "cap" is subject to waiver or increase by Richmont or the Successful Bidder. Based upon the filings thus far in this case and the number of professionals employed by the Debtors, the Plan Proponents assert that a reasonable estimate of the Fee Claims that will be accrued yet unpaid at the Confirmation Date will be approximately $1,000,000.

         Finally, Canon objects to the Chapter 7 liquidation analysis provided by the Plan Proponents. The Plan Proponents disagree with this objection and submit that the liquidation analysis is sufficient to allow a hypothetical reasonable investor to make an informed judgment about the Joint Plan.

B.       RESPONSE TO OBJECTIONS BY EPSON

         1.       CREDITORS' RESPONSE


SECOND AMENDED DISCLOSURE STATEMENT                                         108

         Among other things, Epson argues that the Creditors' Disclosure Statement failed to adequately deal with administrative claims and what Epson believes to be the likely administrative insolvency of the Debtors' estates. The Creditor Proponents disagree with this contention at this time. Epson also objects to the failure of the Creditors' Disclosure Statement to describe the administrative claim (which Epson estimates at $7 million) that Epson is asserting in this case. The Creditor Proponents believe that at this point it is not practical to list and quantify each potential administrative claim. Epson further alleges that the Creditors' Disclosure Statement failed to address where, how, and when Epson's claims would be adjudicated. Whether Epson's claims will be liquidated in the claims objection process in the Bankruptcy Court, estimated by the Bankruptcy Court for confirmation purposes, whether relief from the stay will be sought, or some combination of the above employed through a bifurcated procedure is not required to be known at this time. Further, this is a confirmation issue relating to the adequacy of the terms of the Creditors' Plan itself, and such an issue should be resolved at the Confirmation Hearing.

         Moreover, Epson objects that the description of the OEM Litigation in the Creditors' Disclosure Statement was not full, objective, and current. The detail required to be provided in a disclosure statement is only such detail as is necessary for a hypothetical creditor to make an informed decision whether to vote to accept a proposed plan of reorganization. The level of detail suggested as required by Epson not only far exceeds the accepted standard for adequate information, but also would serve to confuse the hypothetical creditor. The descriptions of the OEM Litigation cases in the Disclosure Statement include a synopsis of the several different claims and counterclaims asserted and the progress made in each case. The Plan Proponents maintain that these descriptions are more than adequate to describe the nature, extent and importance of the OEM Litigation. Moreover, the Creditor Proponents assert that much of the issues raised by Epson will be resolved by way of litigation and it is inappropriate to prejudge issues which may require additional litigation in the content of a disclosure statement. However, as an additional response to Epson's objection, the Plan Proponents have included Epson's language below.

         Epson also objects that the Creditor Proponents have not provided a copy of the Litigation Trust Agreement to Epson and that the Creditors' Disclosure Statement failed to discuss what would happen if any or all of the OEM Litigation is resolved unfavorably from the Debtors' perspective. Epson believes that the risk and consequences of such a result need to be disclosed. The Plan Proponents intend to forward Epson a copy of the Litigation Trust prior to Plan Confirmation. Moreover, the risks of an unfavorable result in the remaining OEM Litigation are disclosed and the consequence is obviously that the amount available to creditors would be reduced.

         Epson further objects that the Creditors' Disclosure Statement failed to address the reorganized Debtors' future operations. Epson believes that such information is necessary to enable claimants to determine the feasibility of the Creditors' Plan. In particular, Epson believes that further disclosure is necessary with respect to the formation of an ink jet subsidiary under the Creditors' Plan. Epson believes that the purpose of the creation of such a subsidiary needs to be disclosed, and that the assets that will be


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

directed into that subsidiary need to be identified. Moreover, Epson believes that to the extent the reorganized Debtors' business will be carried on by legally separate entities, any financial projections need to be broken down by entity, and that the Creditor Proponents need to disclose what the Lenders intend to do as the new shareholders of the reorganized Debtors. The Creditor Proponents are unable to respond to this request with specific numbers because they are not known at this time. See In re Ligon, 50 B.R. 127 (M.D. Tenn 1985; Cardinal Congregate One, 121 B.R. 760 (S.D. Ohio 1990); In re Microwave Prods. of America, 100 B.R. 376 (W.D. Tenn. 1989) (stating that the Disclosure Statement should contain information presently known to Plan Proponents.) The Creditor Proponents point Epson to the discussion of the Debtors' business, supra. Moreover, Epson believes even though PPAG was sold, the Creditor Proponents must disclose the reorganized Debtors' post-sale supply source. The Plan Proponents respond by noting that, at this time, the post-sale supply source is not known.

         Epson also believes that further disclosure regarding potential claims against the Debtors' management and professionals, including its attorneys, is necessary. The potential Officer and Director's Claim is discussed at Article V.J.62. Such a discussion is adequate to enable a reasonable investor to make an informed decision about the Plan.

         Epson further objects to the Plan Proponents' disclaimers with regard to the financial information listed in the Disclosure Statement. Such disclaimers do not effect the ability of the parties to make an informed judgment about the Plan.

         Also, Epson alleges that the Creditors' Disclosure Statement failed to adequately discuss the "effective date financing" for administrative expenses under the Creditors' Plan. According to Epson, the Lender, the term of such financing, the proposed collateral, and the maximum amount of such financing, etc., must be disclosed. The Plan Proponents respond by noting that no agreements regarding effective date financing have been entered into by Plan Proponents and any lenders. The inclusion of possible lenders would be improper as they would include opinions and not facts. See Ligon, 50 B.R. at 130. Epson further objects to the requirement that as a condition to Confirmation, all Administrative and Priority Claims shall not exceed $3,000,000.00. The Plan Proponents respond by noting that the $3,000,000.00 cap can be increased by Plan Proponents. Moreover, a Motion for Administrative Bar Date has been filed. This will assist in the estimation of amounts of administrative claims. The remaining objections are confirmation issues and should be addressed at Confirmation. Specifically, Epson raises issues relating to the classification of claims under the Creditors' Plan and the absolute priority rule.

         2.       DEBTORS' RESPONSE

         Epson objected to the Debtors' Disclosure Statement by asserting the "likely administrative insolvency" of these estates. The Debtors dispute Epson's contention and believe that same is not well-founded. Epson also claimed that with regard to treatment of Allowed Administrative Claims, the Debtors' Disclosure Statement and prior proposed plan were inconsistent. The Debtors do not believe that there is any inconsistency between the provisions of the Joint Plan and the provisions of this Disclosure Statement


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

related thereto. The Joint Plan's Allowed Administrative Claim limitation is mirrored in the Disclosure Statement.

         Epson also asserted that portions of the Debtors' Disclosure Statement were objectionable due to lack of disclosure of potential administrative claims. The Debtors believe that they are not required to, nor would it be possible to at this juncture, quantify and list each potential administrative claim that may be asserted against the estate. The Court has now established December 15, 1999 as the date by which all requests for payment of an administrative claim, calculated through September 30, 1999 must be filed, thus some degree of certainty as to the amount of asserted administrative claims will be had. Further, the Debtors maintain that the specific $3 million limitation on Allowed Administrative Claims and Priority Claims, unless waived or altered by the Successful Bidder is designed to and does provide assurance of the nature of the obligations to which the Successful Bidder under the Joint Plan will be bound, and that same is adequate disclosure of the obligations of the Successful Bidder. Finally, Epson alleges that the payments due under the Retention Agreements and the "lawyers', accountants', brokers', and other professionals' fees alone will exceed $1 million" and that the Joint Plan is therefore administratively insolvent. The Debtors would point out that the limitation on Allowed Administrative Claims, which includes such Fee Claims, has now been increased to $3 million. The Joint Plan is neither administratively insolvent nor unconfirmable on its face.

         Epson also objected to the Debtors' Disclosure Statement by saying that the Debtors failed to describe adequately the Epson Litigation and the other cases which comprise the OEM Litigation. The Debtors refute the notion that a prolonged discussion of the history of each of the OEM Litigation cases is necessary to provide adequate information about the OEM Litigation. The detail required to be provided in a disclosure statement is only such detail as is necessary for a hypothetical creditor to make an informed decision whether to vote to accept a proposed plan of reorganization. The level of detail suggested as required by Epson not only far exceeds the accepted standard for adequate information, but also, the Debtors maintain, would serve not to elucidate, but instead to confuse the hypothetical creditor. The descriptions of the OEM Litigation cases in the Disclosure Statement include a synopsis of the several different claims and counterclaims asserted and the progress made in each case. A disclosure statement is not the appropriate venue to tout one's past litigation successes or set forth litigation strategy. The Debtors maintain that these descriptions are more than adequate to describe the nature, extent and importance of the OEM Litigation.

         As a means of addressing Epson's objection, however, the Plan Proponents have set forth below Epson's description of the Epson Litigation in response to Epson's objection.

         Epson next objected to the Debtors' Disclosure Statement claiming that it failed to address the Reorganized Debtor's future operations. For an extended discussion of this topic, the Debtors' would refer to Article H(b) of the Disclosure Statement. These several pages discuss the future of the marketplace, the Reorganized Debtors' place in that


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

marketplace, sales and marketing strategies and projections of future financial performance.

         In response to Epson's objection to classification of creditors, the Debtors assert that the classification scheme established under the Joint Plan is appropriate pursuant to ss. 1122 of the Bankruptcy Code. In any event, these objections raised by Epson are more properly raised as confirmation objections. Epson does not object to the level of detail in the information provided on classification, only to the classification itself.

         Epson's statements that "management will be the initial `Purchaser' ... at the auction for the stock of the Reorganized Debtors and will be the sole arbiter of the winning bid" are in contradiction to the express provisions of the Joint Plan. The Joint Plan specifically states that Conway, Del Genio, Gries & Co., L.L.P. has been employed as the contemplated investment banker and the process of soliciting the Successful Bidder is ongoing. For a detailed discussion of the bidding procedure, see Article I(c)(1). Additionally, the Plan Proponents have filed a "Motion for Approval of Bidding Procedures" which further sets forth and explains the bidding procedure. Finally, the fact that the Lenders previously served a Notice of Claim asserting alleged causes of action against the officers and directors of Nu-kote is disclosed herein.

         Further, the Disclosure Statement has been amended to state that all litigation transferred to the Litigation Trust is subject to Epson's rights of setoff and recoupment under the Bankruptcy Code and applicable law.

         As stated above, Epson continues to object to the Plan Proponents' description of the Epson Litigation. Thus, in response, the Plan Proponents set forth (but do not adopt) the following language requested by Epson in brackets:

[EPSON'S REQUESTED LANGUAGE:]

         [SEIKO EPSON CORP. SEIKO EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS AND COUNTER-DEFENDANTS VS. NU-KOTE INTERNATIONAL, INC. AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS AND COUNTER-CLAIMANTS, Case No. CV95-2734TJH ("EPSON I") and SEIKO-EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS AND COUNTER-DEFENDANTS VS. NU-KOTE INTERNATIONAL, INC., AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS AND COUNTER-CLAIMANTS, pending in the U.S. District for Central District of California (the "DISTRICT COURT") under Case No. CV97-9587TJH ("EPSON II") (consolidated); SEIKO EPSON CORP. AND EPSON AMERICA, INC., PLAINTIFFS/APPELLANTS VS. NU-KOTE INTERNATIONAL, INC. AND PELIKAN PRODUKTIONS, A.G., DEFENDANTS/APPELLEES, Appeal from Orders of U.S. District Court for Central District of California to the U.S. Court of Appeals for the Federal Circuit (the "FEDERAL CIRCUIT") under Docket Nos. 97-1313-1548-1566-1588 and 98-1015 ("APPEAL"):]

         [EPSON I, EPSON II AND APPEAL PRE-PETITION]


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

         [On April 25, 1995, Epson commenced Epson I alleging patent infringement, trademark infringement, false advertising and unfair competition against International. Epson subsequently added certain patents and PPAG to Epson I. International and PPAG filed answers and counterclaims asserting the invalidity, unenforceability and non-infringement of Epson's patent rights. International and PPAG also assert in their counterclaims that Epson violated the Sherman (antitrust) and Lanham Acts, many of which claims are similar and/or related to counterclaims rejected in the HP litigation. International seeks damages and an injunction for false advertising, trade libel, disparagement of goods, defamation and unfair competition. On or about November 30, 1995, the District Court found that Epson had demonstrated a likelihood of success on its patent infringement claims against International and PPAG and issued a preliminary injunction enjoining International and PPAG from, among other things, infringing Epson's patents (the "PI"). International and PPAG appealed the issuance of the PI, but the Federal Circuit affirmed. On October 15, 1997, Epson filed Epson II, in which Epson asserted that International and PPAG infringed additional Epson patents. Epson I and Epson II have now been consolidated by stipulation.]

         [In a series of rulings in 1997, the District Court held six (6) out of seven (7) of Epson's patents-in-suit in Epson I to be either invalid or unenforceable. (As described below, the Federal Circuit reversed this ruling in September 1999.) The District Court also held International and PPAG in contempt for violating the Pl. The District Court's contempt ruling is memorialized in two written orders. One order directed International and PPAG to pay Epson's lost profits of $1,050,849 and attorneys' fees of $31,413 (the "FIRST CONTEMPT ORDER"). The other order does not quantify a monetary award (the "SECOND CONTEMPT ORDER"). The District Court also issued an amended preliminary injunction (the "API"), which enjoins International and PPAG from, among other things, infringing certain patents that were not part of the Pl and that the District Court did not hold invalid or unenforceable. On or about September 28, 1998, Epson filed a motion to hold International and PPAG in contempt for violation of the API (the "API CONTEMPT MOTION"), which Motion has not been decided.]

         [Epson appealed the District Court's invalidity and unenforceability rulings. Nu-kote and PPAG appealed the District Court's Contempt Orders. The Appeal was fully briefed and oral argument was conducted before the Federal Circuit on November 2, 1998, four days prior to the Petition Date. The District Court stayed various matters, e.g., the API Contempt Motion, pending resolution of the Appeal.]

         [With respect to the Second Contempt Order, which International and PPAG appealed to the Federal Circuit, and the pending API Contempt Motion, Epson has requested that the officers and directors of International be held liable for the contempt. As to the Second Contempt Order, the District Court reserved the question of contempt by the officers and directors until after the Appeal was decided. Because the findings of contempt in the Contempt Order have now been affirmed on appeal (as discussed below), the District Court must review the issue


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

         of the officer and director liability for the Second Contempt Order. If the pending API Contempt Motion is granted, the officers and directors could face additional personal liability, which, if satisfied, would partially discharge Epson's Administrative Claim against International.]

         [B.      LITIGATION REGARDING THE AUTOMATIC STAY]

         [After the Debtors filed their petition of bankruptcy, Epson, International and PPAG filed various pleadings in the District Court and the Federal Circuit regarding the scope of the automatic stay and its applicability to, among other things PPAG, the Appeal and the Contempt Orders.]

         [On December 1, 1998, Epson filed an Emergency Motion for Relief from the Automatic Stay (the "Motion for Relief") with the Bankruptcy Court to allow Epson to proceed with Epson I, Epson II and the Appeal. This Motion for Relief led to yet more filings in the District Court and the Federal Circuit.]

         [On December 23, 1998, the Bankruptcy Court found that International had a reasonable likelihood of success on all issues presented in the Motion for Relief and set a final hearing on same.]

         [On February 4 and 5, 1999, the Bankruptcy Court held a Final Hearing on Epson's Motion for Relief. The Final Hearing was not completed as of February 5, 1999. On February 10, 1999, the Bankruptcy Court issued an Order continuing the Final Hearing on Epson's Motion for Relief until a date twenty (20) days after the completion of the presentation of evidence in the HP Litigation (the "SCHEDULING ORDER"). Again, the parties then filed various pleadings with the District Court and the Federal Circuit.]

         [International then filed a motion for contempt before the Bankruptcy Court, in which International sought to have Epson and its counsel held in contempt by the Bankruptcy Court for allegedly violating the automatic stay and the Bankruptcy Court's Scheduling Order. The Bankruptcy Court did not hold Epson in contempt, but instead issued an Order on the Motion for Contempt (the "FIRST TO FILE ORDER"), enjoining Epson from prosecuting stay issues in any court other than the Bankruptcy Court. On April 1, 1999, the District Court entered an Order Deferring Decision on Application of Bankruptcy Stay to the United States Bankruptcy Court for the Middle District of Tennessee, and Deferring Any Further Proceedings in this Matter Pending Decision on that Issue. Epson subsequently unsuccessfully sought a modification and a stay of the First to File Order. Epson then appealed the First to File Order. That appeal is pending.]

         [On August 27, 1999, pursuant to an agreed order, the Bankruptcy Court ordered that the Appeal could proceed as to both PPAG and International.]


SECOND AMENDED DISCLOSURE STATEMENT                                         114

         [On September 8, 1999, the Federal Circuit issued its opinion in the Appeal. Among other things, in that opinion, the Federal Circuit held that the automatic stay in these bankruptcy cases did not apply to PPAG or the contempt proceedings in Epson I.]

         [The only issue that remains undecided in connection with the Motion for Relief is Epson's request for relief from the stay to proceed in the Epson I and Epson II as against Nu-kote on issues other than contempt. Even though the last witness in the HP trial testified in July 1999, neither party has so far invoked its right under the Scheduling Order to ask that the balance of the Final Hearing take place.]

         [C.      THE FEDERAL CIRCUIT DECISION ON THE APPEAL.]

         [As noted above, on September 8, 1999, the Federal Circuit issued a decision on the Appeal and entered judgment in full against PPAG and in part against International. Seiko Epson Corp. v. Nu-kote International, Inc., 190 F.3d 1360 (Fed. Cir. 1999). (On October 29, 1999 the Federal Circuit ruled that the September 8, 1999 decision applies fully to International). International and PPAG filed a request for Rehearing and Reconsideration en banc with the Federal Circuit on limited issues, which the Federal Circuit denied on October 18, 1999. The Federal Circuit's decision is, therefore, final and entered against both PPAG and International.]

         [In its September 8, 1999 decision, the Federal Circuit reversed the summary judgment decisions that the District Court had entered in favor of International and PPAG concerning the Epson patents which cover the structure and design of the Epson ink jet cartridges. The Federal Circuit held that International and PPAG had not presented any evidence to support a determination that the Epson utility patents were procured through inequitable conduct and thus were unenforceable and rejected the "per se" unenforceability theory advanced by International. The Federal Circuit also held that International and PPAG had provided no evidence to prove that the Epson design patent should have been invalidated and that International's and PPAG's other arguments were "not meritorious."]

         [The Federal Circuit also affirmed the District Court's finding of contempt, e.g., that International and PPAG had sold products in violation of the District Court's PI and that the District Court's award of contempt damages based on Epson's "lost profits" on a per cartridge basis. The Federal Circuit ruled that the District Court's measure of those damages was partially defective and remanded for a new calculation of damages for such contempt. Epson has filed a motion to assess the recalculated contempt damages in the amount of approximately $560,000, while the Debtors have submitted that such damages should be reduced to approximately $200,000 to $300,000.]

         [On November 29, 1999, the District Court conducted a hearing to spread the mandate of the Federal Circuit's decision on the Appeal. As a result of the decisions of the Federal Circuit, various matters, including fixing contempt damages


SECOND AMENDED DISCLOSURE STATEMENT                                         115
         and assessing whether there is continuing contemptuous conduct by International and PPAG, must be determined in Epson I. International also has been ordered to recall all products found to infringe the API. Further, Epson has the current right to proceed against PPAG and to seek reinstatement and expansion of the original PI against PPAG. Although International has sold its interest in PPAG, PPAG still supplies International with ink jet cartridge products that Epson asserts infringes patents and violates the API. International may be obligated to fund PPAG's defense costs either expressly or impliedly pursuant to the Uniform Commercial Code ss. 2-312, which claim may be an Administrative Claim (although PPAG has not filed such a claim). The District Court has taken those matters under submission.]

         [Epson has filed a substantial Administrative Claim for International's alleged post-petition infringement and contempt. Epson has asserted the right to prosecute these claims in independent litigation in the District Court (or any other appropriate forum) under 28 U.S.C. ss.ss. 1334(b) and 1409(e), the "First to File" rule, the Federal Circuit decision, and other principles of law and to seek mandatory withdrawal of the reference to move resolution of that Administrative Claim from the Bankruptcy Court to the District Court. The Debtors dispute that they have engaged in post-petition infringement or contemptuous conduct, that Epson has an allowable Administrative Claim or that Epson has any right to address those issues in a forum other than the Bankruptcy Court.]

         [Based on the Federal Circuit's decisions, International's success of defending itself in Epson I and Epson II is not guaranteed. Further, in light of the Federal Court's decision and International's failure in the HP trial, International cannot guarantee a successful recovery on the antitrust claims against Epson.]

C.       DEBTORS' RESPONSE TO OBJECTIONS BY HEWLETT-PACKARD

         1.       PLAN PROPONENTS' RESPONSE

         Hewlett-Packard's objections to the Debtors' Disclosure Statement generally consisted of objections regarding the adequacy and accuracy of the description by the Debtors of the litigation between HP and Nu-kote. Given that the jury in the HP Litigation has rendered its verdict, the objection by HP is moot. The Disclosure Statement does, however, contain a revised description of the HP Litigation and its outcome. Any further description or discussion of the HP Litigation is unnecessary as a settlement approved by the Bankruptcy Court has been reached with HP.

D.       RESPONSE TO OBJECTIONS BY WAUSAU

         1.       CREDITORS' RESPONSE

         Employers Insurance of Wausau ("WAUSAU") objects first to the Creditors' Disclosure Statement's failure to adequately describe what, if any, treatment is proposed with respect to rights of subrogation asserted by Wausau to be held by Wausau and


SECOND AMENDED DISCLOSURE STATEMENT                                         116

Chubb. Wausau contends that its rights of subrogation arise as a matter of law by reason of payments made by Wausau under the policy prior to the filing of the bankruptcy proceeding as well as pursuant to the Wausau Agreement. Wausau, moreover, believes that further disclosure is necessary regarding Wausau's rights of subrogation under the American International Specialty Lines ("AISL") policy for which Wausau had funded sufficient monies prior to the filing of the bankruptcy to exhaust the full amount of the policy.

         The Creditor Proponents' response is that nothing in the Creditors' Plan does or is intended to effect Wausau's subrogation rights, if any. Such clarification is stated in the Third Amended Creditors' Plan. Wausau contends that the Creditors' Plan cannot be confirmed without the consent of Wausau. Wausau believes that this perceived shortcoming of the Creditors' Plan needs to be disclosed to those voting on the Creditors' Plan. Such allegation is disclosed by the insertion of Wausau's objection herein.

         Wausau's objection also argues that the Creditors' Plan is not confirmable. The Creditor Proponents will not specifically address this argument and note that this is a confirmation issue and, thus, is better addressed at Confirmation.

         Wausau further objects that the Creditors' Disclosure Statement failed to adequately describe the probable recoveries to the various classes of creditors, and that the liquidation analysis is inadequate. Creditor Proponents disagree. The Disclosure Statement discloses as much information about recoveries in the OEM Litigation as can be reasonably disclosed. Moreover, Wausau objected that the Creditors' Disclosure Statement should be amended to discuss whether the Creditor Proponents intend to reject the Wausau agreement and to discuss the size and classification of any damage claim arising from such a rejection, if rejection is anticipated. The Plan Proponents do not believe such agreements are executory and therefore no assumption or rejection is necessary.

         Wausau further objected to the Creditors' Disclosure Statement because Wausau did not receive a copy of the Litigation Trust Agreement, and because the Disclosure Statement did not provide names or information concerning the identity or experience of (1) the Litigation Trustee, (2) the Litigation Advisory Committee, or (3) the directors, officers, or other management of Reorganized Holding, and did not adequately disclose how the litigation trustee or his successor would be selected. The Creditor Proponents intend to provide a copy of the Litigation Trust to Wausau prior to the Plan Confirmation hearing.

         Wausau further objects to the Creditors' Disclosure Statement's discussion regarding judgment reduction and offsets and to the Creditors' Disclosure Statement's discussion of the permanent injunction. The Creditor Proponents address this issue in their Amended Plan.

         Wausau also objected that the Creditors' Disclosure Statement did not disclose Wausau's contention that the Debtors' rights under the Chubb Agreement and the Chubb


SECOND AMENDED DISCLOSURE STATEMENT                                         117

Order cannot be transferred to the Litigation Trust without the Litigation Trust also assuming the obligations to Wausau under the Chubb Agreement and the Chubb Order. Such language has been included in the Amended Disclosure Statement.

         Wausau also objects that the Creditors' Disclosure Statement failed to adequately disclose the amount of taxes that would be triggered by the transfer of assets to the Litigation Trust and further failed to disclose whether the Bankruptcy Court would be asked to resolve this issue, whether that issue would be resolved at confirmation, and whether these taxes would be incurred in a Chapter 7 liquidation if there were no Litigation Trust. The Creditor Proponents respond by noting that the Disclosure Statement at Article XIV discusses various tax considerations. Such disclosure is sufficient for a reasonable investor to make an informed judgment. See 11 U.S.C. ss. 1125.

         Wausau also asserted that the Creditors' Disclosure Statement was deficient in the following respects:

         (a) the Creditors' Disclosure Statement did not describe how the future defense of the Canon and Epson litigation would be funded;

         (b) the Creditors' Disclosure Statement did not describe the existence or status of the litigation between the Lenders and the Debtors regarding the Lenders' claimed security interest and proceeds of the OEM Litigation;

         (c) the Creditors' Disclosure Statement does not disclose Wausau's contention that any interest of the Lenders in the AISL policy is subordinated to the subrogation rights of Wausau;

         (d) the Creditors' Disclosure Statement did not disclose standards for settlement and mechanisms to avoid potential conflict of interest with respect to the exercise of control by the Lenders over the Litigation Trust or the Litigation Advisory Board, which would have authority to compromise the Debtors' preference, fraudulent conveyance, or equitable subordination claims against the Lenders or other parties; and

         (e) the Creditors' Disclosure Statement did not disclose the reason for the releases of the Creditor Proponents, or the consideration being paid for the release of such claims.

         The Creditor Proponents respond to these objections by noting that most, if not all, of such objections have been addressed in either the Creditors' Third Amended Plan or the Amended Disclosure Statement. The Plan Proponents assert that no further response is needed with relation to the objections.

         2.       DEBTORS' RESPONSE


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

         Wausau's objections to the initial Debtors' disclosure statement generally related to its subrogation rights. Wausau has expressed concern that a plan somehow affects its subrogation rights against recovery of attorneys fees in the OEM Litigation and against American International Specialty Lines on its insurance policy. In response, Nu-kote states that nothing in the Joint Plan does or is intended to affect Wausau's subrogation rights, if any. Nu-kote would note that the Chubb Agreement, which was approved by the Court, specifically provides for Wausau and Chubb to retain their rights to any recoveries of attorneys fees in connection with the HP Litigation. The payment of attorneys' fees and costs would include any valid subrogation claims.

         Subrogation rights, in the context of an insurer, permit the insurer to "stand in the shoes" of its insured. See Reliance National Indemnity Co., v. General Star Indemnity Co., 72 Cal.App.4th 1063, 1078 85 Cal. Rptr.2d 627, 635
(1999). The insurer is basically in the same position as "an assignee of the insured's claim, and succeeds only to the rights of the insured." Id. This concept of subrogation is memorialized in the Wausau Commercial Liability Policy. In its Objection, Wausau cites case law for the proposition that "equitable subrogation rights are superior in priority to perfected bank liens, even in the absence of UCC filing." The Debtors submit that Wausau's subornation rights, to the extent valid and existing, do not give rise to a Secured Claim by Wausau within the meaning of the Bankruptcy Code.

         Subrogation does not include or encompass the phrase "equitable contribution." In fact, equitable contribution exists independently of the rights of the insured. Id. "Equitable contribution permits reimbursement to the insurer that paid on the loss for the excess it paid over its proportionate share of the obligation, on the theory that the debt it paid was equally and concurrently owed by the other insurers and should be shared by them pro rata in proportion to their respective coverage of the risk." Id. Wausau and Chubb are obligated to indemnify or defend the same loss or claim, and as such, may well have independent rights against each other for equitable contribution. State Farm Fire and Casualty v. Cooperative of American Physicians, Inc., 163 Cal.App.3d 199, 205, 209 Cal.Rptr. 251, 252 (1984). The Joint Plan and this Disclosure Statement can do nothing to impact those rights.

         Wausau further objects that Nu-kote failed adequately to disclose the probable recoveries to Creditors. Nu-kote disagrees. The Disclosure Statement discloses as much information about recoveries on the OEM Litigation as can reasonably be disclosed considering the confidential nature of such information.

         Wausau further objects that the Disclosure Statement does not disclose whether or not Nu-kote intends to assume or reject the pre-petition agreements with Wausau. The Debtors do not believe these agreements are executory and therefore no assumption/rejection is necessary.

         Wausau further objected to the failure of the Debtors to disclose the purchase price to be paid potentially by Richmont if Richmont is the Successful


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

Bidder for the stock of the Reorganized Holding. The price to be paid by Richmont if Richmont is the Successful Bidder is disclosed in the Joint Plan as $21,150,000, plus up to $3,000,000, or such other amount as Richmont may agree, for payment of Allowed Administrative Claims, plus the cost associated with satisfaction of the Other Secured Claims in Class 2 of the Joint Plan, if any. If Richmont is not the Successful Bidder, the winning bid will be determined by the Bidding Procedure detailed in the Joint Plan and in this Disclosure Statement. Based on Nu-kote's analysis of the value of the assets being purchased in connection with the stock, the liquidation analysis prepared by the Lenders and Nu-kote's analysis of the administrative and priority claims, Nu-kote believes that the purchase price will be in the range of $24-35 million.

         Wausau further objected that the Debtors' Disclosure Statement inaccurately indicated that Wausau's claims are against Holding instead of International. Such clerical error has been corrected.

         Wausau objects first to the Disclosure Statement's failure to adequately describe what, if any, treatment is proposed with respect to rights of subrogation asserted by Wausau to be held by Wausau and Chubb. Wausau contends that its rights of subrogation are superior to those of the Debtors and other creditors and arise as a matter of law by reason of payments made by Wausau under the policy prior to the filing of the bankruptcy proceeding as well as pursuant to the Wausau Agreement. Wausau, moreover, believes that further disclosure is necessary regarding Wausau's rights of subrogation under the American International Specialty Lines ("AISL") policy for which Wausau had funded sufficient monies prior to the filing of the bankruptcy to exhaust the full amount of the policy.

         The Plan Proponents' response is that nothing in the Plan does or is intended to affect Wausau's subrogation rights, if any, unless and to the extent such rights may be affected under the Bankruptcy Code or applicable law. Wausau contends that the Plan cannot be confirmed without the consent of Wausau. Wausau believes that its perceived shortcoming of the Plan needs to be disclosed to those voting the Plan. Such allegation by Wausau is disclosed by the insertion of Wausau's objection therein.

         Moreover, Wausau asserts that the Disclosure Statement fails to acknowledge the Lenders' lack of repetition perfection of any claim against the AISL policy or the subordination of any claimed Lenders' interest in such policy to the subrogation rights of Wausau.

         Wausau's objection also argues that the Plan is not confirmable because of the $3,000,000 Administrative Expenses cap and other reasons. Wausau thus alleges that the OEM's have veto power over the Plan. In addition, Wausau objects to alleged "illegal provisions" of the Joint Plan which transfers the assets of the estate to the Lenders without being authorized under sections 363 and 365 of the Bankruptcy Code. The Joint Plan has been amended to delete these provisions.

         Wausau further objects that the Disclosure Statement failed to adequately describe the probable recoveries to the various classes of creditors, and that the liquidation analysis


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

is inadequate. The Plan Proponents disagree. The Disclosure Statement discloses as much information about recoveries as can be reasonably disclosed.

         Wausau further objects to the Disclosure Statement because Wausau did not receive a copy of the Litigation Trust Agreement, and because the Disclosure Statement did not provide names or information concerning the identity or experience of (1) the Litigation Trustee, (2) the Litigation Advisory Committee, or (3) the directors, officers, or other management of Reorganized Holding, and did not adequately disclose how the litigation trustee or his successor would be selected. A copy of the Litigation Trust Agreement is being made available by the Plan Proponents contemporaneously with the filing of the Disclosure Statement.

         Wausau further objects to the Disclosure Statement's discussion regarding judgment reduction and offsets. The Plan Proponents respond by stating that the Disclosure Statement is clear in this regard. Wausau also objects to the discussion of the permanent injunction. The Plan Proponents disagree with Wausau's contention and assert that the permanent injunctions are adequately described.

         Wausau also objects that the Disclosure Statement failed to adequately disclosure the amount of taxes that would be triggered by the transfer of assets to the Litigation Trust and further failed to disclose whether the Bankruptcy Court would be asked to resolve this issue, whether that issue would be resolved at confirmation, and whether these taxes would be incurred in a Chapter 7 liquidation if there were no Litigation Trust. The Plan Proponents respond by noting that the Disclosure Statement at Article XIV discusses various tax considerations. Such disclosure is sufficient for a reasonable investor to make an informed judgment.

         Wausau asserts the Disclosure Statement does not disclose the reason for the various releases, or the consideration being paid for the release of such claims. The Plan Proponents respond by noting that the consideration for the releases are contained in the Plan and disclosed adequately.

         Wausau asserts that the Disclosure Statement is deficient in the following respects:

         (a) the Disclosure Statement does not describe how the future defense of the Canon and Epson litigation will be funded;

         (b) the Disclosure Statement does not disclose Wausau's contention that any interest of the Lenders in the AISL policy is subordinated to the subrogation rights of Wausau;

         (c) the definition of "CW Interest" contains an element that applies only to security interest, not to subrogation rights, i.e., a requirement that the subrogation right not only be valid, enforceable, and unavoidable but also be "perfected." The term "perfected" is classically a Uniform Commercial Code ("UCC") concept which has no application to the law of subrogation.


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

                  Although various sections of the Avoidance Powers of the Bankruptcy Code which should have no application to Wausau's claim, make reference to "perfection" (i.e., including various avoidance provisions relating fraudulent conveyance which would have no application to Wausau's subrogation rights), the Plan must be referring to UCC concepts because it already provides that the subrogation right be "valid, enforceable, and unavoidable" in order to be preserved from the free and clear sale to the Litigation Trust. Since all rights other than the Lenders' secured rights under Article IV and "CW Interests" purport to be cut off by the sale free and clear of liens, this trick definition tries to cut off Wausau's rights.

         (d) The Litigation Trustee and Litigation Advisory Board, not Wausau, may commence and control the AISL litigation under paragraph 8.03 of the Joint Plan. This result is inconsistent with Wausau's rights to control such litigation and to require Debtor to cooperate with Wausau in such litigation in accordance with the provisions of the Policy.

         (e) Wausau is not a beneficiary of the Litigation Trust under Sections 8.05(g), or 8.06(g). The "preservation" of Wausau's rights is an illusion.

         (f) Wausau is prejudiced by a purported transfer of the AISL Policy and prosecution by a party which may not have standing and which will be actively interfering with Wausau's independent standing as a subrogation owner of the AISL claim.

         (g) Wausau appears to be enjoined under paragraph 12.6 from suing the Litigation trust from interfering with its subrogation rights, to be bound by the Joint Plan under paragraph 12.03 notwithstanding Wausau's lack of consent and to have its subrogation rights involuntarily released under paragraph
                  12.05 of the Joint Plan.

         (h) The Lenders are purportedly insulated from liability for their wrongful future conduct in the Litigation Trust.

         (i) In the event of a Trust Triggering Event, there is not source of monies to pay the administrative claims.

         (j)      Sections 7.01, 7.10, 7.11, 8.02, 8.03, 8.05(a)(1), 8.06(g),
                  8.12, 11.1, 11.3, 12.02, 12.03(i), 12.05, 12.6 and 13.12
                  adversely impact the rights of Wausau.

         The Plan Proponents respond to these objections by noting that most, if not all, of such objections have been addressed in either the Plan or the Disclosure Statement. The Plan Proponents assert that no further response is needed with relation to the objections.

E.       RESPONSE TO THE OBJECTION AND COMMENTS BY THE SEC


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

         1.       CREDITORS' RESPONSE

         The SEC raised several points. In response, the Creditor Proponents state first that no warrants are being issued pursuant to the Creditors' Plan. Additionally, the Disclosure Statement now states that "the availability of Rule 144 to parties deemed affiliates of Reorganized Holding is dependent on compliance with the conditions set forth in Rule 144 by each person seeking to avail himself or herself of the protection set forth in Rule 144." Moreover, the Disclosure Statement, after deletion of a sentence, now unambiguously discloses that Interest Holders will receive no distributions under the Creditors' Plan, and the introductory portion of the Disclosure Statement now states that holders of equity interests are deemed to have rejected each of the Competing Plans (by virtue of the cancellation of their interests under each plan) and are therefore not permitted to vote on either of the Competing Plans.
Article IX, Section I.8(g) reflects a clarification that Allowed Unsecured Class 4 and 5 Claims are the beneficiaries of the Litigation Trust.

         The SEC also expresses a concern regarding the applicability of securities laws to the interests in the Litigation Trust. Because the interests in the Litigation Trust are not represented by certificates, the Creditor Proponents believe that there is no need for registration under the Securities Exchange Act of 1934.

         The SEC also identified a number of additional items that it believed to be necessary to enable the Creditors' Disclosure Statement to provide the requisite adequate information:

         (a) summary information for each class of claimants, including the number of claimants in the class, the amount of claims of each class, and the distributions to be received by each class;

         (b) the valuation evidence that the Creditor Proponents intend to offer at the confirmation hearing to show the zero value of shareholder interests for purposes of cramdown;

         (c) an indication of whether the Creditor Proponents have prepared a valuation of the Debtors' on a going-concern basis; and

         (d) further disclosure of significant risk factors attendant to the Creditors' Plan, including any risk factors associated with the OEM Litigation.

         2.       DEBTORS' RESPONSE

         While not filing a formal objection to the Debtors' Disclosure Statement, the SEC has expressed concern over the adequacy of disclosures of current or prior relationships and transactions between Richmont or its control persons and the Debtors. Nu-kote believes that adequate disclosure has been given as to Richmont's stock ownership and its officers' positions as directors of Holding. Richmont has not engaged in any other


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

transactions with the Debtors other than that Richmont has provided Patrick E. Howard to the Debtors as their CEO at no cost to the Debtors.

         The SEC further questioned the adequacy of the information in the Debtors' initial disclosure statement regarding the terms of the proposed sale and the method by which the sale will be determined to be fair and reasonable. If Richmont is the Purchaser, the terms of the sale are all cash at closing. The means of determining that the purchase price is fair and reasonable is four-fold: (1) the Debtors have employed an investment banker (Conway, Del Genio, Gries) to market actively the Company to determine if there are any higher and better offers; (2) the Debtors' period of exclusivity has expired thereby allowing any parties-in-interest to file competing plans with higher and better offers; (3) the Debtors' liquidation analysis which is a part of the Disclosure Statement; and (4) the Bidding Procedure established under the Joint Plan.

         The SEC further questioned the adequacy of the information in the Debtors' Disclosure Statement regarding the release of claims against certain officers and directors. As disclosed herein, the Lenders previously conducted their own investigation of such claims and prepared a Notice of Claim which is described in this Disclosure Statement. The Notice of Claim has been sent to the Debtors' D&O insurance carriers. The releases for certain of the officers and directors are also detailed in this Disclosure Statement. Further, the Examiner has also been appointed to investigate any claims the Debtors might have against their officers and directors, and the Examiner's report will provide additional information.

         3.       THE PLAN PROPONENTS ADDITIONAL RESPONSE TO THE SEC

         The SEC also expressed concern over the scope of the language contained at P. 12.6 of the Joint Plan. As set forth herein, this language has been amended, and the Plan Proponents believe that this amended language resolves any concern the SEC had with regard to P. 12.6 and ss. 524(e) of the Bankruptcy Code.


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

F.       RESPONSE TO COMMENTS BY PBGC

         1.       CREDITORS' RESPONSE

         The Plan Proponents note that they do not intend to terminate the pension plan upon Confirmation. The appropriate language regarding this treatment is incorporated in this Disclosure Statement. Further, the Disclosure Statement now discloses that International is the "contributing sponsor" of the Nu-kote International, Inc. Retirement Income Plan (the "PENSION PLAN") and that, if the Pension Plan terminates, the unfunded benefit liabilities of the Pension Plan under 29 USC ss.1301(a)(18) and 29 USC ss.1362(b) asserted by the PBGC are estimated to be $6.3 million. The Disclosure Statement also discloses that a pension plan covered by Title 4 of ERISA may be terminated in accordance with the provisions of 29 USC ss.ss. 1341 and 1342, and that (1) the PBGC administers the mandatory pension plan termination insurance program established under Title 4 of ERISA; (2) upon termination of an underfunded pension plan covered by Title 4, the PBGC typically becomes trustee of the plan and, within certain statutory limits, guarantees the payment of pension benefits to participants and beneficiaries; and (3) on April 14, 1999, PBGC filed three claims in the substantively consolidated bankruptcy cases. See
Article VI.A.6.

         Moreover, the Disclosure Statement discloses that, under ERISA, International and each member of its "controlled group," as that term is defined in 29 USC ss. 1301(a)(14), are jointly and severally liable to the PBGC for: (1) the "total amount of unfunded benefit liabilities" of the Pension Plan; (2) the payment of premiums due with respect to the Pension Plan; and (3) any minimum funding contributions necessary to satisfy the funding standards of ERISA and the Internal Revenue Code. The PBGC also believes that the Disclosure Statement should disclose that the sale of the European subsidiaries would remove those subsidiaries from International's present controlled group and could deprive the PBGC of the opportunity to recover from them any unfunded obligations of the Pension Plan if the Pension Plan terminates post-confirmation, which could place the responsibility for meeting any unfunded obligations of the Pension Plan solely on the reorganized Debtors. The PBGC also objects that the Creditors' Disclosure Statement failed to disclose the impact that termination of the Pension Plan would have on the anticipated amount of administrative expenses, priority claims, and general unsecured claims in this case.

         2.       DEBTORS' RESPONSE

         Via a letter to Debtors' counsel, the PBGC requested the insertion of certain language in the Disclosure Statement. The language requested by the PBGC has been incorporated above at Article VI(a)(6).

G.       RESPONSES TO OBJECTIONS BY LEMMER

         1.       CREDITORS' RESPONSE


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

         Lori Lemmer, individually and on behalf of a class of securities claimants, objected to both the Debtors' and Creditors' Disclosure Statements. In response to the objections to the Creditors' Disclosure Statement, the Creditor Proponents state that the objection regarding the HP Litigation is now moot. The Disclosure Statement now identifies the beneficiaries of the litigation trust as "holders of Allowed Unsecured Class 4 Claims." Moreover, the Disclosure Statement has been revised to eliminate the language suggesting that interest holders would receive distributions under the Joint Plan. Finally, the Disclosure Statement has been revised by the insertion of the following language after the word "all" in the first line of that section: "of the Debtors".

         2.       DEBTORS' RESPONSE

         The Lemmer plaintiffs filed an objection to the Debtors' Disclosure Statement basically alleging two grounds for objection. Initially, the Lemmer plaintiffs object to the failure to name the price for which the stock of Holding will be sold. In response, the Debtors assert that while it is not possible to know the purchase price at this time, the amount of the Lead Bid by Richmont has been disclosed in the Joint Plan. The Joint Plan establish detailed Procedures by which an investment banker has been employed to solicit interest in the purchase of the stock of Holding, and further establishes the Bidding Procedure by which the stock will be sold. It is this Bidding Procedure that will ultimately determine both the Successful Bidder and the purchase price. However, based on Nu-kote's analysis of the value of the assets being purchased in connection with the stock, the liquidation analysis prepared by the Lenders and Nu-kote's analysis of the administrative and priority claims, Nu-kote believes that the purchase price will be in the range of $24-35 million.

         Next, the Lemmer plaintiffs object to the distribution order and the relative priority of their class and the class into which the Lenders' unsecured claim would be placed if the Debtors commence and succeed on an equitable subordination action against the Lenders. As set forth above, ss. 510(c) of the Bankruptcy Code provides for subordination "for purposes of distribution all or part of an allowed claim to all or part of another allowed claim or all or part of an allowed interest to all or part of another allowed interest." The Lemmer plaintiffs, as shareholders of Holding, are the holders of interests. The Lenders, even if their unsecured claims were subordinated pursuant to ss. 510(c) would still be holders of unsecured claims. Thus, the unsecured claim of the Lenders could potentially have only been subordinated to other Allowed Unsecured Claims, not the interests of the Lemmer plaintiffs. Finally, as set forth above, upon confirmation of the Joint Plan, mutual releases shall be granted by and between the Debtors and the Lenders.

         The Lemmer plaintiffs state that the Disclosure Statement filed by the Plan Proponents fails to explain the necessity for and the cost of the Litigation Trust and fails to explain which litigation claims will be investigated and pursued by the Reorganized Debtors and which will be investigated and pursued by the Litigation Trust. Initially, the Plan Proponents point out that the creation of a Litigation Trust is only proposed in the alternative scenario (as opposed to a sale to a Successful Bidder) under the Joint Plan. Articles VII and VIII of the Joint Plan set forth in detail the two possible alternative


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

scenarios for implementation of the Joint Plan. Under the first scenario, contemplated in Article VII of the Joint Plan, the stock or assets of the Debtors (which will include indirectly ownership of all assets and intellectual property of the Debtors and the Litigation) will be sold to the Successful Bidder. Under the Successful Bidder scenario, the Reorganized Debtors will be responsible for evaluating, funding and pursuing the Litigation based on their reasonable business judgment for the benefit of the Lenders, the Unsecured Creditors and the Reorganized Debtors (see P. P. 7.01, 7.03 and 7.10 of the Joint Plan). Under the Successful Bidder scenario, the Litigation Trust is not created.

         Alternatively, a second scenario for implementation is set forth in
Article VIII of the Joint Plan. Under this scenario, if a Trust Triggering Event occurs, the Trust and the Litigation Trust shall be formed. "Trust Triggering Event" is defined at 1.110 of the Joint Plan as (i) the failure of the Successful Bidder to close the Sale Transaction contemplated by the Joint Plan on the Effective Date, or (ii) the lack or absence of a Successful Bidder fully prepared to close the Sale Transaction on the Confirmation Date. The Litigation Trust shall be administered by a Litigation Trustee supervised by the Litigation Advisory Board (see P. 8.05(c) of the Joint Plan). If the Litigation is transferred to the Litigation Trust, the Litigation Trust will have the sole responsibility for prosecuting the Litigation (see P. 8.05(f) of the Joint Plan).

         Read together, these two Articles of the Joint Plan make it clear that the Litigation Trust will only be implemented in the event there is no Successful Bidder under the Plan. Under either scenario, Successful Bidder or Trust Triggering Event, the "Litigation" to be pursued by the Reorganized Debtors or transferred to the Litigation Trust is defined in P. 1.65 of the Joint Plan as (i) OEM Litigation; (ii) all Causes of Action; and (iii) all Avoidance Actions; and (iv) any and all policies of insurance or litigation funding or indemnity agreements related to any litigation, and all rights and remedies of these estates under all policies of insurance or litigation funding or indemnity agreements related to such litigation. The Lemmer plaintiffs also request a disclosure of the value of the Litigation intended to be investigated and pursued by the Reorganized Debtors or the Litigation Trust, as the case may be. At this juncture, the Plan Proponents do not have a value or description of the Litigation which may ultimately be transferred to the Litigation Trust or pursued by the Reorganized Debtors, as the case may be, other than as already contained in the Disclosure Statement. The Plan Proponents have not performed a valuation of the Avoidance Actions.

         In addition, the Lemmer plaintiffs seek an explanation of whether the releases of the Current Officers and Directors are intended to impact Lemmer's securities fraud claims presently pending in the Northern District of Texas. To the extent such claims are not property of the estate which could have been brought by the Debtors, it is not intended that the releases will affect the Lemmer claims.

         The Lemmer plaintiffs further request an explanation of why a settlement with the Current Officers and Directors was negotiated before the examiner concluded his investigation. The Plan Proponents respond by noting that these Bankruptcy Cases have continued for well over a year and the Joint Plan negotiations preceded not only the


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

appointment of an Examiner, but the filing of the Examiner motion. The longer the case continues, the more administrative fees will accrue. The Plan Proponents believe that the best outcome for all creditors and the estates is to move these cases forward. Thus, the Plan proponents believe that t is in the best interests of these estates to enter into the proposed settlement at this time.

H. CREDITORS' RESPONSE TO OBJECTIONS OF WELLS FARGO BUSINESS CREDIT, INC., FORMERLY NORWEST BUSINESS CREDIT, INC.

         In connection with its objection, Wells Fargo Business Credit, Inc., formerly Norwest Business Credit, Inc. ("WELLS FARGO") provided the Plan Proponents with several passages of additional language to be inserted into the Creditors' Plan and the Creditors' Disclosure Statement, along with several specified changes to those documents. To the extent it incorporates the referenced objectionable provisions of the Creditors' Disclosure Statement, the Disclosure Statement incorporates the additions and changes specified by Wells Fargo except as stated below.

         Wells Fargo also requested language concerning the postpetition financing claim of Norwest in Article 7, ss. C2(d). The requested language was added, except for the last sentence now reads, "At the time the Norwest claim is paid in full, Norwest shall deliver a release of the Norwest lien."

         Wells Fargo further objects to the Creditors' Disclosure Statement because of the failure to provide an initial summary section outlining the various classes of creditors and their respective treatments. The Plan Proponents assert that no such initial summary section is needed because the table of contents includes a section titled Treatment of Classified Claims and Interests Under the Creditors' Plan, and shows that this section begins on page 57 of the Disclosure Statement.

         In addition, Wells Fargo objects because the Disclosure Statement does not state what entity shall provide the effective date financing under the Plan. At this time, the Plan Proponents do not have a definitive entity who will provide the effective date financing. Finally, Wells Fargo requests certain language be included in Article 7, ss. I.4 be included regarding Norwest's indemnification rights under the Norwest Agreement. The Plan Proponents are not required to include such language because ss. 1141(d)(1) of the Bankruptcy Code states that, except as otherwise provided in the subsection in the plan or the order confirming the plan, the confirmation of the plan discharges the debtor from any debt that arose before the date of such confirmation. The Plan Proponents likewise refute Wells Fargo's assertion that
Article 7, ss. 1.4 needs to be modified to permit the pursuit of administrative claims.

I.       CREDITORS' RESPONSE TO OBJECTIONS OF SPECTRA, INC.

         Spectra, Inc. ("SPECTRA"), objected to the description of certain litigation involving Spectra and International, but these objections are addressed in the Disclosure Statement. The Disclosure Statement, throughout, reflects that International, rather than Holding, is


SECOND AMENDED DISCLOSURE STATEMENT                                         128
the Debtor involved in this litigation. Moreover, at several places, the Disclosure Statement reflects the fact that in connection with the court-approved sale of Modular, Inc. Technology Stockholm, AB ("MIT"), International's rights in respect of its tortious interference counterclaim against Spectra have been assigned to the purchaser, and such counterclaims are therefore excluded from the Litigation Trust under the Creditors' Plan. These facts are reflected in this Disclosure Statement. In addition, many of the issues raised by Spectra will be resolved by way of litigation and it is inappropriate to prejudge issues which may require additional litigation in the content of a disclosure statement.

J.       RESPONSES TO PELIKAN HOLDING A.G.'S OBJECTIONS

         1.       CREDITORS' RESPONSE

         Pelikan Holding A.G. ("PELIKAN") objects first to the Creditors' Disclosure Statement's failure to attach a copy of the Litigation Trust Agreement. Creditor Proponents intend to provide Pelikan a copy of the Litigation Trust prior to the Plan Confirmation hearing.

         Pelikan further objects to the failure of the Creditors' Disclosure Statement to identify the individual who would serve as trustee of the Litigation Trust and his or her experience, and fails to identify the individuals who would serve on the Litigation Advisory Committee which would oversee the trustee as well as their experience. The Creditor Proponents are unable to respond to this objection with specific names and further information at this time because such persons are not currently known. This Court, along with others, has stated that a disclosure statement should contain all pertinent information presently known to plan proponents. In re Ligon, 50 B.R. 127 (Bankr. M.D. Tenn. 1985) (citing In re Stanley Hotel, Inc., 13 B.R. 926 (Bankr. D.Colo. 1981)). See also In re Cardinal Congregate One, 121 B.R. 760 (S.D. Ohio 1990); In re Microwave Prods. of America, Inc., 100 B.R. 376 (Bankr. W.D. Tenn. 1989); In re Scioto Valley Mortgage Co., 88 B.R. 168 (Bankr. S.D. Ohio 1989).

         Pelikan also objects that the Creditors' Disclosure Statement fails to provide a description of the claims that are to be transferred to the Litigation Trust and contains only a cursory identification of the types of claims which might exist. With regard to the litigation claims that are to be transferred to the Litigation Trust, the Disclosure Statement contains all information presently known to the Plan Proponents. Accordingly, such description is sufficient to enable a reasonable and typical investor to make an informed judgment about the Plan. See id.

         With regard to Pelikan's objection that the Disclosure Statement fails to identify the asserted and unasserted claims against the Plan Proponents that are being released under the Plan, the Plan Proponents note that the lenders interfered with management at the Debtors during the year prior to the filing of these cases. The Lenders strongly refute such an allegation; however, such disclosure is included in the Joint Disclosure Statement.

         Pelikan further objects that the Disclosure Statement fails to address Creditors' rights of set-off and recoupment with regard to claims being transferred to the Litigation


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

Trust. The Plan Proponents have amended their Disclosure Statement to address this issue. See Article 7, P. G(2)(d).

         Pelikan also objects to the Disclosure Statement because: (1) the failure to disclose which contracts will be assumed under the proposed Plan what past defaults of the Debtors will be cured and the source of funds for curing the defaults, (2) the Plan does not provide for the assumption of the agreements with Pelikan creating the environmental indemnity as well as that three of the claims of Pelikan against the Debtors would have to be satisfied to assume the agreement and that some of the other past defaults of the Debtors are not curable, (3) the effect on the value of business tort and similar potential damage claims to be transferred to the Litigation Trust of the separation of such claims from the operating business, (4) any estimate of the size of the unsecured Class 4A claims, (5) the source of funds for payment of administrative claims or expenses. The Plan Proponents respond by noting that at this time it is unknown which executory contracts will be assumed under the Plan. Accordingly, the Plan Proponents cannot make more detailed disclosures with regard to executory contracts and unexpired leases. See id. The Plan Proponents further assert that there will be no effect on the value of the business when the tort claims are transferred to the Litigation Trust. In addition, it is not necessary for the Plan Proponents to estimate the size of the unsecured Class 4A claims as any such estimation is not known at this time. Further, the Plan Proponents do not have a definitive lender for exit financing at this time.

         Pelikan also objects that the Disclosure Statement does not disclose the effect of Texas law on the ability of the Debtors to assign tort claims to the Litigation Trust. The Plan Proponents respond by noting that to the extent that any tort claim cannot be transferred to the Litigation Trust, it will be retained by the Reorganized Debtors.

         Finally, Pelikan objects that the Disclosure Statement does not disclose the effect of the lack of an agreement by the Lenders to vote the unsecured Class 4A claims in favor of a plan, which would allow Lenders to alter the effect of the Plan through voting their Class 4A claims against the Plan. The Plan Proponents respond by noting that the Creditors' Plan already addresses this issue in Article 4, ss. 4.1(b).

         2.       DEBTORS' RESPONSE

         Pelikan Holding objected to the Debtors' Disclosure Statement asserting an (1) alleged failure to disclose which contracts will be assumed under the proposed Joint Plan what alleged past defaults of the Debtors will be cured and the source of funds for curing the defaults, (2) alleged failure of the Joint Plan to provide for the assumption of the agreements with Pelikan Holding creating the environmental indemnity as well as that three of the claims of Pelikan Holding against the Debtors would, according to Pelikan Holding, have to be satisfied to assume the agreement and that some of the other past defaults of the Debtors are not curable, (3) alleged lack of disclosure of defenses to the environmental indemnity obligations of Pelikan Holding, and (4) alleged lack of discussion of the claims against management which are to be released under the Joint Plan.


SECOND AMENDED DISCLOSURE STATEMENT                                         130

         In response, the Debtors point to the discussion at Article E(j)(3) including the discussion at footnote 2. This discussion sets forth the Debtors position that the Debtors' do not believe that assumption of the referenced agreements is necessary as they are not executory in nature because Pelikan Holding has fully performed its obligations thereunder. However, should the Debtors deem further action necessary, all appropriate steps to assume same will be taken. The Joint Plan does not specifically list all contracts the Plan Proponents believe to be executory. To the extent further action with regard to the pre-petition agreements with Pelikan Holding is deemed necessary, same will be taken in accordance with the provisions for assumption of executory contracts in Article IX of the Joint Plan. Further, the process seeking a potential resolution of all claims and defenses asserted by Pelikan Holding, in the context of resolution of the motion for relief from stay filed by Pelikan Holding, is ongoing. Finally, as disclosed herein, the Lenders previously conducted their own investigation of such claims and prepared a Notice of Claim which, along with the allegations made therein, is described in this Disclosure Statement. The Notice of Claim has been sent to the Debtors' D&O insurance carriers. The releases for certain of the officers and directors are also detailed in this Disclosure Statement. Further, the Examiner has also been appointed to investigate any claims the Debtors might have against their officers and directors, and the Examiner's report will provide additional information.

K.       DEBTORS' RESPONSE TO OBJECTIONS BY PAGLIARA

         Mr. Pagliara, a shareholder of Holding, objected to the Debtors' Disclosure Statement on three bases: the failure to provide recent financial information, an inadequate discussion of the HP Litigation, and a delay in distribution of information to the shareholders of Holding due to the fact that they hold their stock in street name. In response, the Debtors believe that the financial information provided in the Disclosure Statement is the most recent and most accurate information available for the purposes for which it is provided. For example, numerous references are made to assets as they existed on the Petition Date. To the extent that Mr. Pagliara desires additional financial information, access to the Debtors' Six Month Budget and Monthly Operating Reports is available to the public from the filings with the Bankruptcy Court, 701 Broadway, Nashville, Tennessee 37203 or, upon request, from Debtors' counsel, Hance | Scarborough | Wright, 2900 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270-2101. Secondly, Mr. Pagliara's objections regarding the HP Litigation description are largely moot. Finally, the stock of Holding is contemplated to be canceled under the Debtors' Plan. The shareholders of Holding are numerous and, as Mr. Pagliara's objection indicates, contacting each and every one might prove extremely difficult as much of the stock is held in street name. In such a situation, notice to shareholders is often limited or subjected to procedures fashioned and deemed sufficient by the Bankruptcy Court. Often, under these circumstances, notice of the existence of documents as opposed to copies of the documents themselves and the effect on the subject stock are provided to the shareholders and/or the clearing houses through which they can be contacted. Delivery of a copy of the Disclosure Statement to every shareholder of Holding would be cost prohibitive, is not necessary given that all shareholders of Holding are deemed to have


SECOND AMENDED DISCLOSURE STATEMENT                                         131
rejected the Joint Plan and the solicitation of shareholder votes is thus unnecessary, and notice to Mr. Pagliara of the existence and filing of the Joint Plan is therefore sufficient.

L.       DEBTORS' RESPONSE TO OBJECTIONS BY STATE OF TENNESSEE

         The Tennessee Department of Employment Security and the Tennessee Department of Environment and Conservation filed an objection to the Debtors' Disclosure Statement on the stated basis that the Debtors failed to provide adequate information regarding the voluntary environmental cleanup program to which the Debtors are a party via a Consent Order and Agreement. To provide additional information about the environmental situation at the Franklin, Tennessee facility and the cleanup program, the Debtors added an extended discussion at Article V(j)(3) above, incorporating in large part the suggested language of the above-referenced Tennessee Departments.

M.       PLAN PROPONENTS RESPONSE TO OBJECTIONS BY COUDERT BROTHERS

         Coudert Brothers asserted two objections to the Disclosure Statement. First, Coudert Brothers alleges that the Disclosure Statement concerns a plan that is not confirmable as a matter of law by virtue of including release and injunction provisions in favor of Glass & Associates, Inc., Shaun Donnellan and other employees of Glass & Associates, Inc. (defined above as the "Glass Group"). Second, Coudert Brothers alleges that the Disclosure Statement fails to disclose the fact that the Joint Plan provides for a permanent injunction upon confirmation as to such persons. In response to the latter objection, the amended injunctive language that now appears at P. 12.6 of the Joint Plan is now repeated in full herein in the section entitled Summary of the Joint Plan.

         With regard to Coudert Brothers' objection that the Joint Plan is not confirmable because of the releases of the Glass Group, the Plan Proponents assert that these releases are appropriate in that consideration has been given for those releases by the Lenders in the form of the global resolution of disputes reflected in the Joint Plan. The release for the Glass Group was a condition of the Lenders' agreement on the terms of the Joint Plan. Further, the release for the Glass Group contained in the Joint Plan is not intended to and shall not affect or apply to any claims Coudert Brothers may have against the Glass Group, if any.

N.       PLAN PROPONENTS RESPONSE TO OBJECTIONS BY THE U.S. TRUSTEE

         The U.S. Trustee lists numerous objections to the Disclosure Statement. The Plan Proponents responses to many of the Trustee's objections have been incorporated throughout the text of the Disclosure Statement.

         The Trustee objects because the Plan Proponents have not disclosed the proposed compensation to be paid to insiders who will continue in management after confirmation. Initially, the Plan Proponents would note that such objection is a plan confirmation issue and thus is not appropriate at this juncture. The Plan Proponents nonetheless endeavor to respond to this objection by stating that such information is not known or capable of


SECOND AMENDED DISCLOSURE STATEMENT                                         132
being known at this time. The identity of the Successful Bidder is not known. Therefore, it is not known which insiders of the Debtors, if any, will continue in management after confirmation, thus triggering the referenced disclosure obligation. The Plan Proponents will state, however, if Richmont is the Successful Bidder, it is not anticipated at this time that Pat Howard or John Rochon will initially receive any compensation as directors of the Reorganized Debtors. It is further anticipated that if Richmont is the Successful Bidder the Current Officers and Directors will continue their employment with the Reorganized Debtors at or near their current salaries subject to normal annual increases.

         The Trustee additionally objects to the failure of the Disclosure Statement to list the nature of the claims or causes of action which the Glass Group is releasing. The reason no such listing is made is because the Debtors do not believe that any such claims exist, with the possible exception of a claim for indemnity. The consideration for the Debtors' release of the Glass Group is the Lenders' participation in and consent to the terms of the Joint Plan, which would not be forthcoming absent the release for the Glass Group.

         Finally, the Trustee states that the Disclosure Statement fails to disclose the amounts of payments made to prepetition creditors within the first 30 days after commencement of the case and requests disclosure of whether any action will be taken to recover those payments. The Plan Proponents respond by noting that there is no intent under the Joint Plan to seek such recoveries to the extent such payments were made pursuant to Bankruptcy Court authority. Further, the Plan Proponents also note that to the extent such payments were made, they were made utilizing the cash collateral of the Lenders and the Lenders did not then and do not now object to such use.

                ARTICLE XVII. RECOMMENDATION OF PLAN PROPONENTS

         The Plan Proponents believe that the Joint Plan is in the best interests of the Debtors' Creditors. Accordingly, the Plan Proponents unanimously recommend that you vote for acceptance of the Joint Plan and hereby solicit your acceptance of the Joint Plan.

DATED: MARCH __, 2000.


                                     THE DEBTORS:

                                     HANCE | SCARBOROUGH | WRIGHT

                                     By:
                                             ----------------------------------
                                             Frank J. Wright
                                             C. Ashley Ellis

                                     2900 Renaissance Tower
                                     1201 Elm Street
                                     Dallas, Texas 75270-2101


SECOND AMENDED DISCLOSURE STATEMENT                                         133

                                     (214) 742-2900 - Telephone
                                     (214) 748-6815 - Facsimile


                  and


HARWELL HOWARD HYNE GABBERT
& MANNER, P.C.

BY:
         ---------------------------------------
         Craig V. Gabbert, Jr.
         Barbara D. Holmes

1800 First American Center
315 Deaderick Street
Nashville, Tennessee 37238
(615) 256-0500 - Telephone
(615) 251-1059 - Facsimile

ATTORNEYS FOR NU-KOTE HOLDING, INC.; NU-KOTE
IMPERIAL, LTD.; NU-KOTE INTERNATIONAL, INC.;
NU-KOTE IMAGING INTERNATIONAL, INC.; INTERNATIONAL
COMMUNICATION MATERIALS, INC.; FUTURE GRAPHICS,
INC.; AND NU-KOTE LATIN AMERICA, INC.


THE LENDERS:

VINSON & ELKINS L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Tel: (214) 220-7700


By:
         ---------------------------------------
         Daniel C. Stewart SBT #19206500
         William L. Wallander SBT #20780750


and


BASS, BERRY & SIMS PLC
2700 First American Center
Nashville, Tennessee  37238
Tel. (615) 742-6267


SECOND AMENDED DISCLOSURE STATEMENT                                         134

By:
      ------------------------------------------
      Paul Jennings

AUTHORIZED ATTORNEYS IN FACT FOR THE LENDERS

THE COMMITTEES

GREENEBAUM DOLL & MCDONALD PLC
3300 National City Tower
101 South Fifth Street
Louisville, Kentucky 40202
Tel: (502) 587-3656


By:
      ------------------------------------------
      John W. Ames

ATTORNEYS FOR UNSECURED CREDITORS
COMMITTEE FOR NU-KOTE INTERNATIONAL, INC.

POYNER & SPRUILL, LLP
100 N. Tryon Street, Suite 4000
Charlotte, NC 28202-4010
Tel: (704) 342-5250


By:
      ------------------------------------------
      Judy Thompson

ATTORNEYS FOR UNSECURED CREDITORS
COMMITTEE FOR INTERNATIONAL
COMMUNICATION MATERIALS, INC.


KURLBAUM STOLL SEAMAN & MUSTOE, P.C.
1100 Main Street, Suite 2001
Kansas City, MO 64105
Tel: (816) 221-5444

By:
      ------------------------------------------
      Thomas G. Stoll

and


SECOND AMENDED DISCLOSURE STATEMENT                                         135

BOWEN RILEY WARNOCK & JACOBSON, PLC
John C. Rochford
1906 West End Avenue
Nashville, TN 37219

By:
   -----------------------------
   John C. Rochford

ATTORNEYS FOR UNSECURED CREDITORS
COMMITTEE FOR FUTURE GRAPHICS, INC.


SECOND AMENDED DISCLOSURE STATEMENT


                                                                            136